Exhibit 99.1

Merrill Lynch 2003 Annual Report
Financial Table of Contents

Selected Financial Data(1)(2)

(dollars in millions, except per share amounts)

	Year Ended Last Friday in December
	2003	2002	2001	2000	1999

Results of Operations
Total Revenues	$27,781	$28,308	$38,792	$44,888	$35,368
Less Interest Expense	7,818	9,872	17,108	18,317	13,249

Net Revenues	19,963	18,436	21,684	26,571	22,119
Non-Interest Expenses	14,745	16,121	21,918	21,578	18,541

Earnings (Loss) Before Income Taxes	5,218	2,315	(234)	4,993	3,578
Income Tax Expense	1,384	605	101	1,549	1,164

Net Earnings (Loss)	$3,834	$1,710	$(335)	$3,444	$2,414

Net Earnings (Loss) Applicable to Common Stockholders(3)	$3,796	$1,672	$(374)	$3,406	$2,375

Financial Position
Total Assets	$496,316	$451,375	$437,041	$424,720	$328,053
Short-Term Borrowings(4)	$191,676	$180,213	$178,155	$187,176	$115,707
Long-Term Borrowings	$83,299	$78,524	$76,572	$70,223	$54,043
Long-Term debt issued to TOPrSSM partnerships	$3,203	$3,189	$3,181	$3,193	$3,206
Total Stockholders’ Equity	$28,950	$24,148	$20,852	$18,680	$13,244

Common Share Data(5)
(in thousands, except per share amounts)
Earnings (Loss) Per Share:
Basic	$4.21	$1.94	$(0.45)	$4.27	$3.15

Diluted	$3.88	$1.77	$(0.45)	$3.75	$2.80

Weighted-Average Shares Outstanding:
Basic	900,711	862,318	838,683	798,273	754,672
Diluted	977,789	944,299	838,683	909,124	848,891
Shares Outstanding at Year End(6)	945,911	867,291	843,474	807,955	752,501
Book Value Per Share	$30.03	$27.15	$24.03	$22.41	$16.81
Dividends Paid Per Share	$0.64	$0.64	$0.64	$0.61	$0.53

Financial Ratios
Pre-tax Profit Margin(7)	26.1%	12.6%	N/M	18.8%	16.2%
Common Dividend Payout Ratio	15.2%	33.0%	N/M	14.3%	16.8%
Return on Average Assets	0.8%	0.4%	N/M	1.0%	0.7%
Return on Average Common Stockholders’ Equity	14.7%	7.5%	N/M	21.6%	22.8%

Other Statistics
Full-Time Employees:
U.S.	38,200	40,000	43,400	51,700	49,700
Non-U.S.	9,900	10,900	13,700	19,900	18,200

Total (8)	48,100	50,900	57,100	71,600	67,900

Private Client Financial Advisors	13,500	14,000	16,400	20,200	18,600
Client Assets (dollars in billions)	$1,484	$1,311	$1,556	$1,681	$1,696

(1)	Amounts have been restated as per Note 1 to the consolidated financial statements.
(2)	Amounts have been restated as per Note 2 to the consolidated financial statements.
(3)	Net earnings less preferred stock dividends.
(4)	Consists of Payables under repurchase agreements and securities loaned transactions, Commercial paper and other short-term borrowings, and Deposits.
(5)	All share and per share data have been restated for the two-for-one common stock split paid in August 2000 (see Note 12 to the Consolidated Financial Statements).
(6)
Does not include 2,900; 3,911; 4,195; 4,654; and 8,019 shares exchangeable into common stock (see Note 12 to the Consolidated Financial Statements) at year-end 2003, 2002, 2001, 2000, and 1999, respectively.

(7)	Earnings before income taxes and dividends on Preferred securities issued by subsidiaries to Net revenues.
(8)	Excludes 200; 1,500; and 3,500 full-time employees on salary continuation severance at year-end 2003, 2002 and 2001, respectively.

Management’s Discussion and Analysis

Merrill Lynch & Co., Inc. (“ML & Co.” and, together with its subsidiaries, “Merrill Lynch”) is a holding company that, through its subsidiaries, provides broker-dealer, investment banking, financing, wealth management, advisory, asset management, insurance, lending, and related products and services on a global basis. In addition, Merrill Lynch engages in market-making activities on behalf of its clients and for its own account, as well as in private equity and other principal investment activities. The financial services industry, in which Merrill Lynch is a leading participant, is extremely competitive and highly regulated. This industry and the global financial markets are influenced by numerous unpredictable factors. These factors include economic conditions, monetary and fiscal policies, the liquidity of global markets, international and regional political events, acts of war or terrorism, changes in applicable laws and regulations, the competitive environment, and investor sentiment. In addition to these factors, Merrill Lynch and other financial services companies may be affected by regulatory and legislative initiatives that may affect the conduct of their business, including increased regulation, and by the outcome of legal and regulatory investigations and proceedings. These conditions or events can significantly affect the volatility of the financial markets as well as the volumes and revenues in businesses such as brokerage, trading, investment banking, wealth management and asset management. Revenues and net earnings may vary significantly from period to period due to the unpredictability of these factors and the resulting market volatility and trading volumes.

         The financial services industry continues to be affected by an intensifying competitive environment, as demonstrated by consolidation through mergers, competition from new and established competitors, and diminishing margins in many mature products and services. Commercial and investment bank consolidations have also increased the competition for investment banking and capital markets business, due in part to the extension of credit in conjunction with investment banking and capital raising activities.

         The financial services industry is also impacted by the regulatory and legislative environment. In 2003, additional aspects of the Sarbanes-Oxley Act of 2002 were implemented as rules relating to corporate governance (including Board member and Board Committee independence), auditor independence and disclosure became effective and/or were adopted in their final form. Various federal and state securities regulators, self-regulatory organizations (including the New York Stock Exchange and the National Association of Securities Dealers) and industry participants also continued to review and, in many cases, adopt changes to their established rules and policies in areas such as corporate governance, research analyst conflicts of interest and certifications, practices related to the initial public offering of equity securities, mutual fund trading, disclosure practices and auditor independence. Changing requirements for research may continue to affect the cost structure for such services. Regulatory actions affecting the trading practices and pricing structure of mutual funds could change the manner in which business is conducted by the asset management industry. Both inside and outside the United States, there is continued focus by regulators and legislators on supervision of both commercial and investment banks as an industry and on an individual basis, especially in the areas of capital and risk management.

Forward Looking Statements
 Certain statements contained in this report may be considered forward-looking, including those about management expectations, strategic objectives, business prospects, anticipated expense levels and financial results, the impact of off balance sheet arrangements, significant contractual obligations, the expensing of stock options, anticipated results of litigation and regulatory investigations and proceedings, and other similar matters. These forward-looking statements represent only Management’s beliefs regarding future performance, which is inherently uncertain. There are a variety of factors, many of which are beyond Merrill Lynch’s control, which affect its operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to, the factors listed in the previous paragraphs, as well as actions and initiatives taken by both current and potential competitors, general economic conditions, the effects of current, pending and future legislation, regulation and regulatory actions, and the other risks and uncertainties detailed in Merrill Lynch’s Form 10-K and in the following sections. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. Merrill Lynch does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the dates they are made. The reader should, however, consult any further disclosures Merrill Lynch may make in future filings of its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Business Environment
The global market environment improved in 2003. Despite continued geopolitical concerns and additional accounting and corporate governance scandals, the United States-led economic recovery, combined with low interest rates and a steep yield curve, created a favorable climate for fixed income products and stimulated an equity markets recovery.

         The yield on the 10-year U.S. Treasury bond, used as a benchmark for long-term interest rates, started 2003 at 3.82% and declined to a 45-year low of 3.10% in early June. During the second half of the year, as U.S. economic data came in stronger than expected, the yield on the 10-year U.S. Treasury bond moved as high as 4.60% and finished the year at 4.25%. The U.S. Federal Reserve Bank cut its target for the federal funds rate by a quarter-percentage point during the second quarter of 2003, to 1.00%.

         Even with a declining dollar, the conflict in Iraq, rising oil prices and concerns about the sustainability of the economic recovery, U.S. equity indices increased in value for the first year since 1999. Technology stocks were by far the biggest gainers in 2003. As a result, the Nasdaq Composite Index, dominated by large-capitalization technology stocks, rose 50% for the year after declining 31.5% in 2002. The Dow Jones Industrial Average and the S&P 500 finished the year with gains of 25.3% and 26.4%, respectively.

         Non-U.S. stock markets also posted their first broad-based rally in four years. The Dow Jones World Index, excluding the United States, rose 38.6% during the year. Due in part to the weakening of the U.S. dollar, which declined versus the Euro and the Pound Sterling in 2003, European stock markets contributed significantly to the global rally. This was evidenced by the 37% gain during the year, in U.S. dollars, in the value of the Dow Jones Stock Index of 600 European blue chips. The major stock markets in Asia also increased strongly. In Japan, the Nikkei 225 index rose 24% during the year, as Japan’s economy showed signs of recovery and corporate restructuring efforts continued. In Hong Kong, the Hang Seng index rose 35%. Benefiting from low interest rates and a global economic recovery, emerging markets, led by Thailand and Indonesia, outperformed those of the developed world. Latin American markets, led by Argentina and Brazil, had their strongest year since 1991.

         Global debt and equity underwriting volumes increased 25% in 2003 to a record $5.3 trillion, according to Thomson Financial Securities Data. Debt issuances, which peaked in June when the Federal Reserve last lowered short-term interest rates, rose by $1 trillion to $4.9 trillion in 2003. Issuance of equity and equity-related securities rose 22% in 2003. Disclosed underwriting fees declined 2.1% from 2002 to $14.5 billion, as lower-fee debt issuances increased their share of capital market origination activity, and underwriting fees associated with Initial Public Offerings (“IPOs”), the most lucrative stock issues, declined 39%. According to Thomson Financial Securities Data, the value of global IPOs fell 14% in 2003 driven by a 39% decline in the United States, where just 84 offerings were completed.

         Merger and acquisition activity increased in 2003, from 2002 levels, and in particular gained momentum in the second half of the year. The worldwide value of announced transactions rose 10% to $1.33 trillion from $1.21 trillion in 2002, according to Thomson Financial Securities Data. In the United States, the value of announced deals increased 19% from 2002, to $524 billion, but remained well below the $757 billion announced in 2001.

         Merrill Lynch continually evaluates the profitability and growth prospects of each of its businesses under varying market conditions and, in light of changes in its competitive environment, against its long-term strategic objectives. Broadening and deepening client relationships, diversifying revenue sources, growing fee-based and recurring revenues, closely managing costs, and carefully monitoring business and trading risks are all essential elements of mitigating the effects of a volatile and changing market environment on Merrill Lynch’s earnings stability and growth prospects.

Change in Accounting Policies
In the first quarter of 2004 Merrill Lynch adopted the fair value method of accounting for stock options under Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, using the retroactive restatement method permitted under SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. This change has resulted in an increase in compensation and benefits expense for all periods as well as an increase in deferred tax assets, which are included in interest and other receivables, and an increase in total common stockholders’ equity. In 2003, Merrill Lynch changed its vesting policy for employee stock option awards from six months to four years. As a result, the pre-tax option expense recognized in 2003 of $240 million is significantly less than the $1,251 million and the $1,416 million recognized in 2002 and 2001, respectively. See Note 15 to the Consolidated Financial Statements for additional information on stock-based compensation.

         In addition, Merrill Lynch has adopted FASB Interpretation No. (“FIN”) 46R, for the Variable Interest Entities (“VIEs”) that issue Trust Originated Preferred SecuritiesSM (“TOPrSSM”). As a result of FIN 46R these entities have been deconsolidated and the dividends related to the TOPrSSM have been reclassified from dividends on preferred securities issued by subsidiaries to net revenues (primarily interest expense) and the debt and investments related to the entities have been included in the Consolidated Balance Sheet as Long-term debt issued to TOPrSSM partnerships and Investment securities, respectively. Merrill Lynch has reflected the deconsolidation of TOPrSSM by retroactively restating prior period financial statements in order to provide comparability from period to period.

Executive Summary
The market environment for financial services companies, including Merrill Lynch, has been challenging following the strong bull market that peaked in 2000. The marked decline in the equity markets in 2001 and 2002, as well as increased regulatory scrutiny of public companies, and the securities industry in particular, resulted in reduced activity in the capital markets and lower demand for certain products and services. These factors have resulted in lower net revenues for the industry and Merrill Lynch compared with 1999 and 2000. At the same time, increased financial reporting and governance requirements have required additional resources at additional expense. To address these issues, in 2001 Merrill Lynch developed an ongoing business review process. The goal of the business review process is to continually look at businesses with a focus on current and future profitability by identifying opportunities for diversification and growth, promoting operating efficiency and actively managing capacity in each business in light of market opportunities.

         As a result of these business reviews and the actions that resulted from them, Merrill Lynch’s cost structure has been streamlined and, despite a 25% decline in net revenues since 2000, net earnings and the pre-tax margin were at record levels in 2003. Merrill Lynch’s performance was defined by several elements:

• continued focus on diversification of revenues across and within asset classes, and across geographies;
• continued focus on operating discipline through rigorous expense management and efficiency initiatives;
• strong balance sheet and liquidity; and
• improvement in client alignment and coverage, with emphasis on providing superior execution and service.

         In Global Markets and Investment Banking (“GMI”), there has been a continued emphasis on diversifying revenue sources and a shift in focus in investment banking towards higher margin activities balanced with aggregate market share goals. GMI’s 2003 net revenues and pre-tax earnings were up 20% and 157%, respectively. These results reflect increased client activity and proprietary trading of interest rate and credit products, increased asset-based lending and principal investment activities, the change in vesting period for employee stock option awards from six months to four years, and continued expense management. In 2004, if market conditions remain favorable, GMI may increase its risk profile in certain lending areas, proprietary trading activities and principal investments. Due to these activities, net revenues may vary significantly from period to period.

         In Global Private Client (“GPC”), the client segmentation strategy and increasing the diversification of revenue sources is ongoing. Additionally, the non-U.S. business has been reengineered and is now contributing improved results. GPC’s pre-tax earnings rose 42% in 2003, on net revenues that were up only 1%. Increases in mortgage origination and disposition helped offset the impact of a slower retail brokerage environment. Future revenue from mortgage activities is in part dependent upon the interest rate environment. Continued expense management and the change in the vesting period for employee stock option awards are the principal contributors to the increase in net earnings.

         In Merrill Lynch Investment Managers (“MLIM”), the focus is on investment performance, enhancing distribution and efficiency. Approximately 70% of MLIM’s global assets under management were above benchmark or median for the 1-, 3-, and 5-year periods ended December 2003. MLIM’s net revenues declined 10% in 2003 and pre-tax earnings increased 22%. The increase in net earnings is due to the change in the vesting period for employee stock option awards, the impact of which more than offset the decline in net revenues.

         Over the past five years, Merrill Lynch has increased the size of its balance sheet, while strengthening liquidity and growing equity capital. The primary drivers of the increase in the balance sheet are the growth of investment activities and secured lending. This growth was partially funded through deposits in Merrill Lynch’s U.S. banks and issuance of long-term debt by ML & Co. Total equity capital more than doubled from the end of 1999, as net earnings were reinvested in the businesses and used to strengthen the equity capital base. Management monitors the size, composition and growth of the balance sheet, diversifies funding sources, and assesses equity capital requirements based on business needs, growth opportunities and overall shareholder value.

Results of Operations
(dollars in millions, except per share amounts)
	2003	2002	2001

Net revenues
Asset management and portfolio service fees	$4,696	$4,914	$5,351
Commissions	4,396	4,657	5,266
Principal transactions	3,236	2,331	3,930
Investment banking	2,628	2,413	3,539
Other	1,143	783	560
Subtotal	16,099	15,098	18,646
Interest and dividend revenues	11,682	13,210	20,146
Less interest expense	7,818	9,872	17,108
Net interest profit	3,864	3,338	3,038
Total net revenues	19,963	18,436	21,684
Non-interest expenses:
Compensation and benefits	9,810	10,677	12,685
Communications and technology	1,457	1,741	2,232
Occupancy and related depreciation	889	909	1,077
Brokerage, clearing, and exchange fees	722	727	895
Advertising and market development	429	540	703
Professional fees	581	552	545
Office supplies and postage	197	258	349
Goodwill amortization	–	–	207
Other	787	630	901
Net (recoveries)/expenses related to Sept.11	(147)	(212)	131
Net restructuring and other charges	20	8	2,193
Research and other settlement-related expenses	–	291	–
Total non-interest expenses	14,745	16,121	21,918
Earnings (loss) before income taxes
	$5,218	$2,315	$(234)
Net earnings (loss)	$3,834	$1,710	$(335)
Earnings (loss) per common share:
Basic	$4.21	$1.94	$(0.45)
Diluted	3.88	1.77	(0.45)

Annualized return on average common stockholders’ equity	14.7%	7.5%	N/M
Pre-tax profit margin	26.1	12.6	N/M

N/M – Not meaningful

Consolidated Results of Operations
Merrill Lynch’s net earnings were $3.8 billion in 2003, up 124% from $1.7 billion in 2002. Earnings per diluted share were $3.88, compared with $1.77 in 2002. Full-year 2003 results included $91 million of after-tax September 11-related net insurance recoveries ($147 million pre-tax) and after-tax net benefits from restructuring and other charges of $3 million ($20 million of pre-tax expense). Net earnings in 2002 included $126 million of September 11-related net insurance recoveries ($212 million pre-tax), research and other settlement-related expenses of $207 million ($291 million pre-tax), and $42 million of after-tax net benefits from restructuring and other charges ($8 million of pre-tax expense). Net loss in 2001 was $(335) million, or $(0.45) per diluted share, and included $83 million of after-tax September 11-related expenses ($131 million pre-tax) and after-tax restructuring and other charges of $1.7 billion ($2.2 billion pre-tax).

         In 2003, the return on average common stockholders equity was 14.7% and the pre-tax profit margin was 26.1%. The 2002 return on average common stockholders equity was 7.5% and the pre-tax profit margin was 12.6%.

         The following chart illustrates the composition of net revenues by category in 2003:

         Net revenues in 2003 were $20.0 billion, 8% higher than in 2002. Asset management and portfolio service fees in 2003 were $4.7 billion, down 4% due primarily to lower portfolio servicing fees arising from lower average equity market values in 2003. The majority of these fees are calculated on beginning-of-period asset values and lag market movements by three to six months. Commission revenues in 2003 were $4.4 billion, down 6% due primarily to a global decline in client transaction volumes, particularly in listed equities and mutual funds. Principal transactions revenues in 2003 increased 39%, to $3.2 billion, due to increased debt and debt derivatives trading revenues resulting from a favorable interest rate and credit environment for most of the year. Net interest profit in 2003 was $3.9 billion, up 16% due primarily to a more favorable yield curve environment. Investment banking revenues were $2.6 billion in 2003, an increase of 9% from 2002 due to higher debt underwriting revenues, partially offset by lower equity underwriting and strategic advisory revenues. Underwriting revenues were $2.1 billion in 2003, a 21% increase from 2002; strategic advisory revenues were $551 million in 2003, 22% lower than the prior year as the volume of global completed mergers and acquisitions declined. Other revenues in 2003 increased 46%, to $1.1 billion, due primarily to increased revenue from equity method investments and increased realized gains on sales of mortgages. These increases were partially offset by write-downs of certain available-for-sale securities that were considered impaired on an other-than-temporary basis.

         Net revenues in 2002 were $18.4 billion, 15% lower than in 2001. Asset management and portfolio service fees in 2002 were $4.9 billion, down 8% due principally to the market-driven decline in equity assets under management. Commission revenues in 2002 were $4.7 billion, down 12% due primarily to a global decline in client transaction volumes, particularly in listed equities and mutual funds. Principal transactions revenues in 2002 decreased 41%, to $2.3 billion, due to lower revenues from equities and equity derivatives trading, reduced client transaction flows, and the conversion of Nasdaq market-making to a commission-based structure, partially offset by higher debt-trading revenues. Net interest profit in 2002 was $3.3 billion, up 10% due primarily to a steeper yield curve environment and wider credit spreads. Investment banking revenues were $2.4 billion in 2002, 32% lower than 2001 due to declines in debt and equity underwriting and strategic services revenues. Underwriting revenues in 2002 decreased 30% to $1.7 billion and strategic advisory revenues in 2002 declined 36% to $703 million, as the volume of global completed mergers and acquisitions declined. Other revenues in 2002 increased 40%, to $783 million, due in part to increased realized gains related to sales of mortgages, as well as investment losses incurred in 2001.

         Compensation and benefits expenses of $9.8 billion in 2003 decreased 8% from 2002 as the impact of the change in the vesting period for employee stock option awards and the impact of reductions resulting from lower staffing levels more than offset higher incentive compensation expenses, a function of increased net revenues. The compensation ratio depends on the absolute level of net revenues, the business mix underlying those revenues and industry compensation trends. Compensation and benefits expenses were 49.1% of net revenues in 2003, compared to 57.9% in 2002. Non-compensation expenses were $4.9 billion in 2003, compared to $5.4 billion in 2002. Excluding the impact of net recoveries/expenses related to September 11, research and other settlement-related expenses, and net restructuring and other charges, non-compensation expenses were $5.1 billion in 2003, a reduction of $295 million, or 6% from the 2002 level. In 2004, Merrill Lynch expects recurring full year non-compensation expenses to approximate 2003 levels.

         Communications and technology costs were $1.5 billion in 2003, down 16% from 2002 due to reduced technology equipment depreciation, telephone expenses, maintenance costs, and system consulting costs. Advertising and market development expenses were $429 million, down 21% from 2002 due primarily to reduced spending on advertising and sales promotion. Professional fees were $581 million in 2003, up 5% from 2002, due primarily to higher legal fees related to increased regulatory investigations and litigation. Office supplies and postage decreased 24% from 2002, to $197 million, due to efficiency initiatives and lower staffing levels. Other expenses were $787 million in 2003, up 25% from 2002 due to higher litigation provisions and increased expenses from the consolidation of certain private equity investments.

         Net (recoveries) expenses related to September 11 were ($147) million in 2003, ($212) million in 2002, and $131 million in 2001. Merrill Lynch concluded its insurance recovery efforts in 2003, after collecting a total of $725 million since 2001. Net restructuring and other charges were $20 million in 2003, $8 million in 2002, and $2.2 billion in 2001. Also included in 2002 non-interest expenses were $291 million of research and other settlement-related expenses. See Note 3 to the Consolidated Financial Statements for additional information regarding these items.

         Compensation and benefits expenses were $10.7 billion in 2002, a decrease of 16% from 2001, due primarily to lower incentive compensation expenses, lower Financial Advisor compensation and reduced staffing levels. Compensation and benefits expenses were 57.9% of net revenues in 2002, compared to 58.5% in 2001. Non-compensation expenses were $5.4 billion in 2002, compared to $9.2 billion in 2001. Excluding the impact of net recoveries/expenses related to September 11, research and other settlement-related expenses, and net restructuring and other charges, non-compensation expenses were $5.4 billion in 2002, a reduction of $1.6 billion, or 22% from the 2001 level.

         Communications and technology costs were $1.7 billion in 2002, down 22% from 2001 due to lower technology equipment depreciation, communications costs, and systems consulting costs. Occupancy and related depreciation was $909 million, a decline of 16% from 2001 due primarily to lower rent expense resulting from the fourth quarter 2001 restructuring initiatives. Brokerage, clearing, and exchange fees were $727 million, down 19% from 2001. Advertising and market development expenses were $540 million, down 23% from 2001 due primarily to reduced spending on travel and advertising. Professional fees remained essentially unchanged at $552 million. Office supplies and postage decreased 26% from 2001, to $258 million, due to lower levels of business activity and to efficiency initiatives. Other expenses were $630 million in 2002, down 30% due to lower provisions for losses, including reduced provisions for litigation.

Income Taxes

Merrill Lynch’s 2003 income tax provision was $1.4 billion, representing a 26.5% effective tax rate compared with 26.1% in 2002. In 2001, Merrill Lynch recorded a net pretax loss of $(234) million, but due to the write-off of deferred tax assets (as explained below), recorded income tax expense of $101 million. The 2003 effective tax rate increased from the prior year and reflected a net benefit related to changes in estimates for prior years and settlements with various tax authorities of $220 million. Net earnings in 2002 reflected the tax benefits associated with the wind-down of the Merrill Lynch HSBC joint venture, as well as the lower tax rate associated with certain European, Asian and other non-U.S. operations and a net benefit of $77 million related to prior years and settlements with various tax authorities. The 2001 tax provision included non-deductible losses associated with the refocusing of the Japan Private Client business, that were included in the fourth-quarter 2001 charge, including a write-off of previously recognized deferred tax assets of approximately $135 million. Deferred tax assets and liabilities are recorded for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the Consolidated Financial Statements. Merrill Lynch assesses its ability to realize deferred tax assets within each jurisdiction, primarily based on a strong earnings history and other factors as discussed in Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. During the last 10 years, average annual pre-tax earnings were $2.7 billion. Accordingly, management believes that it is more likely than not that remaining deferred tax assets, net of the related valuation allowance, will be realized. See Note 16 to the Consolidated Financial Statements for further information.

Business Segments

The following discussion provides details of the operating performance for each Merrill Lynch business segment, as well as details of products and services offered. The discussion also includes details of net revenues by segment. Certain prior year amounts have been restated to conform with the current year presentation.

         Merrill Lynch reports its results in three business segments: GMI, GPC, and MLIM. GMI provides capital markets and investment banking products and services to corporate, institutional, and government clients around the world. GPC provides wealth management products and services globally to individuals, small- to mid-size businesses, and employee benefit plans. MLIM manages financial assets for individual, institutional and corporate clients.

         Certain MLIM and GMI products are distributed through GPC, and, to a lesser extent, certain MLIM products are distributed through GMI. Revenues and expenses associated with these inter-segment activities are recognized in each segment and eliminated at the corporate level. In addition, revenue and expense sharing agreements for joint activities between segments are in place, and the results of each segment reflect the agreed-upon apportionment of revenues and expenses associated with these activities. The following segment results represent the information that is relied upon by management in its decision-making processes. These results exclude items reported in the Corporate segment. Business segment results are restated to reflect reallocations of revenues and expenses that result from changes in Merrill Lynch’s business strategy and organizational structure. Results for GMI and GPC include September 11-related business interruption insurance recoveries for forgone pre-tax profits of $155 million and $30 million, respectively for 2003 and $90 million and $25 million, respectively, for 2002. September 11-related expenses were recorded in GPC and the Corporate segment. Restructuring and other charges were recorded in each of the business segments. Research and other settlement-

related expenses were recorded in the Corporate segment. See Note 3 to the Consolidated Financial Statements for further information.

Global Markets and Investment Banking
GMI provides equity and debt trading, capital markets services, investment banking and strategic merger and acquisition advisory services to issuer and investor clients around the world. GMI raises capital for its clients through securities underwritings, private placements, and loan syndications. GMI also makes a market in securities, derivatives, currencies, and other financial instruments to satisfy client demand for these instruments, and for proprietary trading activities. Merrill Lynch has one of the largest equity trading and underwriting operations in the world and is a leader in the origination and distribution of equity products. GMI is also a leader in the global origination and distribution of fixed income products. GMI’s client-focused strategy provides investors with opportunities to diversify their portfolios, manage risk, and enhance returns. GMI also provides clients with financing, securities clearing, settlement, and custody services.

         The 2003 market environment was characterized by uncertainty about the pace of global economic recovery and geopolitical concerns driven by the conflict in Iraq. Global equity indices declined in the 2003 first quarter and staged a dramatic reversal in the latter three quarters of the year. Announced merger and acquisition volumes improved after two consecutive years of declines. The fixed income market was robust as interest rates declined further, the yield curve remained steep, and credit spreads narrowed throughout most of the year. GMI capitalized on this trend by positioning itself to take advantage of low interest rates and the tightening credit spread environment experienced during most of the year.

         GMI implemented a new operating structure for its businesses in 2003, improving the alignment of its capabilities to meet the increasingly integrated needs of its issuer and investor clients. The Global Markets division combines the debt and equity sales and trading activities for investor clients, while the Investment Banking division provides integrated investment banking and origination services for issuer clients.

         In 2003, GMI continued to maintain its expense discipline, invest in profitable growth opportunities and improve client alignment and product capabilities, while becoming more focused on providing superior execution and service. GMI’s strategic growth opportunities include equity derivatives, portfolio trading, prime brokerage, secured financing, municipal bond trading, and foreign exchange, which are anticipated to be continued focus areas in 2004.

         As part of its efforts to further develop business in Japan and deepen client relationships in the region, in March of 2003 GMI entered into a joint venture with UFJ Holdings. UFJ Holdings is Japan’s fourth-largest financial group. The joint venture focuses on managing problem loans to small and medium-size companies in Japan. Merrill Lynch accounts for this investment using the equity method of accounting and judgment is required in determining the valuation of loans held by the joint venture.

         During 2002, Merrill Lynch formed the Merrill Lynch Global Bank Group, which provides the management platform for Merrill Lynch’s retail and capital markets banking products and services worldwide. GMI personnel in the Merrill Lynch U.S. banks are responsible for managing the investment portfolio, the residential mortgage loan portfolio and the interest rate risk of the Merrill Lynch U.S. banks, and GMI earns a spread on these activities which is recorded in principal transactions and net interest profit.

GMI’s Results of Operations
(dollars in millions)
	2003	2002	2001

Commissions	$1,914	$2,063	$2,133
Principal transactions and net interest profit	5,264	3,718	4,514
Investment banking	2,169	2,154	3,136
Other revenues	729	493	485

Total net revenues	10,076	8,428	10,268
Non-interest expenses before recoveries related to September 11 and net restructuring and other charges	6,438	6,999	8,396
Recoveries related to September 11	(155)	(90)	—
Net restructuring and other charges	18	51	833

Pre-tax earnings	$3,775	$1,468	$1,039

Pre-tax profit margin	37.5%	17.4%	10.1%
Total full-time employees	10,300	10,900	11,900

         In 2003, GMI’s pre-tax earnings were $3.8 billion, 157% higher than in 2002 and the pre-tax profit margin was a record 37.5%. During 2003 and 2002, respectively, GMI recognized $155 million and $90 million in September 11-related business interruption insurance recoveries for forgone pre-tax profits. These insurance reimbursements were recorded as reductions of non-interest expenses. GMI also recognized net restructuring and other charges of $18 million in 2003, due primarily to a change in estimate associated with the 2001 facilities-related restructuring charges and expenses in 2003 related to additional real estate rationalization. Net restructuring and other charges in 2002 and 2001 were $51 million and $833 million, respectively. Refer to Note 3 to the Consolidated Financial Statements for further information. Excluding the September 11-related recoveries and net restructuring and other charges, GMI’s 2003 pre-tax earnings increased 155% from 2002, to $3.6 billion. GMI’s net revenues increased 20% in 2003, to $10.1 billion. This strong growth in net revenues and pre-tax earnings was due principally to improved debt trading results, driven by strong growth in credit products, principal investments, secured financing and foreign exchange, as well as a solid increase in interest rate trading. The improvement in pre-tax earnings also reflected lower stock option expenses in 2003 resulting from the change in vesting period for options. Increased profitability in investment banking was also a factor in the pre-tax earnings improvement. Geographically, Europe and Japan contributed strongly to the net revenues and pre-tax earnings increases. Included in GMI’s results are net revenues related to equity investments, including dividend income and realized and unrealized gains and losses.

         Excluding the recoveries related to September 11 and net restructuring and other charges, GMI’s 2002 net revenues and pre-tax earnings decreased 18% and 24%, respectively, from 2001, driven primarily by reduced equity trading and investment banking revenues, partially offset by a strong increase in debt markets revenues.

         A detailed discussion of GMI’s revenues follows:

Commissions
Commissions revenues primarily arise from agency transactions in listed and over-the-counter (“OTC”) equity securities, money market instruments, and options.

         In 2003, commissions revenues declined 7% from 2002, to $1.9 billion, due primarily to lower transaction volumes and commission rate pressures. In 2002, commissions revenues declined 3% from 2001, to $2.1 billion, as a result of lower transaction volumes. These decreases were somewhat mitigated by commissions generated by large-size Nasdaq orders.

Principal transactions and net interest profit

(dollars in millions)
	2003	2002	2001

Debt and debt derivatives	$4,420	$3,041	$2,683
Equities and equity derivatives	844	677	1,831
Total	$5,264	$3,718	$4,514

         Principal transactions revenues include realized gains and losses from the purchase and sale of securities in which Merrill Lynch acts as principal, and unrealized gains and losses on trading assets and liabilities. In addition, principal transactions revenues include unrealized gains related to equity investments held by Merrill Lynch’s broker-dealers, which amounted to $71 million, $117 million and $213 million in 2003, 2002, and 2001, respectively. As a result of the transfer of certain of these equity investments to non-broker dealer entities during 2003, principal transactions revenues will no longer include unrealized gains or losses related to such equity investments.

         Net interest profit is a function of the level and mix of total assets and liabilities, including trading assets owned, financing and lending transactions, trading strategies associated with GMI’s institutional securities business, and the prevailing level, term structure, and volatility of interest rates. Net interest profit is an integral component of trading revenues.

         In assessing the profitability of its client facilitation and trading activities, Merrill Lynch views principal transactions and net interest profit in the aggregate as net trading revenues. Changes in the composition of trading inventories and hedge positions can cause the mix of principal transactions and net interest profit to fluctuate. Net trading revenues were $5.3 billion in 2003, up 42% from 2002. Debt and debt derivatives net trading revenues were $4.4 billion, up 45% from 2002, reflecting increased trading of credit, interest rate and other products due to a favorable yield curve environment, increased revenues from principal investing and secured financing activities and proprietary positioning. Equity and equity derivatives net trading revenues increased 25% from 2002 to $844 million, driven by the improved equity markets conditions as well as increased demand for derivatives.

         In 2002, net trading revenues declined 18% from 2001, to $3.7 billion. Debt and debt derivatives net trading revenues were $3.0 billion in 2002, up 13% from 2001, reflecting increased trading of interest rate and other products due to a more favorable yield curve environment and proprietary positioning. Equities and equity derivatives net trading revenues decreased 63% from 2001, to $677 million, primarily due to reduced customer flows, lower volatility during much of the year and the conversion of Nasdaq trading to a commission-based structure.

Investment banking

(dollars in millions)
	2003	2002	2001

Debt underwriting	$853	$632	$693
Equity underwriting	762	820	1,343
Total underwriting	1,615	1,452	2,036
Strategic advisory services	554	702	1,100
Total	$2,169	$2,154	$3,136

Underwriting
Underwriting revenues represent fees earned from the underwriting of debt and equity and equity-linked securities as well as loan syndication and commitment fees.

         Total underwriting revenues were $1.6 billion in 2003, up 11% from 2002. Debt underwriting revenues increased 35% from 2002 due to a favorable interest rate environment and a narrowing of credit spreads through much of the year. This increase was partially offset by a 7% year-on-year decline in equity and equity-linked underwriting revenues. In 2002, total underwriting revenues were $1.5 billion, down 29% from 2001 as equity and equity-linked underwriting revenues declined 39% and debt underwriting revenues declined 9%. These decreases resulted from a reduced volume of transactions as well as lower market share. Merrill Lynch’s debt underwriting focus has shifted towards longer-duration, higher margin business; however, debt underwriting remains highly competitive and not all transactions are profitable.

         Merrill Lynch’s underwriting market shares based on transaction value are as follows:

	2003		2002		2001
	Market		Market		Market
	Share	Rank	Share	Rank	Share	Rank

Global proceeds
Equity and equity-linked	8.0%	5	10.6%	3	14.1%	2
Debt	7.1	3	7.8	2	9.7	2
Debt and equity	7.1	3	8.0	2	10.1	2
U.S. proceeds
Equity and equity-linked	9.9%	5	15.2%	3	17.1%	2
Debt	8.9	3	9.8	2	11.9	2
Debt and equity	9.0	3	10.1	2	12.4	2

Source: Thomson Financial Securities Data statistics based on full credit to book managers.

Strategic Advisory Services
Strategic advisory services revenues, which include merger and acquisition and other advisory fees, decreased 21% in 2003, to $554 million, as completed mergers and acquisition volume continued to decline globally and Merrill Lynch’s market share of completed transactions globally declined.

         Merrill Lynch’s merger and acquisition market share information based on transaction values is as follows:

	2003		2002		2001
	Market		Market		Market
	Share	Rank	Share	Rank	Share	Rank

Announced transactions
Global	16.0%	4	13.9%	6	25.3%	3
U.S.	16.9	7	13.2	8	31.7	3
Completed transactions
Global	17.1%	3	24.1%	3	27.6%	3
U.S.	18.1	5	32.7	4	33.4	3

Source: Thomson Financial Securities Data statistics based on full credit to both target and acquiring companies’ advisors.

Other Revenues
Other revenues, which include realized investment gains and losses, write-downs of certain available-for-sale securities, equity income from unconsolidated subsidiaries and distributions on equity investments, increased

48% to $729 million in 2003. Other revenues in 2003 included increased revenues from equity method and other investments, including the consolidation of certain private equity investments, partially offset by a write-down of $114 million related to certain available-for-sale securities that were considered to be impaired on an other-than-temporary basis. In 2003, revenues from equity method investments included $216 million from an investment in a Japanese entity that invests in problem loans. Other revenues in 2002 were $493 million, essentially unchanged from 2001. Other revenues in 2003 and 2002 reflected realized gains on the investment portfolios of Merrill Lynch’s U.S. banks, and in 2002 included a $45 million pre-tax gain on the sale of the Securities Pricing Services business.

Global Private Client
GPC provides a full range of advice-based wealth management products and services to assist clients in managing all aspects of their financial profile through the Total MerrillSM platform. GPC’s offerings include commission and fee-based investment accounts, credit products, banking services, cash management and credit cards, trust and generational planning, consumer and small business lending, retirement services and insurance products. GPC serves individual investors, and small and middle market corporations and institutions through approximately 13,500 Financial Advisors (“FAs”) in approximately 640 offices around the world as of year-end 2003.

         To align asset account structure with each client’s specific investment requirements and goals, GPC offers a choice of traditional commission-based investment accounts, a variety of asset-priced investment services, and self-directed online accounts. Assets in GPC accounts totaled $1.3 trillion at December 26, 2003, a 14% increase from $1.1 trillion at December 27, 2002 due primarily to market appreciation.

         The integration of the U.S. and non-U.S. private client businesses as well as a continued emphasis on segmentation, revenue diversification and operating leverage enabled GPC globally to achieve a record pre-tax margin in 2003, even as market conditions and investor sentiment were mixed. Outside the United States, GPC restored profitability and posted pre-tax margins comparable to its U.S. business by the end of 2003.

         GPC also continued to make progress in diversifying revenues by increasing fee-based and recurring revenue sources. GPC originated $23 billion of mortgages in 2003 and significantly increased revenues from small business services, including lending.

         The Wealth Management Technology Platform, which will be deployed in 2004, will provide a new standard of desktop technology to more than 23,000 users, including Financial Advisors, Client Associates, the Financial Advisory Center and call centers by providing a fully integrated desktop that incorporates market data and financial planning tools. This deployment will result in higher depreciation expense in future periods.

GPC’s Results of Operations

(dollars in millions)
	2003	2002	2001

Asset management and portfolio service fees	$3,379	$3,534	$3,667
Commissions	2,386	2,485	2,993
Principal transactions and new issue revenues	1,294	1,153	1,621
Net interest profit	1,358	1,333	1,518
Other revenues	446	275	98

Total net revenues	8,863	8,780	9,897
Non-interest expenses before recoveries related to September 11 and net restructuring and other charges	7,363	7,805	9,300
Net recoveries related to September 11	(15)	(25)	—
Net restructuring and other charges	(2)	(66)	1,077

Pre-tax earnings (loss)	$1,517	$1,066	$(480)

Pre-tax profit margin	17.1%	12.1%	N/M
Total full-time employees	30,200	31,900	36,400
Total Financial Advisors	13,500	14,000	16,400

N/M-not meaningful.

         GPC’s 2003 pre-tax earnings were $1.5 billion, up 42% compared to 2002, on net revenues that increased 1% to $8.9 billion. During 2003, GPC recognized $30 million in September 11-related business interruption insurance recoveries for forgone pre-tax profits, which was partially offset by $15 million of related expenses. During 2002, GPC recognized $25 million of September 11-related business interruption recoveries. These insurance reimbursements were recorded as reductions of non-interest expenses. Net restructuring and other charges (credits) in 2002 and 2001 were $(66) million and $1.1 billion, respectively. Refer to Note 3 to the Consolidated Financial Statements for further information. Excluding the net September 11-related recoveries and net restructuring and other charges, GPC’s pre-tax earnings increased 54% from 2002 to $1.5 billion. On the same basis, the pre-tax operating margin was 16.9%, up almost six percentage points from 11.1% in 2002, reflecting substantially improved performance both inside and outside the United States, lower stock option expenses resulting from the change in vesting period for options, and a 9% decline in non-compensation expenses, reflecting continued operating discipline.

         Excluding September 11-related recoveries and restructuring and other charges in 2002, GPC’s pre-tax earnings increased 63% from 2001 to $1.0 billion as a 16% decline in non-interest expenses more than offset an 11% reduction in net revenues. On the same basis, the pre-tax profit margin increased to 11.1% in 2002, up five percentage points from 6.0% in 2001. The growing percentage of fee-based and recurring revenues helped stabilize overall revenues in 2002 as transaction volumes fell. During 2002, GPC’s costs related to the 2001 restructuring were adjusted to reflect a change in estimate related to facilities, severance and other costs resulting in a net pre-tax credit of $83 million, primarily related to Japan. This credit was partially offset by a $17 million real estate-related other charge in 2002.

Asset management and portfolio service fees
Asset management and portfolio service fees include asset management fees from taxable and tax-exempt money market funds as well as portfolio fees from fee-based accounts such as Unlimited AdvantageSM and Merrill Lynch Consults.® Also included are servicing fees related to these accounts, as well as certain other account-related fees.

         In 2003, asset management and portfolio service fees totaled $3.4 billion, 4% lower than in 2002, due primarily to lower portfolio servicing fees resulting from market-driven declines in asset levels. The majority of these fees are calculated on beginning of period asset values and generally lag market movements by three to six months. In 2002, asset management and portfolio service fees totaled $3.5 billion, down from $3.7 billion in 2001, due primarily to market-driven declines in asset levels.

         The value of assets in GPC accounts at year-end 2003, 2002, and 2001 is as follows:

(dollars in millions)
	2003	2002	2001

Assets in GPC accounts
U.S.	$1,165	$1,021	$1,185
Non-U.S.	97	89	101

Total	$1,262	$1,110	$1,286

Assets in asset-priced accounts	$226	$182	$199
As a percentage of total assets in GPC accounts	18%	16%	15%

         The changes in assets in GPC accounts from year-end 2002 to year-end 2003 are detailed below:

(dollars in millions)
		Net Changes Due To
	Year-end	New	Asset		Year-end
	2002	Money	Appreciation	Other(1)	2003

Assets in GPC accounts
U.S.	$1,021	$3	$141	$—	$1,165
Non-U.S.	89	2	8	(2)	97

Total	$1,110	$5	$149	$(2)	$1,262

(1) Represents accounts sold as part of the sale of GPC’s call center in Japan.

Commissions
Commissions revenues primarily arise from agency transactions in listed and OTC equity securities, debt securities, and sales of mutual funds, insurance products, and options.

         Commissions revenues decreased 4% to $2.4 billion in 2003 as a result of a global decline in client transaction volumes, particularly in equity securities and mutual funds. Commissions revenues declined 17% in 2002 to $2.5 billion, due to lower global transaction volumes. Commissions revenues have also been negatively affected by the ongoing transition of GPC assets to asset-priced accounts.

Principal transactions and new issue revenues
GPC’s principal transactions and new issue revenues primarily represent bid-offer revenues in OTC equity securities, government bonds and municipal securities as well as selling concessions on underwriting of debt and equity products.

         Principal transactions and new issue revenues totaled $1.3 billion, up 12% from 2002 as trading and new issue volume increased in a more favorable market environment. In 2002, principal transactions and new issue revenues declined 29% from 2001, to $1.2 billion in a less favorable trading and new issue environment.

Net interest profit
Net interest profit for GPC includes the interest spread earned in Merrill Lynch’s banks for deposits as well as interest earned on margin and other loans including mortgages and small business loans.

         In 2003, net interest profit was $1.4 billion, up slightly from $1.3 billion in 2002. In 2002, net interest profit declined 12% from 2001, due primarily to lower margin balances and a reduction in the related interest rates.

Other revenues
Other revenues totaled $446 million in 2003, up 62% from 2002. Other revenues in 2003 included increased realized gains related to the sales of residential mortgages, reflecting a favorable mortgage origination environment. Due primarily to lower refinancing activity, mortgage origination volumes declined in the 2003 fourth quarter and future revenue from the sale of mortgages is dependent upon origination volumes and the interest rate environment. In 2002, other revenues increased $177 million from 2001, to $275 million and also included increased realized gains related to the sales of residential mortgages. Other revenues in 2002 also included a pre-tax gain of $39 million related to the release of provisions subsequent to the conclusion of the sale of the Canadian GPC business, which was partially offset by losses related to the MLHSBC joint venture of $34 million.

Merrill Lynch Investment Managers
MLIM is among the world’s largest asset managers with $500 billion of assets under management at the end of 2003. MLIM offers a wide array of taxable and tax-exempt fixed-income, equity and balanced mutual funds and segregated accounts to a diverse global clientele. MLIM also offers a wide assortment of index-based equity and alternative investment products. MLIM’s clients include institutions, high-net-worth individuals, and retail investors. MLIM-branded mutual fund products are available through third-party distribution networks and the GPC distribution channel. MLIM also distributes certain of its products through GMI. MLIM maintains a significant sales and marketing presence in both the United States and outside the United States that is focused on acquiring and maintaining institutional investment management relationships, marketing its services to institutional investors both directly and through pension consultants.

         The equity market downturn in recent years has had a significant effect in the marketplace for investment management products. There has been a broad shift away from higher fee-yielding equity products and toward lower fee-yielding short-duration fixed-income products for both retail and institutional clients. Furthermore, the operating environment both inside and outside the United States has been further constrained by media attention on a number of corporate accounting, disclosure, governance, litigation and other mutual fund industry issues.

         In early 2003, the equity markets were declining, which had a negative impact on revenue for MLIM. To mitigate this impact, MLIM continued its disciplined control over expenses. The overall result was a less than one percentage point decline in MLIM’s pre-tax profit margin in 2003 on net revenues that declined 10%. Sales were solid in retail channels and mixed in institutional channels. MLIM had positive net sales of retail mutual funds through GPC for the first time in five years. MLIM has also been successful in distributing its retail mutual funds through third parties in Europe and Asia although it experienced a decline in European institutional assets under management in 2003.

         During 2002, MLIM eliminated overlap of investment management activities between its U.S. and U.K. offices. Also during 2002, MLIM merged its three separate international mutual fund families into a single mutual fund family, Merrill Lynch International Investment Funds (“MLIIF”). This merger resulted in the elimination of nine funds separately marketed under the Mercury and MLAM brands. The MLIIF merger also permitted MLIM to rationalize its various fee structures and introduce a wider range of share classes aligned to investor requirements.

MLIM’s Results of Operations

(dollars in millions)
	2003	2002	2001

Asset management fees	$1,272	$1,355	$1,638
Commissions	135	182	244
Other revenues	(6)	13	41
Total net revenues	1,401	1,550	1,923
Non-interest expenses before net restructuring and other charges	1,129	1,308	1,774
Net restructuring and other charges	4	23	283
Pre-tax earnings (loss)	$268	$219	$(134)

Pre-tax profit margin	19.1%	14.1%	N/M
Total full-time employees	2,600	2,800	3,100

         Pre-tax earnings for MLIM were $268 million in 2003, up 22% from 2002 as net revenues decreased 10% to $1.4 billion. MLIM recognized restructuring and other charges of $4 million in 2003, $23 million in 2002 and $283 million in 2001. Refer to Note 3 to the Consolidated Financial Statements for further information. Excluding restructuring and other charges, pre-tax earnings were $272 million in 2003, up 12% from $242 million in 2002. On this basis, MLIM’s pre-tax operating margin was 19.4%, up from 15.6% in 2002. The net revenues decrease was more than offset by a reduction in non-interest expenses, as continued expense discipline, as well as lower stock option expenses resulting from the change in vesting period for options, led to a decline of 14% from 2002 to $1.1 billion. MLIM continued to demonstrate strong relative investment performance with approximately 70% of global assets under management above benchmark or median for the 1-, 3-, and 5-year periods ended December 2003.

         In 2002, net revenues decreased 19%, to $1.6 billion from $1.9 billion in 2001 but pre-tax earnings, excluding restructuring and other charges, increased 62% to $242 million from $149 million in 2001. The integration of MLIM’s global investment platform and realignment of resources resulted in reduced expenses and improved productivity, which more than offset the decline in net revenues and higher litigation costs.

Asset management fees
Asset management fees primarily consist of fees earned from the management and administration of funds as well as performance fees earned by MLIM on separately managed accounts. Asset management fees declined 6% to $1.3 billion from $1.4 billion in 2002. These fees were $1.6 billion in 2001. These reductions are due to market-driven declines in the value of equity assets under management as well as the shift of assets by clients from higher yielding equity funds to lower yielding fixed income and money market products.

         MLIM’s assets under management for each of the last three years were comprised of the following:

(dollars in billions)
	2003	2002	2001

Assets Under Management Retail	$207	$189	$220
Institutional	253	235	266
Private investors(1)	40	38	43

Total	$500	$462	$529

(1) Represents segregated portfolios for individuals, small corporations, and institutions.

         At year-end 2003, assets under management totaled $500 billion, up 8% from 2002. This increase is primarily due to market-driven appreciation and the positive impact of foreign exchange.

         An analysis of changes in assets under management from year-end 2002 to year-end 2003 is as follows:

(dollars in billions)
		Net Changes Due To
	Year-end	New	Asset	Other(1)	Year-end
	2002	Money	Appreciation		2003

Assets under management	$ 462	$ (11)	$ 36	$ 13	$ 500

(1) Includes reinvested dividends, the impact of foreign exchange movements, net outflows of retail money market funds, and other changes.

Commissions
Commissions revenues for MLIM principally consist of distribution fees and redemption fees related to mutual funds. The distribution fees represent revenues earned for promoting and distributing mutual funds (“12b-1 fees”). In 2003, commissions revenues decreased 26% from a year ago to $135 million. Commissions revenues in 2002 similarly declined 25% from 2001 to $182 million. These declines were due primarily to lower transaction volumes and the impact of lower average market values.

Other Revenues
Other revenues, which primarily include net interest profit and investment gains and losses, declined from $13 million in 2002 to $(6) million in 2003. Other revenues in 2003 included investment losses. The 2002 other revenues were $13 million, down 68% from 2001, and reflect a $17 million pre-tax gain on the sale of the Canadian retail asset management business, partially offset by investment losses.

Global Operations
Merrill Lynch’s operations outside the United States are organized into five geographic regions:

• Europe, Middle East, and Africa
• Japan
• Asia Pacific
• Canada, and
• Latin America

         The methods for allocating overhead to the regions were refined in 2003; all prior period results have been restated to conform to the 2003 presentation. The following chart illustrates the 2003 regional operating results, excluding all items included in the corporate segment. For further geographic information, see Note 4 to the Consolidated Financial Statements.

Europe, Middle East, and Africa

(dollars in millions)
	2003	2002	2001

Net revenues	$3,295	$2,579	$3,435
Pre-tax earnings (loss)(1)	818	(219)	(360)
Total full-time employees	5,700	6,400	7,200

(1) Includes $6 million, $24 million and $293 million of pre-tax restructuring and other charges in 2003, 2002 and 2001, respectively.

         Merrill Lynch conducts business in Europe, the Middle East, and Africa as a broker-dealer in a wide array of equity and debt products, and also provides investment banking, asset management and private banking services. Additionally, Merrill Lynch offers its clients a broad range of equity, fixed income and economic research. Merrill Lynch has a presence across the region, with 30 offices in 16 countries.

         All GMI businesses in the region performed well in 2003. A diverse and balanced portfolio of businesses drove record earnings from debt markets and provided innovative and solution based products to clients. MLIM had several large mandates across the region. The GPC revenue environment continued to improve throughout the year, while GPC remained focused on asset gathering and increasing the breadth and depth of client relationships.

         In 2003, Merrill Lynch continued to adjust its resource capacity in the region to be more closely aligned with market conditions and achieved significant efficiencies. In 2003, net revenues for the region increased 28% from 2002 to $3.3 billion, primarily reflecting a strong performance across all GMI businesses. Pre-tax earnings before restructuring and other charges were up $1.0 billion from 2002 to $824 million, resulting from a combination of revenue growth and expense reductions, including lower stock option expenses in 2003 resulting from the change in vesting period. In 2002, net revenues for the region decreased 25% from 2001. The pre-tax loss before restructuring and other charges was $195 million in 2002 as compared to $67 million in 2001 due primarily to lower equity trading and origination revenues.

Japan

(dollars in millions)
	2003	2002	2001

Net revenues	$1,252	$778	$1,007
Pre-tax earnings (loss)(1)	650	192	(429)
Total full-time employees	1,200	1,400	2,900

(1) Includes $(42) million, $(120) million and $380 million of pre-tax restructuring and other charges (credits) in 2003, 2002 and 2001, respectively.

         In Japan, through GMI, GPC and MLIM, Merrill Lynch provides an integrated range of financial management and advisory services to individual, corporate, institutional and governmental clients.

         In 2003, Japan’s GMI business continued to focus on high value-added, high-margin activities and adding new businesses, especially in the areas of balance sheet restructuring and capital reinforcement. In addition, Merrill Lynch initiated principal investments in joint ventures with UFJ Holdings, Mizuho Financial Group and Nishi-Nippon Bank, lead-managed landmark collateralized loan obligation deals for three of the big four Japanese banks and advised Resona on the Yen 1.96 trillion capital injection from the Japanese government, which was the year’s largest advisory deal in Japan.

         GPC in Japan became profitable in 2003 through a client segmentation strategy, targeting high-net-worth individuals and middle-market corporations. As part of the client segmentation strategy, Merrill Lynch Japan Securities divested its call center services to UFJ Tsubasa in September. GPC continued to focus on delivering value-added investment advice and products to its clients.

         In 2003, net revenues in the region were $1.3 billion, up 61% from 2002, due primarily to the strong performance of GMI’s businesses. Net revenues in 2003 included $216 million from an equity-method investment in an entity that invests in problem loans. Pre-tax earnings before restructuring and other charges (credits) were up $536 million from 2002 to $608 million, reflecting higher net revenues and continued expense management. Net revenues in the Japan region in 2002 decreased 23% from 2001 to $778 million, primarily reflecting weak market conditions that impacted the region’s GMI businesses, as well as the restructuring of the GPC business. Pre-tax earnings before restructuring and other charges (credits) were $72 million compared to a loss of $49 million in 2001, reflecting continued disciplined cost management and the impact of the restructuring actions taken.

Asia Pacific

(dollars in millions)
	2003	2002	2001

Net revenues	$736	$669	$792
Pre-tax earnings (loss)(1)	151	10	(101)
Total full-time employees	1,900	1,900	2,100

(1) Includes $(3) million, $(7) million and $89 million of pre-tax restructuring and other charges (credits) in 2003, 2002 and 2001, respectively.

         Merrill Lynch serves a broad retail and institutional client base throughout the Asia Pacific region, offering a full range of GMI, GPC and MLIM products. Merrill Lynch has an established trading presence and exchange memberships in all major financial markets in the region. The GPC business operates 11 offices serving the region, including four on the west coast of the United States, offering asset management services and wealth management products to its clients. MLIM operates four offices offering a diverse mix of investment management products and services to institutional, retail and private clients in the region.

         In December of 2003, MLIM was granted a preparatory license from the China Securities Regulatory Commission to establish a joint venture fund management company with BOC International China Limited and BOC International Holdings Limited (“BOCIH”). BOCIH is a wholly owned subsidiary of the Bank of China Group.

         In addition, Merrill Lynch sold its joint venture securities company in Thailand to local management. Merrill Lynch will remain active in the Thai financial markets and will continue to work in partnership with this local securities company on capital markets transactions and securities sales and trading, under a new services agreement. For 2004, Merrill Lynch has identified China, Korea and India as strategic growth areas.

         Net revenues in the Asia Pacific region in 2003 increased 10% from 2002 to $736 million, reflecting improved results from GMI and GPC. Pre-tax earnings before restructuring and other charges (credits) were up $145 million to $148 million from 2002, due to the increase in net revenues and continuing reductions in expenses. In 2002, the economic slowdown led to a 16% decline in net revenues in the region from 2001. Pre-tax earnings before restructuring and other charges (credits) were $3 million, compared to a loss of $12 million in 2001, reflecting strong expense management.

Canada

(dollars in millions)
	2003	2002	2001

Net revenues	$218	$245	$880
Pre-tax earnings(1)	63	85	210
Total full-time employees	300	300	500

(1) Includes $(1) million, $1 million and $30 million of pre-tax restructuring and other charges (credits) in 2003, 2002 and 2001, respectively.

         During 2003, Merrill Lynch operated as a broker-dealer in Canada, providing an integrated range of GMI products and services.

         All GMI businesses maintained competitive margins in 2003. The fixed income markets continued to perform strongly, benefiting from Merrill Lynch’s expanded focus on derivatives, foreign exchange and lending businesses. Merrill Lynch continued to make significant progress in expanding its strategic advisory business and has built a premier investment banking organization in this market.

         Net revenues in Canada in 2003 decreased 11% from 2002, to $218 million. Pre-tax earnings declined 26% from the year-ago level as a result of lower net revenues due primarily to the inclusion in 2002 of a pre-tax gain of $39 million related to the conclusion of the sale of the GPC business in 2001, and a pre-tax gain of $17 million related to the sale of the MLIM retail asset management business in 2002. In 2002, net revenues decreased 72% to $245 million reflecting the sales of the GPC and MLIM businesses and lower net revenues from GMI. Pre-tax earnings before restructuring and other charges were $86 million, down 64% from 2001, primarily due to the 2001 pre-tax gain of $158 million on the sale of GPC and securities clearing businesses.

Latin America

(dollars in millions)
	2003	2002	2001

Net revenues	$553	$491	$538
Pre-tax earnings(1)	192	108	15
Total full-time employees	800	900	1,000

(1) Includes $14 million of pre-tax restructuring and other charges in 2001.

         Merrill Lynch provides various brokerage and investment services, including financial planning, investment banking, research, and asset management to Latin American clients.

         The Latin America equity markets surged in 2003, as the primary equity indices in Argentina, Brazil and Mexico rose 135%, 134% and 30%, respectively, due to renewed investor confidence and the rebounding economies of Argentina and Brazil. The fixed income markets continued to perform strongly, resulting in strong trading revenues. In Brazil, the political uncertainty that existed in 2002 dissipated and investor confidence was renewed.

         During 2003, GPC’s Latin American business was concentrated on revenue growth, client retention and cost management, through different marketing and cost containment strategies in the Advisory Offices and the Financial Advisory Center.

         In 2003, net revenues for the region increased 13% to $553 million, reflecting an improved performance in GPC and in the GMI debt businesses. Pre-tax earnings were $192 million, up 78% from 2002, due primarily to the revenue growth and cost reductions. Net revenues for the region in 2002 were $491 million, down 9% from 2001. Pre-tax earnings before restructuring and other charges were up $79 million in 2002, due primarily to GMI’s strong performance.

Consolidated Balance Sheets
Overview
Management continually monitors and evaluates the size and composition of the Consolidated Balance Sheet. The following table summarizes the year-end and average balance sheets for 2003 and 2002:

(dollars in millions)
	Dec. 26,	2003	Dec. 27,	2002
	2003	Average(1)	2002	Average(1)

Assets
Trading-Related
Securities financing assets	$126.4	$145.0	$120.6	$138.4
Trading assets	134.3	135.9	111.6	113.0
Other trading-related receivables	46.5	50.5	46.0	48.6

	307.2	331.4	278.2	300.0

Non-Trading-Related
Cash	25.3	24.6	17.6	18.4
Investment securities	74.8	78.5	82.3	82.2
Loans, notes and mortgages	51.0	44.8	38.8	32.6
Other non-trading assets	38.0	41.4	34.5	38.2

	189.1	189.3	173.2	171.4

Total assets	$496.3	$520.7	$451.4	$471.4

Liabilities
Trading-Related
Securities financing liabilities	$116.4	$137.7	$96.7	$115.4
Trading liabilities	89.3	93.7	79.2	78.3
Other trading-related payables	49.2	55.5	46.3	46.1

	254.9	286.9	222.2	239.8

Non-Trading-Related
Commercial paper and other short-term borrowings	5.0	4.9	5.4	6.0
Deposits	79.5	81.2	81.8	83.8
Long-term borrowings	83.3	80.3	78.5	75.7
Long-term debt issued to TOPrSSM partnerships	3.2	3.2	3.2	3.2
Other non-trading liabilities	41.4	38.0	36.1	40.1

	212.4	207.6	205.0	208.8

Total liabilities	467.3	494.5	427.2	448.6
Total stockholders’ equity	29.0	26.2	24.2	22.8

Total liabilities and stockholders’ equity	$496.3	$520.7	$451.4	$471.4

(1) Averages represent management’s daily balance sheet estimates which may not fully reflect netting and other adjustments included in period-end balances. Balances for certain assets and liabilities are not revised on a daily basis.

         The discussion that follows analyzes the changes in year-end financial statement balances and yearly average balances of the major asset and liability categories.

Trading-Related Assets and Liabilities
Trading-related balances primarily consist of securities financing transactions, trading assets and liabilities, and certain interest receivable/payable balances that result from trading activities. At December 26, 2003, total trading-related assets and liabilities were $307.2 billion and $254.9 billion, respectively. Average trading-related assets for 2003 were $331.4 billion and average trading-related liabilities were $286.9 billion.

         Although trading-related balances comprise a significant portion of the Consolidated Balance Sheet, the magnitude of these balances does not necessarily correlate with the risk profile assumed by Merrill Lynch. The market and credit risks associated with trading-related balances are mitigated through various hedging strategies, as discussed in the following section. See Note 7 to the Consolidated Financial Statements for descriptions of market and credit risks.

         Merrill Lynch reduces a significant portion of the credit risk associated with trading-related assets by requiring counterparties to post cash or securities as collateral in accordance with collateral maintenance policies. Conversely, Merrill Lynch may be required to post cash or securities to counterparties in accordance with similar policies.

Securities Financing Transactions
Securities financing transactions include resale and repurchase agreements, securities borrowed and loaned transactions, securities received as collateral, and obligation to return securities received as collateral. Repurchase agreements and, to a lesser extent, securities loaned transactions are used to fund a significant portion of trading assets. Likewise, Merrill Lynch uses resale agreements and securities borrowed transactions to obtain the securities needed for delivery on short positions. These transactions are typically short-term in nature, with a significant portion entered into on an overnight or open basis.

         Merrill Lynch also enters into these transactions to meet clients’ needs. These matched-book repurchase and resale agreements or securities borrowed and loaned transactions are entered into with different clients using the same underlying securities, generating a spread between the interest revenue on the resale agreements or securities borrowed transactions and the interest expense on the repurchase agreements or securities loaned transactions. Exposures on these transactions are limited by the typically short-term nature of the transactions and collateral maintenance policies.

         Securities financing assets at 2003 year-end were $126.4 billion, up approximately 5% from 2002 year-end, and securities financing liabilities were $116.4 billion at 2003 year-end, up 20% from year-end 2002. Average securities financing assets in 2003 were $145.0 billion, up 5% from the 2002 average. Average securities financing liabilities in 2003 were $137.7 billion, up 19% from the 2002 average.

Trading Assets and Liabilities
Trading inventory principally represents securities purchased (“long positions”), securities sold but not yet purchased (“short positions”), and the fair value of derivative contracts. See Note 1 to the Consolidated Financial Statements for related accounting policies. These positions are primarily the result of market-making, hedging, and proprietary activities.

         Merrill Lynch acts as a market-maker in a wide range of securities, resulting in a significant amount of trading inventory that is required to facilitate client transaction flow. Merrill Lynch also maintains proprietary trading inventory in seeking to profit from existing or projected market opportunities.

         Merrill Lynch uses both “cash instruments” (e.g., securities) and derivatives to manage trading inventory market risks. As a result of these hedging techniques, a significant portion of trading assets and liabilities represents hedges of other trading positions. Long positions in U.S. Government securities, for example, may be used to hedge short positions in interest rate futures contracts. These hedging techniques, which are generally initiated at the trading unit level, are supplemented by corporate risk management policies and procedures (see the Risk Management section for a description of risk management policies and procedures).

         Trading assets at 2003 year-end were $134.3 billion, up 20% from 2002 year-end, and trading liabilities at 2003 year-end were $89.3 billion, up 13% from 2002 year-end. Average trading assets in 2003 were $135.9 billion, up 20% from the 2002 average. Average trading liabilities in 2003 were $93.7 billion, up 20% from the 2002 average.

Other Trading-Related Receivables and Payables
Securities trading may lead to various customer or broker-dealer receivable and payable balances. Broker-dealer receivable and payable balances may also result from recording trading inventory on a trade date basis. Certain receivable and payable balances also arise when customers or broker-dealers fail to pay for securities purchased or fail to deliver securities sold, respectively. These receivables are generally fully collateralized by the securities that the customer or broker-dealer purchased but did not receive. Customer receivables also include margin loans collateralized by customer-owned securities held by Merrill Lynch. Collateral policies significantly limit Merrill Lynch’s credit exposure to customers and broker-dealers. Merrill Lynch, in accordance with regulatory requirements, will sell securities that have not been paid for, or purchase securities sold but not delivered, after a relatively short period of time, or will require additional margin collateral, as necessary. These measures reduce market risk exposure related to these balances.

         Interest receivable and payable balances related to trading inventory are principally short-term in nature. Interest balances for resale and repurchase agreements, securities borrowed and loaned transactions, and customer margin loans are generally considered when determining the collateral requirements related to these transactions.

         Other trading-related receivables at 2003 year-end were $46.5 billion, up 1% from 2002 year-end, and other trading-related payables were $49.2 billion at 2003 year-end, up 6% from 2002 year-end. Average other trading-related receivables in 2003 were $50.5 billion, up 4% from the 2002 average. Average other trading-related payables were $55.5 billion in 2003, up 20% from the 2002 average.

Non-Trading-Related Assets and Liabilities
Non-trading-related balances primarily consist of cash, investment securities, loans, notes, and mortgages, short and long-term borrowings, and other non-trading assets and liabilities. At December 26, 2003, total non-trading-related assets and liabilities were $189.1 billion and $212.4 billion, respectively. Average non-trading-related assets for 2003 were $189.3 billion and average non-trading-related liabilities were $207.6 billion.

Cash
Cash includes cash, cash equivalents and securities segregated for regulatory purposes or deposited with clearing organizations. Cash at 2003 year-end was $25.3 billion, up 44% from 2002 year-end. Average cash in 2003 was $24.6 billion, up 34% from the 2002 average. These increases result from higher levels of cash and securities segregated for regulatory purposes.

Investment Securities
Investment securities consist of debt securities, including those held for liquidity and collateral management purposes, and equity securities. Investments of insurance subsidiaries, primarily debt securities, are funded by policyholder liabilities. Other investments include securities acquired in connection with private equity investments, including investments that economically hedge employee deferred compensation liabilities. Investment securities were $74.8 billion in 2003, down 9% from 2002 year-end. Average investment securities were $78.5 billion in 2003, down 5% from the 2002 average. See Note 6 to the Consolidated Financial Statements for further information.

Loans, Notes, and Mortgages
Merrill Lynch’s portfolio of loans, notes, and mortgages consists of residential mortgages, syndicated loans, asset-based loans, small business loans and other loans to individuals, corporations, or other businesses. Merrill Lynch maintains collateral to mitigate risk of loss in the event of default on some of these extensions of credit in the form of securities, liens on real estate, perfected security interests in other assets of the borrower or other loan parties, and guarantees. Loans, notes, and mortgages were $51.0 billion at 2003 year-end, up 31% from 2002 year-end. Average loans, notes, and mortgages in 2003 were $44.8 billion, up 37% from the 2002 average. These increases result from growth in commercial and consumer and small- and middle-market lending activities. Merrill Lynch periodically sells residential mortgage loans originated by GPC into the secondary market. See Note 9 to the Consolidated Financial Statements for additional information.

Short- and Long-term Borrowings
Portions of trading and non-trading assets are funded through deposits, long-term borrowings, and commercial paper (see the Capital Adequacy and Funding section for further information on funding sources).

         Commercial paper and other short-term borrowings were $5.0 billion at 2003 year-end, down 7% from 2002 year-end. The average commercial paper and other short-term borrowings balance in 2003 was $4.9 billion, down 18% from the 2002 average. Deposits were $79.5 billion at 2003 year-end, down 3% from 2002 year-end. Average deposits in 2003 were $81.2 billion, down 3% from the 2002 average. Long-term borrowings, including Long-term debt issued to TOPrSSM partnerships, were $86.5 billion at year-end 2003, up 6% from 2002 year-end. Average Long-term borrowings, including Long-term debt issued to TOPrSSM partnerships, in 2003 were $83.5 billion, up 6% from the 2002 average. For capital management purposes Merrill Lynch views TOPrSSM as a component of equity capital, however the Long-term debt issued to TOPrSSM partnerships is recorded as a liability for accounting purposes.

         Major components of the changes in Long-term borrowings, including Long-term debt issued to TOPrSSM partnerships, for 2003 and 2002 are as follows:

(dollars in billions)
	2003	2002

Beginning of year	$81.7	$79.8
Issuances	29.1	25.5
Maturities	(26.5)	(27.2)
Other(1)	2.2	3.6

End of year(2)	$86.5	$81.7

(1) Primarily foreign exchange movements.
(2) See Note 10 to the Consolidated Financial Statements for the long-term borrowings maturity schedule.

         Total borrowings outstanding at year-end 2003 and 2002 were issued in the following currencies:

(USD equivalent in millions)
	2003		2002

USD	$65,321	71%	$65,224	75%
EUR	12,072	13	10,049	11
JPY	8,889	10	7,765	9
GBP	1,781	2	1,513	2
CAD	1,288	2	1,315	1
AUD	1,235	1	681	1
Other	916	1	519	1

Total	$91,502	100%	$87,066	100%

Other Non-Trading Assets and Liabilities
Other non-trading assets, which include separate accounts assets, equipment and facilities, goodwill, other non-interest receivables ($9.0 billion in 2003 and $9.5 billion in 2002) and other assets, were $38.0 million at 2003 year-end, up 10% from 2002 year-end. Average other non-trading assets in 2003 were $41.4 billion, up 8% from the 2002 average. Separate account assets are related to Merrill Lynch’s insurance businesses and represent segregated funds that are invested for certain policyholders and other customers. The assets of each account are legally segregated and are generally not subject to claims that arise out of any other business of Merrill Lynch.

         Other non-trading liabilities, which include liabilities of insurance subsidiaries, separate accounts liabilities, and other non-interest payables ($21.1 billion in 2003 and $19.6 billion in 2002), were $41.4 billion at 2003 year-end, up 15% from 2002 year-end. Average other non-trading liabilities were $38.0 billion in 2003, down 5% from the 2002 average. Separate accounts liabilities represent Merrill Lynch’s obligations to its customers related to separate accounts assets.

Stockholders’ Equity
Stockholders’ equity at December 26, 2003 was $29.0 billion, up 20% from 2002 year-end. This increase primarily resulted from net earnings and the net effect of employee stock transactions, partially offset by dividends.

         At December 26, 2003, total common shares outstanding, excluding shares exchangeable into common stock, were 945.9 million, 9% higher than the 867.3 million shares outstanding at December 27, 2002. The increase was attributable principally to employee stock grants and option exercises. There were no common stock repurchases during 2003 or 2002.

         Total shares exchangeable into common stock at 2003 year-end issued in connection with the 1998 merger with Midland Walwyn Inc., were 2.9 million, compared with 3.9 million at 2002 year-end. For additional information, see Note 12 to the Consolidated Financial Statements.

Off Balance Sheet Arrangements

As a part of its normal operations, Merrill Lynch enters into various off balance sheet arrangements that may require future payments. The table below outlines the significant off balance sheet arrangements, as well as the future expiration as of December 26, 2003:

(dollars in millions)
	Expiration
		Less than	1–3	3+–5	Over 5
	Total	1 Year	Years	Years	Years

Liquidity facilities with SPEs(1)	$13,865	$12,233	$1,632	$–	$–
Liquidity and default facilities with SPEs(1)	3,120	2,024	797	1	298
Residual value guarantees(2)(3)	1,768	57	78	344	1,289
Standby letters of credit and other performance guarantees	770	397	62	43	268
Contractual agreements(4)	43,353	9,491	11,084	7,106	15,672
Commitments to extend credit	36,871	18,197	7,415	7,166	4,093
Resale agreements	10,215	10,215	–	–	–

(1) Amounts relate primarily to facilities provided to municipal bond securitization SPEs.
(2) Includes residual value guarantees associated with the Hopewell campus and aircraft leases of $325 million.
(3) Includes $892 million of reimbursement agreements with the Mortgage 100SM program.
(4) Represents the liability balance of contractual agreements at December 26, 2003.

         Merrill Lynch provides guarantees to Special Purpose Entities (“SPEs”) in the form of liquidity facilities, credit default protection and residual value guarantees for equipment leasing entities. The liquidity facilities and credit default protection relate primarily to municipal bond securitization SPEs. Merrill Lynch also acts as liquidity provider to municipal bond securitization SPEs. To protect against declines in value of the assets held by the SPEs for which Merrill Lynch provides either liquidity facilities or default protection, Merrill Lynch economically hedges its exposure through derivative positions that principally offset the risk of loss of these guarantees. The residual value guarantees are related to leasing SPEs where either Merrill Lynch or a third party is the lessee and reimbursement agreements issued in conjunction with sales of loans originated under its Mortgage 100SM program. Merrill Lynch also makes guarantees to counterparties in the form of standby letters of credit and, at December 26, 2003, held $277 million of marketable securities as collateral to secure these guarantees. In conjunction with certain principal-protected mutual funds and managed mutual funds, Merrill Lynch guarantees the return of the initial principal investment at the termination date of the fund. In the ordinary course of trading activities, Merrill Lynch enters into derivative contracts. Contracts are recorded on a net-by-counterparty basis on the Consolidated Balance Sheet where management believes that a legal right of setoff exists under an enforceable netting agreement. Contracts with counterparties that are in a net mark-to-market loss position at December 26, 2003 are recorded as liabilities.

         The amounts in the preceding table do not necessarily represent expected future cash flow requirements. Refer to Note 8 and Note 13 to the Consolidated Financial Statements for a further discussion of these arrangements.

Contractual Obligations

In the normal course of business, Merrill Lynch enters into various contractual obligations that may require future cash payments. The accompanying table summarizes Merrill Lynch’s contractual obligations by remaining maturity at December 26, 2003. Excluded from this table are obligations recorded on the Consolidated Balance Sheet that are generally short-term in nature, including securities financing transactions, trading liabilities, deposits, commercial paper and other short-term borrowings and other payables. Also excluded are obligations that are related to our insurance subsidiaries, including liabilities of insurance subsidiaries, which are subject to significant variability and separate accounts liabilities, which fund separate accounts assets.

(dollars in millions)
	Expiration
		Less than	1–3	3+–5	Over 5
	Total	1 Year	Years	Years	Years

Long-term borrowings (1)	$86,502	$17,508	$25,266	$18,228	$25,500
Operating lease commitments	3,885	524	1,006	853	1,502
Purchasing and other commitments	8,348	7,211	715	186	236

(1) Includes Long-term debt issued to TOPrSSM partnerships.

         Merrill Lynch issues U.S. and non-U.S. dollar-denominated long-term borrowings with both variable and fixed interest rates as part of its overall funding strategy. For further information on funding and long-term borrowings, see the Capital Adequacy and Funding section and Note 10 to the Consolidated Financial Statements. In the normal course of business, Merrill Lynch enters into various noncancellable long-term operating lease agreements, various purchasing commitments, commitments to extend credit and other commitments. For detailed information regarding these commitments, see Note 13 to the Consolidated Financial Statements.

         In January 2004, Merrill Lynch entered into a commitment to extend a four billion Euro loan to a large French pharmaceutical company in connection with its bid to acquire another large European pharmaceutical company. The loan commitment is contingent upon acceptance of the offer. Merrill Lynch intends to syndicate out a significant portion of this commitment prior to funding.

Capital Adequacy and Funding

The primary objectives of Merrill Lynch’s capital structure and funding policies are to support the successful execution of Merrill Lynch’s business strategies while ensuring:
• sufficient equity capital to absorb losses and
• liquidity at all times, across market cycles, and through periods of financial stress.

Capital Adequacy
At December 26, 2003, Merrill Lynch’s equity capital was comprised of $28.5 billion of common equity, $425 million of preferred stock, and $2.6 billion of Long-term borrowings related to TOPrSSM partnerships, net of TOPrSSM-related investments. Merrill Lynch continually reviews overall equity capital needs to ensure that its equity capital base can support the estimated risks and needs of its businesses, as well as the regulatory and legal capital requirements of its subsidiaries. Merrill Lynch determines the appropriateness of its equity capital composition, taking into account that its preferred stock and TOPrSSM are perpetual.

         To determine equity capital needs to cover potential losses arising from market and credit risks, Merrill Lynch uses statistically-based risk models, developed in conjunction with its risk management practices. Models and other tools used to estimate risks are continually modified as risk analytics are refined. The assumptions used in analytical models are reviewed regularly to ensure that they provide a reasonable and conservative assessment of risks to Merrill Lynch across a stress market cycle.

         Merrill Lynch also assesses the need for equity capital to support business risks that may not be adequately measured through these risk models, such as legal and operational risks. When deemed prudent or when required by regulations, Merrill Lynch also purchases insurance to protect against some risks. When assessing capital adequacy, Merrill Lynch does not view insurance as a complete substitute for capital because of the uncertainty and timing of insurance recovery proceeds and the need to periodically renew coverage.

         Merrill Lynch also considers equity capital that may be required to support normal business growth and strategic initiatives. Merrill Lynch continued to grow its equity capital base in 2003 primarily through net earnings and the net effect of employee stock transactions. Equity capital of $31.6 billion at December 26, 2003 (including common equity, preferred equity and TOPrSSM-related net borrowings) was 18% higher than at the beginning of the year.

         Merrill Lynch’s capital adequacy planning also takes into account the regulatory environment in which the company operates. Many regulated businesses require various minimum levels of capital. See Note 17 to the Consolidated Financial Statements for further information. Merrill Lynch’s broker-dealer, banking, insurance, and futures commission merchant activities are subject to regulatory requirements that may restrict the free flow of funds to affiliates. Regulatory approval is generally required for paying dividends in excess of certain established levels and making affiliated investments.

         Asset-to-equity leverage ratios are commonly used to assess a company’s capital adequacy. Merrill Lynch believes that a leverage ratio adjusted to exclude certain assets considered to have a low risk profile provides a more meaningful measure of balance sheet leverage in the securities industry than an unadjusted ratio. Merrill Lynch’s unadjusted and adjusted leverage ratios are shown below. When assessing its capital adequacy, Merrill Lynch considers the risk profile of assets, the impact of hedging, off balance sheet exposures, operational risk and other considerations, and does not emphasize leverage ratios which are not risk sensitive.

         The following table provides calculations of Merrill Lynch’s leverage ratios:

(dollars in millions)
	December 26, 2003	December 27, 2002

Total assets	$496,316	$451,375
Less:
Receivables under resale agreements	71,756	71,338
Receivables under securities borrowed transactions	45,472	45,543
Securities received as collateral	9,156	3,693

Adjusted assets	$369,932	$330,801

Stockholders’ equity	$28,950	$24,148
Long-term debt issued to TOPrSSM partnerships, net of related investments(1)	2,629	2,616

Equity capital	$31,579	$26,764

Leverage ratio(2)	15.7x	16.9x
Adjusted leverage ratio(3)	11.7x	12.4x

(1) Due to the perpetual nature of TOPrSSM and other considerations, Merrill Lynch views the Long-term debt issued to TOPrSSM partnerships, net of related investments, as a component of equity capital, however the Long-term debt issued to the TOPrSSM partnerships is reported as a liability for accounting purposes. TOPrSSM-related investments amounted to $574 million and $573 million at December 26, 2003 and December 27, 2002, respectively.
(2) Total assets divided by equity capital.
(3) Adjusted assets divided by equity capital.

         As part of Merrill Lynch’s capital management, the board of directors authorized the repurchase of up to $2 billion of outstanding common shares under a program announced on February 10, 2004. Based on the risks and equity needs of its businesses, Merrill Lynch believes that its equity capital base is sufficient to meet business and growth requirements.

Funding

Liquidity Risk Management
Merrill Lynch seeks to assure liquidity at all times, across market cycles and through periods of financial stress. Merrill Lynch’s primary liquidity objective is to ensure that all unsecured debt obligations maturing within one year can be repaid without issuing new unsecured debt or requiring liquidation of business assets. In order to accomplish this liquidity objective, Merrill Lynch has established a set of liquidity practices that are outlined below. In addition, Merrill Lynch maintains a contingency funding plan that outlines actions that would be taken in the event of a funding disruption.

Maintain an appropriate mix of short- and long-term capital: Merrill Lynch regularly reviews its mix of assets, liabilities and commitments to ensure the maintenance of adequate long-term capital, which includes the non-current portion of long-term borrowings and equity capital at ML & Co. The following items are generally financed with long-term capital:

• The portion of trading and other assets that (1) cannot be self-funded in the secured financing market, considering stress market conditions; or (2) are not financed with certain subsidiary unsecured liabilities such as deposits
• Long-term, illiquid assets such as goodwill and fixed assets
• Subsidiaries’ regulatory capital
• Collateral on derivative contracts that may be required in the event of changes in Merrill Lynch’s ratings or movements in underlying instruments
• Portions of commitments to extend credit based on the probability of drawdown
• Potential inventory purchases of Merrill Lynch debt related to market making activities

         During 2003, adequate long-term capital was maintained in order to finance these items.

         In assessing the appropriateness of its financing liabilities, Merrill Lynch seeks to: (1) ensure sufficient matching of its assets based on factors such as holding period, contractual maturity and regulatory restrictions and (2) limit the amount of liabilities maturing in any particular period. Merrill Lynch also considers circumstances that might cause contingent funding obligations, including early repayment of debt.

         Most indebtedness at December 26, 2003 is considered senior debt as defined under various indentures (see Note 10 to the Consolidated Financial Statements for further information). Senior debt obligations issued by ML & Co. and senior debt issued by subsidiaries guaranteed by ML & Co. do not contain provisions that could, upon an adverse change in ML & Co.’s credit rating, financial ratios, earnings, cash flows, or stock price, trigger a requirement for an early payment, additional collateral support, changes in terms, acceleration of maturity, or the creation of an additional financial obligation.

         Included in its debt obligations are structured notes issued by Merrill Lynch with returns linked to other debt or equity securities, indices, or currencies. Merrill Lynch could be required to immediately settle a structured note obligation for cash or other securities under some circumstances, which is taken into account for liquidity planning purposes. Merrill Lynch typically hedges these notes with positions in derivatives and/or in the underlying instruments.

         Merrill Lynch’s bank subsidiaries that take deposits have liquidity policies, guidelines and practices in place aimed at ensuring sufficient liquidity is available at each bank to meet deposit obligations under stress market conditions.

Maintain sufficient alternative funding sources: The main alternative funding sources to unsecured borrowings are repurchase agreements, securities loaned, other secured borrowings, which require pledging unencumbered securities held for trading or investment purposes, or collateral and proceeds from maturing loans and other assets. Nonetheless, a key funding assumption is accessibility to a repurchase market for government, agency and other highly rated securities.

         Merrill Lynch also maintains a separate liquidity portfolio comprised primarily of U.S. Government agency obligations that is funded with long-term debt with an average maturity greater than one year. The carrying value of the assets in the portfolio, net of related hedges, was $14.6 billion and $12.6 billion at December 26, 2003 and December 27, 2002, respectively. These assets may be sold or pledged to provide immediate liquidity to ML & Co. to repay maturing debt obligations. Merrill Lynch regularly tests the access to this portfolio in the repurchase market. On December 26, 2003, approximately $700 million was sold subject to a repurchase agreement maturing on December 29, 2003. Excluding this repurchase agreement, as of December 26, 2003, the borrowing power of the liquidity portfolio would meet maturing debt obligations for approximately five months. In addition to this portfolio, Merrill Lynch monitors the extent to which other unencumbered assets are available as a source of funds during a liquidity event.

         Merrill Lynch also maintains a committed, multi-currency, unsecured bank credit facility. The facility totaled $3.0 billion at December 26, 2003 and $3.5 billion at December 27, 2002. Merrill Lynch elected to reduce the amount of its credit facility in 2003. The facility, which expires in May 2004, is expected to be renewed. At December 26, 2003 and December 27, 2002, there were no borrowings outstanding under this credit facility. Merrill Lynch’s credit facility contains covenants, including a minimum net worth requirement, with which Merrill Lynch has maintained compliance at all times. The credit facility does not, however, require Merrill Lynch to maintain specified credit ratings.

Concentrate unsecured financing at ML & Co.: ML & Co. is the primary issuer of all unsecured, non-deposit financing instruments that are used primarily to fund assets in subsidiaries, some of which are regulated. The benefits of this strategy are greater control, reduced financing costs, wider name recognition by creditors, and greater flexibility to meet variable funding requirements of subsidiaries. Where regulations, time zone differences, or other business considerations make this impractical, some subsidiaries enter into their own financing arrangements.

         While Merrill Lynch concentrates excess funds at ML & Co., Merrill Lynch recognizes that regulatory restrictions may limit the free flow of funds from subsidiaries where assets are held to ML & Co. and also between subsidiaries. For example, a portion of deposits held by Merrill Lynch bank subsidiaries funds securities that can be sold or pledged to provide immediate liquidity for the banks. In addition, a portion of deposits are utilized to fund the long-term capital requirements of the banks. However, there are regulatory restrictions on the use of this liquidity for ML & Co. and non-bank affiliates of Merrill Lynch. Merrill Lynch takes these and other restrictions into consideration when evaluating the liquidity of individual legal entities and ML & Co. See Note 10 to the Consolidated Financial Statements for more information on borrowings.

Diversify unsecured funding sources: Merrill Lynch strives to continually expand and globally diversify its funding programs, its markets, and its investor and creditor base to minimize reliance on any one investor base or region. Merrill Lynch diversifies its borrowings by maintaining various limits, including a limit on the amount of commercial paper held by a single investor. Merrill Lynch benefits by distributing a significant portion of its debt issuances through its own sales force to a large, diversified global client base. Merrill Lynch also makes markets buying and selling its debt instruments.

Adhere to prudent governance processes: In order to ensure that both daily and strategic funding activities are appropriate and subject to senior management review and control, liquidity management is reviewed in Asset/Liability Committee meetings with senior Treasury management and is presented to ML & Co. executive management and the Finance Committee of the Board of Directors. Merrill Lynch also manages the growth and composition of its assets and sets limits on the availability of unsecured funding at any time.

Asset and Liability Management

Merrill Lynch routinely issues debt in a variety of maturities and currencies to achieve low cost financing and an appropriate liability maturity profile. The cost and availability of unsecured funding may also be impacted by general market conditions or by matters specific to the financial services industry or Merrill Lynch. In 2003, corporate credit spreads narrowed considerably, which reduced the cost of funding for financial institutions, including Merrill Lynch.

         Merrill Lynch uses derivative transactions to more closely match the duration of borrowings to the duration of the assets being funded, thereby enabling interest rate risk to be managed within limits set by the Corporate Risk Management Group (“CRM”). Interest rate swaps also serve to adjust Merrill Lynch’s interest expense and effective borrowing rate principally to floating rate. Merrill Lynch also enters into currency swaps to hedge assets that are not financed through debt issuance in the same currency. Investments in subsidiaries in non-U.S. dollar currencies are also hedged in whole or in part to mitigate translation adjustments in the cumulative translation account. See Notes 1 and 7 to the Consolidated Financial Statements for further information.

Credit Ratings

The cost and availability of unsecured funding are also impacted by credit ratings. In addition, credit ratings are important when competing in certain markets and when seeking to engage in long-term transactions including over-the-counter derivatives. Factors that influence Merrill Lynch’s credit ratings include the credit rating agencies’ assessment of the general operating environment, relative positions in the markets in which Merrill Lynch competes, reputation, level and volatility of earnings, corporate governance, risk management policies, liquidity and capital management.

         The senior debt and preferred stock ratings of ML & Co. and the ratings of preferred securities issued by subsidiaries at February 24, 2004 were as follows. Rating agencies express outlooks from time to time on these ratings, which are currently stable.

Preferred
	Senior Debt	Stock	TOPrSSM
Rating Agency	Ratings	Ratings	Ratings

Dominion Bond Rating Service Ltd.	AA (low)	Not Rated	Not Rated
Fitch Ratings	AA–	A+	A+
Moody’s Investors Service, Inc.	Aa3	A2	A1
Rating & Investment Information, Inc. (Japan)	AA	A+	A+
Standard & Poor’s Ratings Services	A+	A–	A–

Risk Management

Risk Management Philosophy
Risk-taking is an integral part of Merrill Lynch’s core business activities. In the course of conducting its business operations, Merrill Lynch is exposed to a variety of risks including market, credit, liquidity, operational, and other risks that are material and require comprehensive controls and ongoing management. The responsibility and accountability for these risks remain primarily with the businesses. CRM, along with other control units, works to ensure that these risks are properly identified, monitored, and managed throughout Merrill Lynch. To accomplish this, CRM has established a risk management process, which includes:
• a formal risk governance organization that defines the oversight process and its components;
• a regular review of the entire risk management process by the Audit Committee of the Board of Directors (“the Audit Committee”);
• clearly defined risk management policies and procedures supported by a rigorous analytical framework;
• communication and coordination among the business, executive, and risk functions while maintaining strict segregation of responsibilities, controls, and oversight; and
• clearly articulated risk tolerance levels as defined by a group composed of executive management (“the Executive Committee”), which are regularly reviewed to ensure that Merrill Lynch’s risk-taking is consistent with its business strategy, capital structure, and current and anticipated market conditions.

         The risk management process, combined with CRM’s personnel and analytic infrastructure, work to ensure that Merrill Lynch’s risk tolerance is well-defined and understood by the firm’s businesses as well as by its executive management. Other groups, including Corporate Audit, Finance, Legal and Treasury, work with CRM to establish and maintain this overall risk management control process. While no risk management system can ever be absolutely complete, the goal of CRM is to make certain that risk-related losses occur within acceptable, predefined levels.

Risk Governance Structure

Merrill Lynch’s risk governance structure is comprised of the Audit Committee, the Executive Committee, the Risk Oversight Committee (“ROC”), the business units, CRM, and various corporate governance committees.

         The Audit Committee, which is comprised entirely of independent directors, has authorized the ROC to establish Merrill Lynch’s risk management policies and approves the ROC charter. The ROC reports to the Executive Committee and provides the Audit Committee with regular credit and market risk updates.

         The Executive Committee establishes risk tolerance levels for the firm and authorizes material changes in Merrill Lynch’s risk profile. This Committee also ensures that the risks assumed by Merrill Lynch are managed within these tolerance levels and verifies that Merrill Lynch has implemented appropriate policies for the effective management of risks. The Executive Committee must approve all substantive changes to risk policies, including those proposed by the ROC. The Executive Committee pays particular attention to risk concentrations and liquidity concerns.

         The ROC, comprised of senior business and control managers and chaired by the Chief Financial Officer, oversees Merrill Lynch’s risks and ensures that the business units create and implement processes to identify, measure, and monitor their risks. The ROC also assists the Executive Committee in determining risk tolerance levels for the firm’s business units and monitors the activities of Merrill Lynch’s corporate governance committees, reporting significant issues and transactions to the Executive Committee and the Audit Committee.

         Various other governance committees exist to create policy, review activity, and ensure that new and existing business initiatives remain within established risk tolerance levels. Representatives of the principal independent control functions participate as voting members of these committees.

Corporate Risk Management

CRM is an independent control function responsible for Merrill Lynch’s market and credit risk management processes both within and across the firm’s business units. The co-heads of CRM report directly to the Chief Financial Officer, who chairs the ROC and is a member of the Executive Committee. Market risk is defined to be the potential change in value of financial instruments caused by fluctuations in interest rates, exchange rates, equity and commodity prices, credit spreads, and/or other risks. Credit risks are defined to be the potential for loss that can occur as a result of impairment in the creditworthiness of an issuer or counterparty or a default by an issuer or counterparty on its contractual obligations. CRM also provides Merrill Lynch with an overview of its risk for various aggregate portfolios and develops and maintains the analytics, systems, and policies to conduct all risk management functions.

         CRM’s chief monitoring and risk measurement tool is Merrill Lynch’s Risk Framework. The Risk Framework defines and communicates Merrill Lynch’s risk tolerance and establishes aggregate and broad risk limits for the firm. Market risk limits are intended to constrain exposure to specific asset classes, market risk factors, and Value-at-Risk (“VaR”). VaR is a statistical measure of the potential loss in the fair value of a portfolio due to adverse movements in underlying risk factors. Credit risk limits are intended to constrain the magnitude and tenor of exposure to individual counterparties and issuers, types of counterparties and issuers, countries, and types of financing collateral. Risk Framework exceptions and violations are reported and investigated at pre-defined and appropriate levels of management. The Risk Framework and its limits have been approved by the Executive Committee and the risk parameters that define the Risk Framework have been reviewed by the Audit Committee. The Executive Committee reviews the Risk Framework annually and approves any material changes. The ROC reports all substantive Risk Framework changes to the Audit Committee.

         The overall effectiveness of Merrill Lynch’s risk processes and policies can be seen on a broader level when analyzing weekly net trading revenues over time. CRM’s policies and procedures of monitoring and controlling risk, combined with the businesses’ focus on customer order-flow-driven revenues and selective proprietary positioning, have helped Merrill Lynch to reduce earnings volatility within its trading portfolios. While no guarantee can be given regarding future earnings volatility, Merrill Lynch will continue to pursue policies and procedures that assist the firm in measuring and monitoring its risks. A graph of Merrill Lynch’s weekly revenues from trading-related activities for 2003 follows:

Market Risk

CRM’s Market Risk Group is responsible for approving the products and markets in which Merrill Lynch’s major business units and functions will transact and take risk. Moreover, it is responsible for identifying the risks to which these business units will be exposed in these approved products and markets. The Market Risk Group uses a variety of quantitative methods to assess the risk of Merrill Lynch’s positions and portfolios. In particular, the Market Risk Group quantifies the sensitivities of Merrill Lynch’s current portfolios to changes in market variables. These sensitivities are then utilized in the context of historical data to estimate earnings and loss distributions that Merrill Lynch’s current portfolios would have incurred throughout the historical period. From these distributions, CRM derives a number of useful risk statistics including VaR. The disclosed VaR is an estimate of the amount that Merrill Lynch’s current portfolios could lose with a specified degree of confidence, over a given time interval. The VaR for Merrill Lynch’s overall portfolios is less than the sum of the VaRs for individual risk categories because movements in different risk categories occur at different times and, historically, extreme movements have not occurred in all risk categories simultaneously. The difference between the sum of the VaRs for individual risk categories and the VaR calculated for all risk categories is shown in the following tables and may be viewed as a measure of the diversification within Merrill Lynch’s portfolios. CRM believes that the tabulated risk measures provide broad guidance as to the amount Merrill Lynch could lose in future periods, and CRM works continually to improve its measurement and the methodology of the firm’s VaR. However, the calculation of VaR requires numerous assumptions and thus VaR should not be viewed as a precise measure of risk.

         In the Merrill Lynch VaR system, CRM uses a historical simulation approach to estimate VaR using a 95% confidence level and a one-week holding period for trading and non-trading instruments. Sensitivities to market risk factors are aggregated and combined with a database of historical market factor movements to simulate a series of profits and losses. The level of loss that is exceeded in that series 5% of the time is used as the estimate for the 95% confidence level VaR. The overall total VaR amounts are presented across major risk categories, including exposure to volatility risk found in certain products, (e.g., options).

         VaR associated with Merrill Lynch’s U.S. banks, is included in the trading and non-trading VaR tables below. Virtually all of the U.S. bank VaR is related to non-trading investment portfolio assets and is reflected in the non-trading VaR table, with a small portion included in the trading-related VaR table. The non-trading VaR also includes the interest rate risk associated with Merrill Lynch’s $4.8 billion of outstanding Liquid Yield OptionTMnotes or LYONs®.

         As part of the risk disclosure process, the Market Risk Group continues to refine the alignment of certain asset classes across the trading and non-trading VaR tables while balancing accounting treatments and internal risk management processes.

         The table that follows presents Merrill Lynch’s average and year-end VaR for trading instruments for 2003 and 2002. Additionally, high and low VaR for 2003 is presented independently for each risk category and overall. Because high and low VaR numbers for these risk categories may have occurred on different days, high and low numbers for diversification benefit would not be meaningful.

(dollars in millions)
		Daily				Daily
	Year-end	Average	High	Low	Year-end	Average
	2003	2003	2003	2003	2002	2002

Trading value-at-risk(1)
Interest rate and credit spread	$68	$56	$87	$38	$42	$45
Equity	34	30	50	9	36	35
Commodity	1	1	4	—	—	—
Currency	2	2	13	—	3	3
Volatility	36	26	39	15	19	18
	141	115			100	101
Diversification benefit	(62)	(54)			(48)	(43)
Overall(2)	$79	$61	$84	$40	$52	$58

(1) Based on a 95% confidence level and a weekly holding period.
(2) Overall VaR using a 95% confidence level and a one-day holding period was $30 million and $25 million at year-end 2003 and 2002, respectively.

         Merrill Lynch has increased and, if market conditions remain favorable, may continue to increase its risk taking in a number of growth areas, including certain lending areas, proprietary trading activities and principal investments. These activities provide growth opportunities while also increasing the loss potential under certain market conditions. CRM monitors these risk levels on a daily basis to ensure they remain within corporate risk guidelines and tolerance levels.

         Overall trading VaR increased in 2003 due to increases in interest rate and credit spread VaR and volatility-related VaR, in part due to higher proprietary positioning.

         The following table presents Merrill Lynch’s VaR for non-trading instruments (including Merrill Lynch’s U.S. banks and Merrill Lynch’s LYONs®):

(dollars in millions)
		Quarterly		Quarterly
	Year-end	Average	Year-end	Average
	2003	2003	2002	2002

Non-trading value-at-risk(1)
Interest rate and credit spread	$94	$92	$89	$90
Equity	56	34	27	29
Currency	14	7	3	4
Volatility	21	16	13	11
	185	149	132	134
Diversification benefit	(67)	(43)	(42)	(39)
Overall	$118	$106	$90	$95

(1) Based on a 95% confidence level and a weekly holding period.

Credit Risk

CRM’s Credit Risk Group assesses the creditworthiness of existing and potential individual clients, institutional counterparties and issuers, and determines firm-wide credit risk levels within the Risk Framework limits. The group reviews and monitors specific transactions as well as portfolio and other credit risk concentrations both within and across businesses. The group is also responsible for ongoing monitoring of credit quality and limit compliance and the group actively works with all the business units of Merrill Lynch to manage and mitigate credit risk.

         The Credit Risk Group uses a variety of methodologies to set limits on exposure resulting from a counterparty or issuer failing to fulfill its contractual obligations. The group performs analysis in the context of industrial, regional, and global economic trends and incorporates portfolio and concentration effects when determining tolerance levels. Credit risk limits take into account measures of both current and potential exposure and are set and monitored by broad risk type, product type, and tenor to maturity. Credit risk mitigation techniques include, where appropriate, the right to require initial collateral or margin, the right to terminate transactions or to obtain collateral should unfavorable events occur, the right to call for collateral when certain exposure thresholds are exceeded, and the purchase of credit default protection. With senior management involvement, Merrill Lynch conducts regular portfolio reviews, monitors counterparty creditworthiness, and evaluates transaction risk with a view toward early problem identification and protection against unacceptable credit-related losses. In 2003, the Credit Risk Group continued investing additional resources to enhance its methods and policies in order to assist in the management of Merrill Lynch’s credit risk.

         Credit risk and exposure that originates from Merrill Lynch’s Global Private Client business is monitored constantly by CRM. Exposures include credit risks for mortgages, home equity lines of credit, margin accounts, loans to individuals and working capital lines and other loans that Merrill Lynch maintains with certain small business clients. When required, these exposures are collateralized in accordance with regulatory requirements governing such activities. Credit risk in Merrill Lynch’s U.S. banks’ investment portfolios is monitored within CRM and by credit risk management analysts. In addition, Merrill Lynch’s U.S. banks have independent credit approval and monitoring processes in place.

         Merrill Lynch enters into International Swaps and Derivatives Association, Inc. master agreements or their equivalent (“master netting agreements”) with substantially all of its derivative counterparties as soon as possible. The agreements are negotiated with each counterparty and are complex in nature. While every effort is taken to execute such agreements, it is possible that a counterparty may be unwilling to sign such an agreement and, as a result, would subject Merrill Lynch to additional credit risk. Master netting agreements provide protection in bankruptcy in certain circumstances and, in some cases, enable receivables and payables with the same counterparty to be offset on the Consolidated Balance Sheets, providing for a more meaningful balance sheet presentation of credit exposure. However, the enforceability of master netting agreements under bankruptcy laws in certain countries or in certain industries is not free from doubt and receivables and payables with counterparties in these countries or industries are accordingly recorded on a gross basis.

         In addition, to reduce default risk, Merrill Lynch requires collateral, principally cash and U.S. Government and agency securities, on certain derivative transactions. From an economic standpoint, Merrill Lynch evaluates default risk exposures net of related collateral. The following is a summary of counterparty credit ratings for the replacement cost (net of $10.4 billion of collateral) of OTC trading derivatives in a gain position by maturity at December 26, 2003. (Please note that the following table is inclusive of credit exposure from OTC derivative transactions only and does not include other material credit exposures).

(dollars in millions)

	Years to Maturity				Cross-
Credit	0-3	3+– 5	5+– 7	Over 7	Maturity
Rating(1)					Netting(2)	Total

AAA	$1,543	$1,175	$531	$2,142	$(823)	$4,568
AA	3,223	2,204	489	2,294	(2,106)	6,104
A	2,562	869	878	3,344	(1,136)	6,517
BBB	1,371	752	315	1,189	(782)	2,845
Other	1,324	198	152	318	(203)	1,789
Total	$10,023	$5,198	$2,365	$9,287	$(5,050)	$21,823

(1) Represents credit rating agency equivalent of internal credit ratings.
(2) Represents netting of payable balances with receivable balances for the same counterparty across maturity band categories. Receivable and payable balances with the same counterparty in the same maturity category, however, are net within the maturity category.

         In addition to obtaining collateral, Merrill Lynch attempts to mitigate its default risk on derivatives whenever possible by entering into transactions with provisions that enable Merrill Lynch to terminate or reset the terms of its derivative contracts.

Operational Risk

Operational Risk Management is Merrill Lynch’s formalized approach to measure, analyze, assess, and manage risks from external events and the firm’s people, processes, systems, and clients. Some of these risks cannot be avoided, for example, the exposure of the firm to natural or man-made disasters, but can be mitigated by management actions, recovery plans and insurance. Merrill Lynch manages operational risks in a variety of ways. These include maintaining a comprehensive system of internal controls, using technology to automate processes and reduce manual errors, monitoring and analyzing risk events and trends, employing experienced staff, monitoring business activities by compliance and audit professionals, maintaining fully operational, off-site backup facilities, requiring education and training of employees, and emphasizing the importance of management oversight.

         While each business has processes and systems in place to address operational risks within the unit, the Operational Risk Management group has overall responsibilities to provide policies, tools, and the education necessary to ensure widespread effective practices within the firm. The group partners with Audit, Law and Compliance, Technology, Finance, Human Resources, Treasury, and the business and regional areas to evaluate risks, take actions to mitigate risks, and adhere to regulatory requirements.

Other Risks

Liquidity risk relates to the management of the balance sheet. These risks include both potentially being unable to raise funding with appropriate maturity and interest rate characteristics or being unable to liquidate an asset in a timely manner at a reasonable price. For more information on how Merrill Lynch manages liquidity risk, see the Capital Adequacy and Funding section.

         Merrill Lynch encounters a variety of other risks, which could have the ability to impact the viability, profitability, and cost-effectiveness of present or future transactions. Such risks include political, tax, and regulatory risks that may arise due to changes in local laws, regulations, accounting standards, or tax statutes. To assist in the mitigation of such risks, Merrill Lynch rigorously reviews new and pending legislation and regulations. Additionally, Merrill Lynch employs professionals in jurisdictions in which the company operates to actively follow issues of potential concern or impact to the firm and to participate in related interest groups.

         Over the previous two years, the research function at integrated broker-dealers has been the subject of substantial regulatory and media attention. As a result of regulatory and legal mandates as well as firm initiatives, Merrill Lynch has enacted a number of new policies to enhance the quality of its research product including: modifying the compensation system for research analysts; forming a Research Recommendations Committee to review equity analysts’ investment recommendations; adopting a new simplified securities rating system; implementing new policies and procedures to comply with all legal requirements, including those limiting communications between equity research analysts and investment banking and other origination personnel; and adding additional disclosures on research reports regarding potential conflicts of interest. Merrill Lynch has also appointed an independent consultant to identify independent third-party research providers that will provide fundamental research on certain companies covered by Merrill Lynch. This research will be made available to Merrill Lynch private clients in the United States and, upon request, to institutional clients in the United States in accordance with legal requirements.

         The compensation system for research analysts includes an evaluation of the performance of analysts’ recommendations, including the extent to which the analyst’s insights and recommendations have benefited investors. The compensation of all analysts responsible for the substance of an equity research report is required to be reviewed and approved by a committee reporting to the Board of Directors of Merrill Lynch Pierce, Fenner & Smith Incorporated. The Management Development and Compensation Committee of the ML & Co. Board of Directors, a Committee consisting entirely of independent directors, is also required to review this compensation process for consistency with certain legal requirements. Merrill Lynch’s Investment Banking Group has no input into research analyst compensation.

Non-Investment Grade Holdings and Highly Leveraged Transactions

Non-investment grade holdings and highly leveraged transactions involve risks related to the creditworthiness of the issuers or counterparties and the liquidity of the market for such investments. Merrill Lynch recognizes these risks and, whenever possible, employs strategies to mitigate exposures. The specific components and overall level of non-investment grade and highly leveraged positions may vary significantly from period to period as a result of inventory turnover, investment sales, and asset redeployment.

         In the normal course of business, Merrill Lynch underwrites, trades, and holds non-investment grade cash instruments in connection with its investment banking, market-making, and derivative structuring activities. Non-investment grade holdings have been defined as debt and preferred equity securities rated lower than BBB or equivalent ratings by recognized credit-rating agencies, sovereign debt in emerging markets, amounts due under derivative contracts from non-investment grade counterparties, and other instruments that, in the opinion of management, are non-investment grade.

         In addition to the amounts included in the following table, derivatives may also expose Merrill Lynch to credit risk related to the underlying security where a derivative contract can either replicate ownership of the underlying security (e.g., long total return swaps) or potentially force ownership of the underlying security (e.g., short put options). Derivatives may also subject Merrill Lynch to credit spread or issuer default risk, in that changes in credit spreads or in the credit quality of the underlying securities may adversely affect the derivative’s fair values. Merrill Lynch seeks to manage these risks by engaging in various hedging strategies to reduce its exposure associated with non-investment grade positions, such as purchasing an option to sell the related security or entering into other offsetting derivative contracts.

         Merrill Lynch provides financing and advisory services to, and invests in, companies entering into leveraged transactions, which may include leveraged buyouts, recapitalizations, and mergers and acquisitions. On a selected basis, Merrill Lynch provides extensions of credit to leveraged companies, in the form of senior and subordinated debt, as well as bridge financing. In addition, Merrill Lynch syndicates loans for non-

investment grade companies or in connection with highly leveraged transactions and may retain a portion of these loans.

         Merrill Lynch holds direct equity investments in leveraged companies and interests in partnerships that invest in leveraged transactions. Merrill Lynch has also committed to participate in limited partnerships that invest in leveraged transactions. Future commitments to participate in limited partnerships and other direct equity investments will continue to be made on a select basis.

Trading Exposures

The following table summarizes trading exposures to non-investment grade or highly leveraged issuers or counterparties at year-end 2003 and 2002:

(dollars in millions)
	2003	2002

Trading assets:
Cash instruments	$8,331	$4,825
Derivatives	4,124	5,016
Trading liabilities — cash instruments	(2,024)	(1,352)
Collateral on derivative assets	(2,335)	(2,581)
Net trading asset exposure	$8,096	$5,908

         Included in the preceding table are debt and equity securities and bank loans of companies in various stages of bankruptcy proceedings or in default. At December 26, 2003, the carrying value of such debt and equity securities totaled $259 million, of which 18% resulted from Merrill Lynch’s market-making activities in such securities. This compared with $140 million at December 27, 2002, of which 29% related to market-making activities. Also included are distressed bank loans totaling $143 million and $203 million at year-end 2003 and 2002, respectively.

Non-Trading Exposures

The following table summarizes non-trading exposures to non-investment grade or highly leveraged issuers or counterparties at year-end 2003 and 2002:

(dollars in millions)
	2003	2002

Investment securities	$183	$300
Commercial loans (net of allowance for loan losses):
Bridge loans(1)	–	131
Other loans(1)(2)	8,344	4,904
Other investments:
Partnership interests(3)	902	1,749
Other equity investments(4)	716	583

(1) Includes accrued interest.
(2) Includes $7.7 billion and $4.2 billion of secured loans at year-end 2003 and 2002, respectively.
(3) Includes $295 million and $877 million in investments at year-end 2003 and 2002, respectively, related to deferred compensation plans, for which a portion of the default risk of the investments rests with the participating employees.
(4) Includes investments in 204 and 129 enterprises at year-end 2003 and 2002, respectively.

The following table summarizes Merrill Lynch’s commitments with exposure to non-investment grade or highly leveraged counterparties at year-end 2003 and 2002:

(dollars in millions)
	2003	2002

Additional commitments to invest in partnerships(1)	$426	$698
Unutilized revolving lines of credit and other lending commitments	4,860	2,225

(1) Includes $150 million and $110 million, at year-end 2003 and 2002, respectively, related to deferred compensation plans.

         At December 26, 2003, the largest industry exposure was to the financial services sector, which accounted for 20% of total non-investment grade positions and highly leveraged transactions.

         Merrill Lynch sponsors deferred compensation plans in which employees who meet certain minimum compensation requirements may participate. Contributions to the plans are made on a tax-deferred basis by the participants. Participants’ returns on these contributions may be indexed to various Merrill Lynch mutual funds and other funds, including certain company-sponsored investment vehicles that qualify as employee securities companies.

Litigation

Certain actions have been filed against Merrill Lynch in connection with Merrill Lynch’s business activities. Although the ultimate outcome of legal actions, arbitration proceedings, and claims pending against ML & Co. or its subsidiaries cannot be ascertained at this time and the results of legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these actions will not have a material adverse effect on the financial condition of Merrill Lynch as set forth in the Consolidated Financial Statements, but may be material to Merrill Lynch’s operating results or cash flows for any particular period and may impact ML & Co.’s credit ratings. Refer to Note 13 to the Consolidated Financial Statements for additional information.

Critical Accounting Policies and Estimates
The following is a summary of Merrill Lynch’s critical accounting policies. Of particular importance to Merrill Lynch’s financial statements is the valuation of financial instruments. Because valuation may involve significant estimation where observable prices are not available, provided below is a categorization of Merrill Lynch’s financial instruments based on liquidity of the instrument and the amount of estimation required in determining its value as recorded in the Consolidated Financial Statements.

Use of Estimates
In presenting the Consolidated Financial Statements, management makes estimates regarding

• certain trading inventory valuations
• the outcome of litigation
• the carrying amount of goodwill
• the allowance for loan losses
• the realization of deferred tax assets
• tax reserves
• insurance reserves and recovery of insurance deferred acquisition costs
• cash flow projections used in determining whether VIEs should be consolidated, and
• other matters that affect the reported amounts and disclosure of contingencies in the financial statements.

         Estimates, by their nature, are based on judgment and available information. Therefore, actual results could differ from those estimates and could have a material impact on the Consolidated Financial Statements, and it is possible that such changes could occur in the near term. A discussion of the areas in which estimates are a significant component of the amounts reported in the Consolidated Financial Statements follows:

Valuation of Financial Instruments
Fair values for exchange-traded securities and certain exchange-traded derivatives, principally futures and certain options, are based on quoted market prices. Fair values for OTC derivative financial instruments, principally forwards, options, and swaps, represent amounts estimated to be received from or paid to a third party in settlement of these instruments. These derivatives are valued using pricing models based on the net present value of estimated future cash flows, and directly observed prices from exchange-traded derivatives, other OTC trades, or external pricing services.

         New and/or complex instruments may have immature or limited markets. As a result, the pricing models used for valuation often incorporate significant estimates and assumptions, which may impact the level of precision in the financial statements. For long-dated and illiquid contracts, extrapolation methods are applied to observed market data in order to estimate inputs and assumptions that are not directly observable. This enables Merrill Lynch to mark all positions consistently when only a subset of prices are directly observable. Values for OTC derivatives are verified using observed information about the costs of hedging out the risk and other trades in the market. As the markets for these products develop, Merrill Lynch continually refines its pricing models based on experience to correlate more closely to the market risk of these instruments. Obtaining the fair value for OTC derivative contracts requires the use of management judgment and estimates. Unrealized gains for these instruments are not recognized unless the valuation model incorporates significant observable market inputs.

         Merrill Lynch holds investments that may have quoted market prices but that are subject to restrictions (e.g., consent of other investors to sell) that may limit Merrill Lynch’s ability to realize the quoted market price. Accordingly, Merrill Lynch estimates the fair value of these securities based on management’s best estimate, which incorporates pricing models based on projected cash flows, earnings multiples, comparisons based on similar market transactions and/or review of underlying financial conditions and other market factors.

         In addition, certain of Merrill Lynch’s investments that are accounted for under the equity method of accounting require management to make certain estimates in determining the allocation of its cost basis to the underlying assets. During 2003 Merrill Lynch recorded $179 million of net revenues related to its share of earnings from equity method investments.

         Valuation adjustments are an integral component of the mark-to-market process and are taken for individual positions where either the sheer size of the trade or other specific features of the trade or particular market (such as counterparty credit quality, concentration or market liquidity) requires more than the simple application of the pricing models.

         Assets and liabilities recorded on the balance sheet can therefore be broadly categorized, with respect to valuation, as follows:
1.	highly liquid cash and derivative instruments for which quoted market prices are readily available (for example, exchange-traded equity securities and derivatives such as listed options)
2.	liquid instruments, including

a) cash instruments for which quoted prices are available but which may trade less frequently such that there is not complete pricing transparency for these instruments across all market cycles (for example, corporate and municipal bonds);

b) derivative instruments that are valued using a model, where inputs to the model are directly observable in the market (for example, U.S. dollar interest rate swaps);
c) instruments that are priced with reference to financial instruments whose parameters can be directly observed; and
d) all consumer and small- and middle-market business loans as well as performing commercial loans held for investment purposes (which are carried at their principal amount outstanding)
3.
less liquid instruments that are valued using management’s best estimate of fair value, and instruments that are valued using a model, where either the inputs to the model and/or the models themselves require significant judgment by management (for example, private equity investments; long-dated or complex derivatives such as certain foreign exchange options and credit default swaps; distressed debt; and aged inventory positions, including aged commercial loans held for sale (which are reported at the lower of cost or estimated fair value) and non-performing commercial loans held for investment purposes).

         Merrill Lynch continually refines the process used to determine the appropriate categorization of its assets and liabilities. At December 26, 2003 and December 27, 2002, assets and liabilities on the Consolidated Balance Sheets can be categorized as follows:

December 26, 2003
(dollars in millions)
	Category 1	Category 2	Category 3	Total

Assets
Trading assets, excluding contractual agreements	$49,072	$46,448	$1,593	$97,113
Contractual agreements	4,969	28,555	3,672	37,196
Investment securities	10,478	59,603	4,728	74,809
Loans, notes, and mortgages (net)	–	50,009	984	50,993

Liabilities
Trading liabilities, excluding contractual agreements	$36,290	$8,485	$1,205	$45,980
Contractual agreements	6,942	32,605	3,806	43,353

December 27, 2002
(dollars in millions)
	Category 1	Category 2	Category 3	Total

Assets
Trading assets, excluding contractual agreements	$42,752	$28,153	$1,927	$72,832
Contractual agreements	3,845	31,756	3,127	38,728
Investment securities	11,227	67,933	3,167	82,327
Loans, notes, and mortgages (net)	–	37,082	1,751	38,833

Liabilities
Trading liabilities, excluding contractual agreements	$28,459	$4,799	$736	$33,994
Contractual agreements	4,361	37,051	3,790	45,202

         In addition, other trading-related assets recorded in the Consolidated Balance Sheets at year-end 2003 and 2002, include $117.2 billion and $116.9 billion of securities financing transactions (receivables under resale agreements and receivables under securities borrowed transactions), which are recorded at their contractual amounts plus accrued interest and for which little or no estimation is required by management.

Variable Interest Entities
In the normal course of business, Merrill Lynch enters into a variety of transactions with VIEs. The applicable accounting guidance requires Merrill Lynch to perform a qualitative and quantitative analysis of a VIE to determine whether it is the primary beneficiary of the VIE and therefore must consolidate the VIE. In performing this analysis, Merrill Lynch makes assumptions regarding future performance of assets held by the VIE (taking into account credit risk and expected default rates), timing of cash flows, and other significant factors. It should also be noted that although a VIE’s actual results may differ from projected outcomes, a revised consolidation analysis is not required.

Recent Developments

New Accounting Pronouncements
In December of 2003, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position (“SOP”) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. The SOP addresses accounting for differences between contractual cash flows and expected cash flows in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. The SOP limits the yield that may be accreted (“accretable yield”) to the expected cash flows at acquisition. The SOP requires that the difference between contractual cash flows and expected cash flows (“non-accretable difference”) not be recognized as either an adjustment of yield, loss accrual, or valuation allowance. The SOP prohibits investors from displaying accretable yield and non-accretable difference in the balance sheet. The SOP prohibits “carrying over” or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this SOP. The SOP requires that subsequent increases in expected cash flows be recognized prospectively through adjustment of the yield over the remaining life with decreases in expected cash flows recognized as impairment. The SOP is effective for loans and debt securities acquired in fiscal years beginning after December 15, 2004. Merrill Lynch will adopt SOP 03-3 at the beginning of fiscal year 2005 and is currently assessing the potential impact on the Consolidated Financial Statements.

         In November of 2003, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, as it relates to disclosures for SFAS No. 115 securities. In addition to the disclosures already required by SFAS No. 115, EITF Issue 03-01 requires both quantitative and qualitative disclosures for marketable equity and debt securities. The new disclosure requirements are required to be applied to financial statements for fiscal years ending after December 15, 2003. See Note 6 to the Consolidated Financial Statements for these disclosures.

         On July 7, 2003, the AICPA issued SOP 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts. The SOP is effective for financial statements for Merrill Lynch beginning in 2004. The SOP requires the establishment of a liability for contracts that contain death or other insurance benefits using a specified reserve methodology that is different from the methodology that Merrill Lynch currently employs. The adoption of SOP 03-1 will result in an additional $45 million of pre-tax expense at the beginning of fiscal year 2004.

         On April 30, 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. Beginning in the third quarter of 2003, in accordance with SFAS No. 149, Merrill Lynch modified its classification within the Consolidated Statement of Cash Flows. Certain derivative instruments entered into or modified after June 30, 2003, that have been determined to contain a financing element at inception, where Merrill Lynch is deemed the borrower, are now included as a separate component within cash flows from financing activities. Prior to July 1, 2003, the activity associated with such derivative instruments is included within cash flows from operating activities. The adoption of SFAS No. 149 did not have a material impact on the Consolidated Financial Statements.

         On January 17, 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), which clarifies when an entity should consolidate another entity known as a VIE. A VIE is an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties, and may include many types of SPEs. FIN 46 requires that an entity consolidate a VIE if that enterprise has a variable interest that will absorb a majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both. FIN 46 does not apply to qualifying special purpose entities (“QSPEs”), the accounting for which is governed by SFAS No. 140. Merrill Lynch adopted FIN 46 on February 1, 2003 for VIEs with which it became involved after January 31, 2003. On October 8, 2003, the FASB deferred the effective date for pre-existing

VIEs, and on December 24, 2003, the FASB issued a revision to FIN 46 (“FIN 46R”). Companies are required to adopt either FIN 46 or FIN 46R for periods ending after December 15, 2003. As a result, Merrill Lynch has adopted FIN 46R as the method used for evaluating whether or not VIEs must be consolidated. See Note 8 to the Consolidated Financial Statements for additional FIN 46 disclosure.

         On December 31, 2002 the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123, Accounting for Stock-Based Compensation. Effective for the first quarter of 2004, Merrill Lynch adopted the fair value method of accounting for stock-based accounting under SFAS 123, using the retroactive restatement method described in SFAS 148. Under the fair value recognition provisions of SFAS 123, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. The December 26, 2003 and December 27, 2002 Consolidated Balance Sheets have been restated for the retroactive adoption of the fair value recognition provisions of SFAS 123. Accordingly, the December 26, 2003 Consolidated Balance Sheet reflects a $4.0 billion increase in paid-in capital, a $2.7 billion decrease in retained earnings, and a $1.3 billion increase in deferred income taxes. The December 27, 2002 Consolidated Balance Sheet reflects a $3.8 billion increase in paid-in capital, a $2.5 billion decrease in retained earnings, and a $1.3 billion increase in deferred income taxes. See Note 2 and Note 15 to the Consolidated Financial Statements for additional information related to stock-based compensation.

         On November 25, 2002, the FASB issued FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements Nos. 5, 57, and 107 and Rescission of FASB Interpretation No. 34. FIN 45 requires guarantors to disclose their obligations under certain guarantees. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of FIN 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosures were effective for financial statements of interim or annual periods ending after December 15, 2002. See Note 13 to the Consolidated Financial Statements for these disclosures.

         See Note 1 to the Consolidated Financial Statements for additional new accounting pronouncements.

Management’s Discussion of Financial Responsibility

Management of Merrill Lynch & Co., Inc. (“ML & Co.” and, together with its subsidiaries and affiliates, “Merrill Lynch”) is responsible for preparing the consolidated financial statements and related notes contained in this Annual Report. The consolidated financial statements and related notes are prepared in accordance with generally accepted accounting principles in the United States of America. Other financial data included in the Annual Report are consistent with those in the financial statements and related notes.

         Management recognizes the importance of safeguarding Merrill Lynch’s assets and integrity. Therefore, Management devotes considerable attention to understanding the risks of its businesses, promoting the highest standards of ethical conduct, exercising responsible stewardship over Merrill Lynch’s assets, and presenting fair financial statements.

         Merrill Lynch regularly reviews its framework of internal controls, which includes policies, procedures and organizational structures, taking into account changing circumstances. Corrective actions are taken to address control deficiencies, if any, and other opportunities for improvement are implemented as appropriate.

         Oversight is provided by independent units within Merrill Lynch, working together to maintain Merrill Lynch’s internal control standards. Corporate Audit reports directly to the Audit Committee of the Board of Directors, providing independent appraisals of Merrill Lynch’s internal controls and compliance with established policies and procedures. The Finance Division establishes accounting policies and procedures, measures and monitors financial risk, and prepares financial statements that fairly present the underlying transactions and events of Merrill Lynch. Treasury monitors capital adequacy and liquidity management. Corporate Risk Management is both independent from business line management and has oversight responsibility for Merrill Lynch’s market and credit risks. This group has clear authority to enforce trading and credit limits using various systems and procedures to monitor positions and risks. The Office of the General Counsel serves in a counseling and advisory role to Management and the business groups. In this role, the group develops policies; monitors compliance with internal policies, external rules, and industry regulations; and provides legal advice, representation, execution, and transaction support to the businesses.

         ML & Co. has established a Disclosure Committee to assist the Chief Executive Officer and Chief Financial Officer in fulfilling their responsibilities for overseeing the accuracy and timeliness of disclosures made by ML & Co. The Disclosure Committee is made up of senior representatives of Merrill Lynch’s Finance, Investor Relations, Corporate Reporting, Corporate Law, Treasury and Risk Management groups and is responsible for implementing and evaluating disclosure controls and procedures on an ongoing basis. Meetings of the Disclosure Committee are held as needed throughout each fiscal quarter to review key events and disclosures impacting the period and prior to the filing of the 10-K and 10-Q reports and proxy statement with the SEC.

         Merrill Lynch’s Guidelines for Business Conduct, as updated in 2002 by the Board of Directors, were designated as the Company’s code of ethics for directors, officers and employees in performing their duties. The Guidelines set forth written standards for employee conduct with respect to conflicts of interest, disclosure obligations, compliance with applicable laws and rules and other matters. The Guidelines also set forth information and procedures for employees to report ethical or accounting concerns, misconduct or violations of the Guidelines in a confidential manner. The Board of Directors adopted Merrill Lynch’s Code of Ethics for Financial Professionals in 2003. The Code, which applies to all Merrill Lynch professionals who participate in the Company’s public disclosure process, supplements our Guidelines for Business Conduct and is designed to promote honest and ethical conduct, full, fair and accurate disclosure and compliance with applicable laws.

         The independent auditors, Deloitte & Touche LLP, perform annual audits of Merrill Lynch’s financial statements in accordance with generally accepted auditing standards. The independent auditors openly discuss with the Audit Committee their views on the quality of the financial statements and related disclosures and the adequacy of Merrill Lynch’s internal accounting controls. Quarterly review reports on the interim financial statements are also issued by Deloitte & Touche LLP. The Audit Committee appoints the independent auditors each year. The independent auditors are given unrestricted access to all financial records and related data, including minutes of meetings of stockholders, the Board of Directors, and committees of the Board.

         Additionally, beginning in December 2004, Section 404 of the Sarbanes-Oxley Act of 2002 will require that management make an assertion as to the effectiveness of Merrill Lynch’s internal controls over financial reporting. The independent auditors will be required to attest to management’s assertion. In preparation for this requirement, during 2003, Merrill Lynch formed a Project Management Office, to facilitate ongoing internal control reviews, coordinate the documentation process for these reviews, provide direction to its business and control groups involved in this initiative and assist in the assessment and remediation of any identified weaknesses in internal controls over financial reporting. Merrill Lynch also formed a Steering Committee comprised of senior management from Merrill Lynch’s Finance, Corporate Audit, Risk Management, Operations, Technology and Legal functions. This Committee is responsible for reviewing the progress of the Section 404 compliance initiative and directing the efforts of the Project Management Office.

         In furtherance of their oversight role, committees of the Board supervise management in the formulation of corporate policies, procedures and controls. The Audit Committee, which consists of five independent directors, oversees Merrill Lynch’s system of internal accounting controls and the internal audit function. In addition, the Audit Committee oversees adherence to risk management and compliance policies, procedures, and functions. It also reviews the annual Consolidated Financial Statements with Management and Merrill Lynch’s independent auditors, and evaluates the performance, independence and fees of our independent auditors and the professional services they provide. The Audit Committee also has the sole authority to appoint or replace the independent auditors.

         The Finance Committee, which consists of five independent directors, reviews, recommends, and approves policies regarding financial commitments and other expenditures. It also reviews and approves certain financial commitments, acquisitions, divestitures, and proprietary investments. In addition, the Finance Committee oversees corporate funding policies as well as reviewing procedures for implementing and adhering to such policies.

/s/ E. Stanley O’Neal	/s/ Ahmass L. Fakahany
E. Stanley O’Neal	Ahmass L. Fakahany
Chairman	Executive Vice President
Chief Executive Officer	Chief Financial Officer
and President

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of Merrill Lynch & Co., Inc.:

We have audited the accompanying consolidated balance sheets of Merrill Lynch & Co., Inc. and subsidiaries (“Merrill Lynch”) as of December 26, 2003 and December 27, 2002, and the related consolidated statements of earnings, changes in stockholders’ equity, comprehensive income and cash flows for each of the three years in the period ended December 26, 2003. These financial statements are the responsibility of Merrill Lynch’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Merrill Lynch at December 26, 2003 and December 27, 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 26, 2003 in conformity with accounting principals generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, in 2002 Merrill Lynch changed its method of accounting for goodwill amortization to conform to Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets.

As discussed in Note 2 to the consolidated financial statements, in 2004 Merrill Lynch changed its method of accounting for stock-based compensation to conform to SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, and retroactively restated its 2003, 2002 and 2001 consolidated financial statements.

/s/ Deloitte & Touche LLP

New York, New York
March 1, 2004 (May 4, 2004 as to Note 2)

Consolidated Financial Statements

Consolidated Statements of Earnings

(dollars in millions, except per share amounts)
	Year Ended Last Friday in December
	2003(a)	2002(a)	2001(a)

Net Revenues
Asset management and portfolio service fees	$4,696	$4,914	$5,351
Commissions	4,396	4,657	5,266
Principal transactions	3,236	2,331	3,930
Investment banking	2,628	2,413	3,539
Other	1,143	783	560

	16,099	15,098	18,646
Interest and dividend revenues	11,682	13,210	20,146
Less interest expense	7,818	9,872	17,108

Net interest profit	3,864	3,338	3,038

Total Net Revenues	19,963	18,436	21,684

Non-Interest Expenses
Compensation and benefits	9,810	10,677	12,685
Communications and technology	1,457	1,741	2,232
Occupancy and related depreciation	889	909	1,077
Brokerage, clearing, and exchange fees	722	727	895
Advertising and market development	429	540	703
Professional fees	581	552	545
Office supplies and postage	197	258	349
Goodwill amortization	–	–	207
Other	787	630	901
Net (recoveries) expenses related to September 11	(147)	(212)	131
Net restructuring and other charges	20	8	2,193
Research and other settlement-related expenses	–	291	–

Total Non-Interest Expenses	14,745	16,121	21,918

Earnings (Loss) Before Income Taxes	5,218	2,315	(234)
Income Tax Expense	1,384	605	101

Net Earnings (Loss)	$3,834	$1,710	$(335)

Net Earnings (Loss) Applicable to Common Stockholders	$3,796	$1,672	$(374)

Earnings (Loss) Per Common Share
Basic	$4.21	$1.94	$(0.45)

Diluted	$3.88	$1.77	$(0.45)

(a)	Amounts have been restated as discussed in Note 1 and Note 2 to the consolidated financial statements.

See Notes to Consolidated Financial Statements.

Consolidated Balance Sheets

(dollars in millions, except per share amounts)
	Dec. 26, 2003(a)	Dec. 27, 2002(a)

Assets
Cash and cash equivalents	$10,150	$10,211

Cash and securities segregated for regulatory purposes or deposited with clearing organizations	15,171	7,375

Securities financing transactions
Receivables under resale agreements	71,756	71,338
Receivables under securities borrowed transactions	45,472	45,543

	117,228	116,881

Trading assets, at fair value (includes securities pledged as collateral of $23,146 in 2003 and $11,344 in 2002)
Contractual agreements	37,196	38,728
Equities and convertible debentures	23,170	13,530
Corporate debt and preferred stock	22,459	18,569
Mortgages, mortgage-backed, and asset-backed securities	20,508	14,987
Non-U.S. governments and agencies	15,991	10,095
U.S. Government and agencies	10,408	10,116
Municipals and money markets	4,577	5,535

	134,309	111,560

Investment securities (includes securities pledged as collateral of $6,608 in 2003 and $0 in 2002)	74,809	82,327

Securities received as collateral	9,156	3,693

Other receivables
Customers (net of allowance for doubtful accounts of $60 in 2003 and $79 in 2002)	36,955	35,317
Brokers and dealers	7,346	8,485
Interest and other	11,144	11,671

	55,445	55,473

Loans, notes, and mortgages (net of allowance for loan losses of $318 in 2003 and $285 in 2002)	50,993	38,833

Separate accounts assets	17,034	13,042

Equipment and facilities (net of accumulated depreciation and amortization of $5,054 in 2003 and $4,671 in 2002)	2,612	3,080

Goodwill	4,814	4,446

Other assets	4,595	4,454

Total Assets	$496,316	$451,375

Consolidated Balance Sheets

(dollars in millions, except per share amounts)
	Dec. 26, 2003(a)	Dec. 27, 2002(a)

Liabilities
Securities financing transactions
Payables under repurchase agreements	$96,138	$85,378
Payables under securities loaned transactions	11,081	7,640

	107,219	93,018

Commercial paper and other short-term borrowings	5,000	5,353
Deposits	79,457	81,842
Trading liabilities, at fair value
Contractual agreements	43,353	45,202
U.S. Government and agencies	15,323	14,678
Non-U.S. governments and agencies	12,066	7,952
Equities and convertible debentures	10,793	4,864
Corporate debt, municipals and preferred stock	7,798	6,500

	89,333	79,196

Obligation to return securities received as collateral	9,156	3,693
Other payables
Customers	28,859	28,569
Brokers and dealers	19,109	16,541
Interest and other	22,344	20,694

	70,312	65,804

Liabilities of insurance subsidiaries	3,353	3,566
Separate accounts liabilities	17,034	13,042
Long-term borrowings	83,299	78,524
Long-term debt issued to TOPrSSM partnerships	3,203	3,189

Total Liabilities	467,366	427,227

Stockholders’ Equity
Preferred Stockholders’ Equity (42,500 shares issued and outstanding and liquidation preference $10,000 per share)	425	425

Common Stockholders’ Equity
Shares exchangeable into common stock	43	58
Common stock (par value $1.331/3 per share; authorized: 3,000,000,000 shares;
issued: 2003 — 1,063,205,274 shares and 2002 — 983,502,078 shares)	1,417	1,311
Paid-in capital	10,676	9,102
Accumulated other comprehensive loss (net of tax)	(551)	(570)
Retained earnings	18,758	15,558

	30,343	25,459

Less: Treasury stock, at cost (2003 — 117,294,392 shares; 2002 — 116,211,158 shares)	1,195	961
Unamortized employee stock grants	623	775

Total Common Stockholders’ Equity	28,525	23,723

Total Stockholders’ Equity	28,950	24,148

Total Liabilities and Stockholders’ Equity	$496,316	$451,375

(a)	Amounts have been restated as discussed in Note 1 and Note 2 to the consolidated financial statements.
See Notes to Consolidated Financial Statements.

Consolidated Statements of Changes in Stockholders’ Equity

(dollars in millions)
	Year Ended Last Friday in December
	Amounts			Shares
	2003(a)	2002(a)	2001(a)	2003	2002	2001

Preferred Stock,
Balance, beginning and end of year	$425	$425	$425	42,500	42,500	42,500
Common Stockholders’ Equity
Shares Exchangeable into Common Stock
Balance, beginning of year	58	62	68	3,911,041	4,195,407	4,654,378
Exchanges	(15)	(4)	(6)	(1,011,118)	(284,366)	(458,971)
Balance, end of year	43	58	62	2,899,923	3,911,041	4,195,407
Common Stock
Balance, beginning of year	1,311	1,283	1,283	983,502,078	962,533,498	962,533,498
Shares issued to employees	106	28	–	79,703,196	20,968,580	–
Balance, end of year	1,417	1,311	1,283	1,063,205,274	983,502,078	962,533,498
Paid-in Capital
Balance, beginning of year	9,102	6,764	4,022
Employee stock plan activity	1,574	2,338	2,742
Balance, end of year	10,676	9,102	6,764
Accumulated Other Comprehensive Loss
Foreign Currency Translation Adjustment (net of tax)
Balance, beginning of year	(320)	(302)	(309)
Translation adjustment	19	(18)	7
Balance, end of year	(301)	(320)	(302)
Net Unrealized Gains (Losses) on
Available-for-Sale Securities (net of tax)
Balance, beginning of year	(145)	(92)	(36)
Net unrealized gains (losses) on available-for-sale	27	(58)	(70)
Other adjustments(b)	7	5	14
Balance, end of year	(111)	(145)	(92)
Deferred Gains on Cash Flow Hedges (net of tax)
Balance, beginning of year	20	36	–
Net deferred gains on cash flow hedges	43	104	41
Reclassification adjustment to earnings	(52)	(120)	(5)
Balance, end of year	11	20	36
Minimum Pension Liability (net of tax)
Balance, beginning of year	(125)	(10)	–
Net minimum pension liability adjustment	(25)	(115)	(10)
Balance, end of year	(150)	(125)	(10)
Balance, end of year	(551)	(570)	(368)
Retained Earnings
Balance, beginning of year	15,558	14,439	15,353
Net earnings	3,834	1,710	(335)
9% Cumulative Preferred stock dividends declared	(38)	(38)	(38)
Common stock dividends declared	(596)	(553)	(541)
Balance, end of year	18,758	15,558	14,439
Treasury Stock, at cost
Balance, beginning of year	(961)	(977)	(1,273)	(116,211,158)	(119,059,651)	(154,578,945)
Shares issued to (reacquired from) employees(c)	(273)	(12)	291	(2,094,352)	2,564,127	35,060,323
Share exchanges	39	28	5	1,011,118	284,366	458,971
Balance, end of year	(1,195)	(961)	(977)	(117,294,392)	(116,211,158)	(119,059,651)

(dollars in millions)
	Year Ended Last Friday in December
	Amounts			Shares
	2003(a)	2002(a)	2001(a)	2003	2002	2001

Unamortized Employee Stock Grants
Balance, beginning of year	(775)	(776)	(853)
Net issuance of employee stock grants	(440)	(697)	(720)
Amortization of employee stock grants	592	697	797
Other	–	1	–
Balance, end of year	(623)	(775)	(776)

Total Common Stockholders’ Equity	28,525	23,723	20,427
Total Stockholders’ Equity	$28,950	$24,148	$20,852

(a)	Amounts have been restated as discussed in Note 1 and Note 2 to the consolidated financial statements.
(b)	Other adjustments relate to policyholder liabilities, deferred policy acquisition costs, and income taxes.
(c)	Share amounts are net of reacquisitions from employees of 8,355,168; 2,664,083; and 4,756,694 in 2003, 2002 and 2001, respectively.
See Notes to Consolidated Financial Statements.

Consolidated Statements of Comprehensive Income

(dollars in millions)
	Year Ended Last Friday in December
	2003(a)	2002(a)	2001(a)

Net Earnings (Loss)	$3,834	$1,710	$(335)
Other Comprehensive Income (Loss)
Foreign currency translation adjustment:
Foreign currency translation gains (losses)	(392)	(263)	127
Income tax (expense) benefit	411	245	(120)
Total	19	(18)	7
Net unrealized gains (losses) on investment securities available-for-sale:
Net unrealized holding gains (losses) arising during the period	598	213	(51)
Reclassification adjustment for realized gains included in net earnings	(571)	(271)	(19)
Net unrealized gains (losses) on investment securities available-for-sale	27	(58)	(70)
Adjustments for:
Policyholder liabilities	8	(16)	(10)
Deferred policy acquisition costs	(1)	1	(13)
Income tax (expense) benefit	–	20	37
Total	34	(53)	(56)
Deferred gain (loss) on cash flow hedges
Deferred gain on cash flow hedges	37	94	65
Income tax (expense) benefit	6	10	(24)
Reclassification adjustment to earnings	(52)	(120)	(5)
Total	(9)	(16)	36
Minimum pension liability
Minimum pension liability adjustment	(38)	(168)	(10)
Income tax benefit	13	53	–
Total	(25)	(115)	(10)
Total Other Comprehensive Income (Loss)	19	(202)	(23)

Comprehensive Income (Loss)	$3,853	$1,508	$(358)

(a)	Amounts have been restated as discussed in Note 1 and Note 2 to the consolidated financial statements.

See Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows

(dollars in millions)
	Year Ended Last Friday in December
	2003(a)	2002(a)	2001(a)

Cash Flows from Operating Activities
Net Earnings (Loss)	$3,834	$1,710	$(335)
Noncash items included in earnings:
Depreciation and amortization	570	652	888
Stock compensation plan expense	832	1,947	2,212
Deferred taxes	361	(350)	(1,244)
Policyholder reserves	156	168	183
Goodwill amortization	–	–	207
Restructuring and other charges	20	8	491
Undistributed (earnings) loss from equity investments	(179)	31	13
Other	(48)	101	(85)
Changes in operating assets and liabilities(a):
Trading assets	(22,890)	(7,280)	(4,378)
Cash and securities segregated for regulatory purposes or deposited with clearing organizations	(1,217)	(2,908)	1,625
Receivables under resale agreements	(406)	(5,100)	11,672
Receivables under securities borrowed transactions	71	9,387	(19,589)
Customer receivables	(1,619)	4,533	1,741
Brokers and dealers receivables	1,139	(1,617)	19,553
Trading liabilities	9,553	3,279	7,060
Payables under repurchase agreements	10,760	10,474	(15,006)
Payables under securities loaned transactions	3,441	(4,651)	(1,691)
Customer payables	290	(135)	3,942
Brokers and dealers payables	2,568	4,609	2,418
Other, net	2,248	5,089	(1,128)
Cash Provided by Operating Activities	9,484	19,947	8,549
Cash Flows from Investing Activities
Proceeds from (payments for):
Maturities of available-for-sale securities	31,345	37,891	33,135
Sales of available-for-sale securities	56,448	36,697	14,138
Purchases of available-for-sale securities	(81,639)	(71,183)	(76,201)
Maturities of held-to-maturity securities	1,541	206	811
Purchases of held-to-maturity securities	(1,479)	(303)	(757)
Loans, notes, and mortgages	(12,625)	(15,716)	(4,324)
Proceeds from sale of business	–	–	344
Other investments and other assets	(3,623)	(1,684)	(814)
Equipment and facilities	(102)	(860)	(663)
Cash Used for Investing Activities	(10,134)	(14,952)	(34,331)
Cash Flows from Financing Activities
Proceeds from (payments for):
Commercial paper and other short-term borrowings	(353)	212	(10,042)
Deposits	(2,385)	(3,977)	18,171
Issuance and resale of long-term borrowings	29,139	25,493	38,781
Settlement and repurchase of long-term borrowings	(26,455)	(27,232)	(32,827)
Derivative financing transactions	584	–	–
Issuance of common stock	612	289	–
Issuance of treasury stock	12	6	515
Other common stock transactions	69	(54)	(372)
Dividends	(634)	(591)	(579)
Cash Provided by (used for) Financing Activities	589	(5,854)	13,647
Decrease in Cash and Cash Equivalents	(61)	(859)	(12,135)
Cash and Cash Equivalents, beginning of year	10,211	11,070	23,205

(dollars in millions)
	Year Ended Last Friday in December
	2003(a)	2002(a)	2001(a)

Cash and Cash Equivalents, end of year	$10,150	$10,211	$11,070

(a) Net of effects of acquisitions and divestitures.
Supplemental Disclosures
Cash paid for:
Income taxes	$205	$861	$887
Interest	7,691	10,116	17,738

(a)	Amounts have been restated as discussed in Note 1 and Note 2 to the consolidated financial statements.

See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements Table of Contents

Note 1. Summary of Significant Accounting Policies

Description of Business
Merrill Lynch & Co., Inc. (“ML & Co.”) and subsidiaries (“Merrill Lynch”) provides investment, financing, insurance, and related services to individuals and institutions on a global basis through its broker, dealer, banking, insurance, and other financial services subsidiaries. Its principal subsidiaries include:
•	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a U.S.-based broker-dealer in securities and futures commission merchant;
•	Merrill Lynch International (“MLI”), a U.K.-based broker-dealer in securities and dealer in equity and credit derivatives;
•	Merrill Lynch Government Securities Inc. (“MLGSI”), a U.S.-based dealer in U.S. Government securities;
•	Merrill Lynch Capital Services, Inc., a U.S.-based dealer in interest rate, currency, and credit derivatives;
•	Merrill Lynch Investment Managers, LP, a U.S.-based asset management company;
•	Merrill Lynch Investment Managers Limited, a U.K.-based asset management company;
•	Merrill Lynch Bank USA (“MLBUSA”), a U.S.-based FDIC-insured depository;
•	Merrill Lynch Bank & Trust Co. (“MLB&T”), a U.S.-based FDIC-insured depository;
•	Merrill Lynch International Bank Limited (“MLIB”), a U.K.-based bank;
•	Merrill Lynch Capital Markets Bank Limited (“MLCMB”), an Ireland-based bank;
•	Merrill Lynch Japan Securities Co., Ltd., a Japan-based broker-dealer;
•	Merrill Lynch Canada, Inc., a Canada-based broker-dealer; and
•	Merrill Lynch Insurance Group, Inc., a U.S.-based provider of life insurance and annuity products.

Services provided to clients by Merrill Lynch include:
•	securities brokerage, trading, and underwriting;
•	investment banking, strategic advisory services (including mergers and acquisitions), and other corporate finance activities;
•	wealth management products and services;
•	asset management;
•	origination, brokerage, dealer, and related activities in swaps, options, forwards, exchange-traded futures, other derivatives, and foreign exchange products;
•	securities clearance, settlement financing services and prime brokerage;
•	equity, debt, foreign exchange, and economic research;
•	private equity and other principal investing activities;
•	banking, trust, and lending services, including deposit-taking, commercial and mortgage lending and related services;
•	insurance and annuities sales and annuity underwriting services; and
•	investment advisory and related record-keeping services.

Basis of Presentation

The Consolidated Financial Statements include the accounts of Merrill Lynch, whose subsidiaries are generally controlled through a majority voting interest but may be controlled by means of a significant minority ownership, by contract, lease or otherwise. In certain cases, Merrill Lynch subsidiaries (i.e., Variable Interest Entities (“VIEs”)) may also be consolidated based on a risks and rewards approach as required by Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (“FIN 46”) and the revised Interpretation (“FIN 46R”). See Note 8 to the Consolidated Financial Statements for further discussion regarding the consolidation of VIEs.

         The Consolidated Financial Statements are presented in accordance with accounting principles generally accepted in the United States of America, which include industry practices. All material intercompany transactions and balances have been eliminated.

         Certain reclassifications and format changes have been made to prior year amounts to conform to the current year presentation.

         The Consolidated Financial Statements are presented in U.S. dollars. Many non-U.S. subsidiaries have a functional currency (i.e., the currency in which activities are primarily conducted) that is other than the U.S. dollar, often the currency of the country in which a subsidiary is domiciled. Subsidiaries’ assets and liabilities are translated to U.S. dollars at year-end exchange rates, while revenues and expenses are translated at average exchange rates during the year. Adjustments that result from translating amounts in a subsidiary’s functional currency and related hedging, net of related tax effects, are reported in stockholders’ equity as a component of accumulated other comprehensive loss. All other translation adjustments are included in earnings. Merrill Lynch uses derivatives to manage the currency exposure arising from activities in non-U.S. subsidiaries. (See the Derivatives section for additional information on accounting for derivatives.)

Use of Estimates

In presenting the Consolidated Financial Statements, management makes estimates regarding:
• certain trading inventory valuations
• the outcome of litigation
• the carrying amount of goodwill
• the allowance for loan losses
• the realization of deferred tax assets
• tax reserves
• insurance reserves and recovery of insurance deferred acquisition costs
• cash flow projections used in determining whether variable interest entities should be consolidated; and
• other matters that affect the reported amounts and disclosure of contingencies in the financial statements.

         Estimates, by their nature, are based on judgment and available information. Therefore, actual results could differ from those estimates and could have a material impact on the Consolidated Financial Statements, and it is possible that such changes could occur in the near term. A discussion of certain areas in which estimates are a significant component of the amounts reported in the Consolidated Financial Statements follows:

Trading Assets and Liabilities

Fair values of trading securities are based on quoted market prices, pricing models (utilizing indicators of general market conditions and other economic measurements), or management’s estimates of amounts to be realized on settlement, assuming current market conditions and an orderly disposition over a reasonable period of time. Estimating the fair value of certain illiquid securities requires significant management judgment. Merrill Lynch values trading security assets at the institutional bid price and recognizes bid-offer revenues when assets are sold. Trading security liabilities are valued at the institutional offer price and bid-offer revenues are recognized when the positions are closed.

         Fair values for over-the-counter (“OTC”) derivative financial instruments, principally forwards, options, and swaps, represent the present value of amounts estimated to be received from or paid to a third party in settlement of these instruments. These derivatives are valued using pricing models based on the net present value of estimated future cash flows and directly observed prices from exchange-traded derivatives, other OTC trades, or external pricing services. Obtaining the fair value for OTC derivatives contracts requires the use of management judgment and estimates.

         New and/or complex instruments may have immature or limited markets. As a result, the pricing models used for valuation often incorporate significant estimates and assumptions, which may impact the results of operations reported in the financial statements. For long-dated and illiquid contracts, extrapolation methods are applied to observed market data in order to estimate inputs and assumptions that are not directly observable. This enables Merrill Lynch to mark all positions consistently when only a subset of prices are directly observable. Values for OTC derivatives are verified using observed information about the costs of hedging the risk and other trades in the market. As the markets for these products develop, Merrill Lynch continually refines its pricing models based on experience to correlate more closely to the market risk of these instruments. Unrealized gains for these instruments are not recognized unless the valuation model incorporates significant observable market inputs.

         Valuation adjustments are an integral component of the mark-to-market process and are taken for individual positions where either the sheer size of the trade or other specific features of the trade or particular market (such as counterparty credit quality or concentration or market liquidity) requires the valuation to be based on more than simple application of the pricing models.

Restricted Investments

Merrill Lynch holds investments that may have quoted market prices but that are subject to restrictions (e.g., requires consent of other investors to sell) that may limit Merrill Lynch’s ability to realize the quoted market price. Merrill Lynch estimates the fair value of these securities taking into account the restrictions using pricing models based on projected cash flows, earnings multiples, comparisons based on similar transactions, and/or review of underlying financial conditions and other market factors. Such estimation may result in a fair value for a security that is less than its quoted market price.

Valuation Allowance for Deferred Tax Assets

Deferred tax assets and liabilities are recorded for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. Merrill Lynch assesses its ability to realize deferred tax assets primarily based on the earnings history and future earnings potential of the legal entities to which the deferred tax assets are attributable as discussed in Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. See Note 16 to the Consolidated Financial Statements for further discussion of income taxes.

Valuation of Loans and Allowance for Loan Losses

The fair value of loans made in connection with commercial lending activity, consisting primarily of senior debt, is estimated using discounted cash flows. Merrill Lynch’s estimate of fair value for other loans, notes, and mortgages is determined based on the individual loan characteristics. For certain homogeneous categories of loans, including residential mortgages and home equity loans, fair value is estimated using market price quotations or previously executed transactions for securities backed by similar loans, adjusted for credit risk and other individual loan characteristics. For Merrill Lynch’s variable-rate loan receivables, carrying value approximates fair value.

         The provision for loan losses is based on management’s estimate of the amount necessary to maintain the allowance at a level adequate to absorb probable incurred loan losses. Management’s estimate of loan losses is influenced by many factors, including adverse situations that may affect the borrower’s ability to repay, current economic conditions, prior loan loss experience, and the estimated fair value of any underlying collateral. The fair value of collateral is generally determined by third-party appraisals in the case of residential mortgages, quoted market prices for securities, and estimates of fair value for other assets. Management’s estimates of loan losses include considerable judgment about collectibility based on available facts and evidence at the balance sheet date, and the uncertainties inherent in those assumptions. While management uses the best information available on which to base its estimates, future adjustments to the allowance may be necessary based on changes in the economic environment or variances between actual results and the original assumptions used by management.

Insurance Reserves and Deferred Acquisition Costs Relating to Insurance Policies

Merrill Lynch records reserves related to life insurance, annuity products and other universal life type contracts. Included in these reserves is a mortality reserve that approximates the long-term cost of the associated guaranteed benefits within the contract. The estimate of long-term cost is based on historical experience.

         Merrill Lynch records deferred insurance policy acquisition costs that are amortized in proportion to the estimated future gross profits for each group of contracts over the anticipated life of the insurance contracts, utilizing an effective yield methodology. These future gross profit estimates are subject to periodic evaluation by Merrill Lynch, with necessary revisions applied against amortization to date.

Legal and Other Reserves

Merrill Lynch is a party in various actions, some of which involve claims for substantial amounts. Amounts are accrued for the financial resolution of claims that have either been asserted or are deemed probable of assertion if, in the opinion of management, it is both probable that a liability has been incurred and the amount of the liability can be reasonably estimated. In many cases, it is not possible to determine whether a liability has been incurred or to estimate the ultimate or minimum amount of that liability until years after the litigation has been commenced, in which case no accrual is made until that time. Accruals are subject to significant estimation by management with input from outside counsel.

Variable Interest Entities (“VIEs”)

In the normal course of business, Merrill Lynch enters into a variety of transactions with VIEs. The applicable accounting guidance requires Merrill Lynch to perform a qualitative and quantitative analysis of a VIE to determine whether it is the primary beneficiary of the VIE and therefore must consolidate the VIE. In performing this analysis, Merrill Lynch makes assumptions regarding future performance of assets held by the VIE, taking into account estimates of credit risk, estimates of the fair value of assets, timing of cash flows, and other significant factors. It should also be noted that although a VIE’s actual results may differ from projected outcomes, a revised consolidation analysis is not required.

Fair Value

At December 26, 2003, $439 billion, or 89%, of Merrill Lynch’s total assets and $446 billion, or 96%, of Merrill Lynch’s total liabilities were carried at fair value or at amounts that approximate fair value. At December 27, 2002, $400 billion, or 89%, of Merrill Lynch’s total assets and $407 billion, or 95%, of Merrill Lynch’s total liabilities were carried at fair value or at amounts that approximate such values. Financial instruments that are carried at fair value include cash and cash equivalents, cash and securities segregated for regulatory purposes or deposited with clearing organizations, trading assets and liabilities, securities received as collateral and obligation to return securities received as collateral, available-for-sale and trading securities included in investment securities, certain investments of insurance subsidiaries and certain other investments.

         Financial instruments recorded at amounts that approximate fair value include receivables under resale agreements, receivables under securities borrowed transactions, other receivables, payables under repurchase agreements, payables under securities loaned transactions, commercial paper and other short-term borrowings, deposits, and other payables. The fair value of these items is not materially sensitive to shifts in market interest rates because of the limited term to maturity of many of these instruments and/or their variable interest rates.

         The fair value amounts for financial instruments are disclosed in each respective footnote.

Securities Accounting

Merrill Lynch’s non-broker-dealer subsidiaries follow the guidance prescribed by SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, when accounting for investments in debt and publicly traded equity securities. Merrill Lynch classifies those debt securities that it has the intent and ability to hold to maturity as held-to-maturity securities, which are carried at cost unless a decline in value is deemed other than temporary, in which case the carrying value is reduced. Those securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and marked to fair value through earnings. All other qualifying securities are classified as available-for-sale with unrealized gains and losses reported in accumulated other comprehensive loss.

         Securities held by a broker-dealer subsidiary are subject to specialized industry guidance as prescribed by the American Institute of Certified Public Accountants (“AICPA”) Audit and Accounting Guide, Brokers and Dealers in Securities. Merrill Lynch accounts for substantially all securities held by broker-dealer subsidiaries at fair value with realized and unrealized gains and losses reported in earnings.

Investment Banking and Advisory Services

Underwriting revenues and fees for merger and acquisition advisory services are accrued when services for the transactions are substantially completed. Transaction-related expenses are deferred to match revenue recognition. Investment banking and advisory services revenues are presented net of transaction-related expenses.

Balance Sheet Captions

The following are policies related to specific balance sheet captions. Refer to the related footnotes for additional information.

Cash and Cash Equivalents

Merrill Lynch defines cash equivalents as short-term, highly liquid securities and interest-earning deposits with original maturities of 90 days or less, other than those used for trading purposes.

Cash and Securities Segregated for Regulatory Purposes or Deposited with Clearing Organizations

Cash and securities segregated for regulatory purposes or deposited with clearing organizations include cash and securities segregated in compliance with federal and other regulations and represent funds deposited by customers and funds accruing to customers as a result of trades or contracts. Also included are funds segregated in a special reserve account for the benefit of customers under Rule 15c3-3 of the Securities and Exchange Commission, as well as funds segregated and held in separate accounts in accordance with Section 4d(2) and Regulation 30.7 of the Commodity Exchange Act.

Securities Financing Transactions

Merrill Lynch enters into repurchase and resale agreements and securities borrowed and loaned transactions to accommodate customers (also referred to as “matched-book transactions”), finance firm inventory positions, obtain securities for settlement and earn residual interest rate spreads. Merrill Lynch also engages in securities financing for customers through margin lending (see customer receivables and payables section).

         Resale and repurchase agreements are accounted for as collateralized financing transactions and are recorded at their contractual amounts plus accrued interest. Merrill Lynch’s policy is to obtain possession of collateral with a market value equal to or in excess of the principal amount loaned under resale agreements. To ensure that the market value of the underlying collateral remains sufficient, collateral is valued daily, and Merrill Lynch may require counterparties to deposit additional collateral or return collateral pledged, when appropriate. Substantially all repurchase and resale activities are transacted under master netting agreements that give Merrill Lynch the right, in the event of default, to liquidate collateral held and to offset receivables and payables with the same counterparty. Merrill Lynch offsets certain repurchase and resale agreement balances with the same counterparty on the Consolidated Balance Sheets.

         Interest rate swaps may be used to modify the interest rate characteristics of long-term resale and repurchase agreements. (See the Derivatives section for additional information on accounting policy for derivatives.)

         Securities borrowed and loaned transactions are recorded at the amount of cash collateral advanced or received. Securities borrowed transactions require Merrill Lynch to provide the counterparty with collateral in the form of cash, letters of credit, or other securities. Merrill Lynch receives collateral in the form of cash or other securities for securities loaned transactions. For these transactions, the fees received or paid by Merrill Lynch are recorded as interest revenue or expense. On a daily basis, Merrill Lynch monitors the market value of securities borrowed or loaned against the collateral value. Although substantially all securities borrowing and lending activities are transacted under master netting agreements, such receivables and payables with the same counterparty are not offset on the Consolidated Balance Sheets.

         All firm-owned securities pledged to counterparties where the counterparty has the right, by contract or custom, to sell or repledge the securities are disclosed parenthetically in trading assets on the Consolidated Balance Sheets.

         In transactions where Merrill Lynch acts as the lender in a securities lending agreement and receives securities that can be pledged or sold as collateral, it recognizes on the Consolidated Balance Sheets an asset, representing the securities received (securities received as collateral) and a liability, representing the obligation to return those securities (obligation to return securities received as collateral).

Trading Assets and Liabilities

Merrill Lynch’s trading activities consist primarily of securities brokerage, trading, and underwriting; derivatives dealing and brokerage; and securities financing transactions. Trading assets and trading liabilities consist of cash instruments (such as securities) and derivative instruments used for trading purposes or for managing risk exposures in other trading inventory. See the Derivatives section for additional information on accounting policy for derivatives.

         Trading securities and other cash instruments (e.g., loans held for trading purposes) are recorded on a trade date basis at fair value. Included in trading liabilities are securities that Merrill Lynch has sold but did not own and will therefore be obligated to purchase at a future date (“short sales”). Changes in fair value (i.e., unrealized gains and losses) are recognized as principal transactions revenues in the current period. Realized gains and losses and any related interest amounts are included in principal transactions revenues and interest revenues and expenses, depending on the nature of the instrument.

         Fair values of trading assets and liabilities are based on quoted market prices, pricing models (utilizing indicators of general market conditions or other economic measurements), or management’s best estimates of amounts to be realized on settlement, assuming current market conditions and an orderly disposition over a reasonable period of time. As previously noted, estimating the fair value of certain trading assets and liabilities requires significant management judgment.

Derivatives

A derivative is an instrument whose value is “derived” from an underlying instrument or index such as a future, forward, swap, or option contract, or other financial instrument with similar characteristics. Derivative contracts often involve future commitments to exchange interest payment streams or currencies based on a notional or contractual amount (e.g., interest rate swaps or currency forwards) or to purchase or sell other financial instruments at specified terms on a specified date (e.g., options to buy or sell securities or currencies).

Accounting for Derivatives and Hedging Activities

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (“embedded derivatives”) and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the Consolidated Balance Sheets and measure those instruments at fair value. (See section below for additional information regarding the valuation of derivatives). The fair value of all derivatives is recorded on a net-by-counterparty basis on the Consolidated Balance Sheets where management believes a legal right of setoff exists under an enforceable netting agreement.

         The accounting for changes in fair value of a derivative instrument depends on its intended use and the resulting designation.

Derivatives entered into in a dealing capacity

Merrill Lynch enters into derivatives in a dealing capacity, providing them to clients, and enters into them for proprietary trading and financing strategies and to manage its risk exposures arising from trading assets and liabilities. As a result of these hedging techniques, a significant portion of trading assets and liabilities represents hedges of other trading positions. Derivatives entered into in a dealing capacity are recognized at fair value on the Consolidated Balance Sheets as trading assets and liabilities in Contractual agreements and the change in fair value is reported in current period earnings as principal transactions revenues.

Derivatives entered into in a non-dealing capacity

Merrill Lynch also enters into derivatives in a non-dealing capacity, in order to manage its risk exposures arising from non-trading assets and liabilities. Merrill Lynch routinely issues debt in a variety of maturities and currencies to achieve the lowest cost financing possible. Merrill Lynch uses derivative transactions to more closely match the duration of these borrowings to the duration of the assets being funded to minimize interest rate risk. Merrill Lynch also enters into currency swaps to ensure that non-U.S. dollar-denominated assets are funded with like-currency-denominated liabilities (to the extent that the currency cannot be sourced more efficiently through a direct debt issuance). Derivatives used most frequently include swap agreements that:

• Convert fixed rate interest payments into variable payments
• Change the underlying interest rate basis or reset frequency
• Convert non-U.S. dollar payments into U.S. dollars.

         In addition, Merrill Lynch enters into hedges on marketable investment securities to manage the interest rate risk and net duration of its investment portfolio.

         Merrill Lynch also uses foreign-exchange forward contracts, foreign-exchange options, currency swaps, and foreign-currency-denominated debt to hedge its net investments in foreign operations. These derivatives and cash instruments are used to mitigate the impact of changes in exchange rates.

         Derivatives entered into by Merrill Lynch in a non-dealing capacity used to hedge its funding, marketable investment securities and net investments in foreign subsidiaries are reported at fair value in other assets or interest and other payables in the Consolidated Balance Sheets at December 26, 2003 and December 27, 2002.

         Derivatives entered into in a non-dealing capacity are designated, on the date they are entered into, as either:
1)
A hedge of the fair value of a recognized asset or liability (“fair value” hedge). Changes in the fair value of derivatives that are designated and qualify as fair value hedges, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded in current period earnings as interest revenue or expense

2)
A hedge of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow” hedge). Changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recorded in accumulated other comprehensive loss until earnings are affected by the variability of cash flows of the hedged asset or liability (e.g., when periodic settlements on a variable-rate asset or liability are recorded in earnings)

3)
A hedge of a net investment in a foreign operation. Changes in the fair value of derivatives that are designated and qualify as hedges of a net investment in a foreign operation are recorded in the foreign currency translation adjustment account within accumulated other comprehensive loss

         Changes in the fair value of derivatives that are economically used to hedge non-trading assets and liabilities, but that do not meet the criteria in SFAS No. 133 to qualify as an accounting hedge are reported in current period earnings as either Principal transactions revenues, other revenue or expense or interest expense depending on the nature of the transaction.

         Merrill Lynch formally assesses, both at the inception of the hedge and on an ongoing basis, whether the hedging derivatives are highly effective in offsetting changes in fair value or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge, Merrill Lynch discontinues hedge accounting. Under the provisions of SFAS No. 133, hedge effectiveness is assumed for those derivatives whose terms match the terms of the asset or liability being hedged and that otherwise meet the conditions of SFAS No. 133.

         As noted above, Merrill Lynch enters into interest rate swaps to hedge the interest rate exposure of certain investment securities. Hedge effectiveness testing is required for some of these hedging relationships and the component of each derivative’s change in fair value not attributable to the change in interest rates is excluded and reported in earnings. For 2003 and 2002, the amounts excluded from hedge effectiveness not attributed to the change in interest rates was not material. In addition, the amount of hedge ineffectiveness on fair-value hedges was not material in 2003 or 2002.

         For the years ended 2003 and 2002, respectively, $527 million and $362 million of net losses related to non-U.S. dollar hedges of investments in non-U.S. dollar subsidiaries were included in accumulated other comprehensive loss on the Consolidated Balance Sheets. These amounts were substantially offset by net gains on the hedged investments.

         The majority of deferred net gains (losses) on derivative instruments designated as cash flow hedges that were in accumulated other comprehensive loss at December 26, 2003 are expected to be reclassified into earnings over the next four years. The amount of ineffectiveness related to these hedges reported in earnings was not material.

Embedded Derivatives

Merrill Lynch issues debt and Certificates of Deposit whose coupons or repayment terms are linked to the performance of equity or other indices (e.g., S&P 500) or baskets of securities. The contingent payment components of these obligations may meet the definition of an “embedded derivative.” These debt instruments are assessed to determine if the embedded derivative requires separate reporting and accounting, and if so, the embedded derivative is separated and reported in long-term borrowings or deposits on the Consolidated Balance Sheets along with the debt obligation; changes in the fair value of the embedded derivative and related hedges are reported in interest expense. Separating an embedded derivative from its host contract requires careful analysis, judgment, and an understanding of the terms and conditions of the instrument. The risk exposures in embedded derivatives are economically hedged with cash instruments and/or other non-trading derivatives reported at fair value.

         Merrill Lynch may also purchase financial instruments that contain embedded derivatives. These instruments may be part of either trading inventory or trading marketable investment securities. These instruments are generally accounted for at fair value in their entirety; the embedded derivative is not separately accounted for, and all changes in fair value are reported in principal transactions revenues.

Derivatives that contain a significant financing element

In the ordinary course of trading activities, Merrill Lynch enters into certain transactions that are documented as derivatives where a significant cash investment is made by one party. These transactions can be in the form of simple interest rate swaps where the fixed leg is prepaid or may be in the form of equity-linked or credit-linked transactions where the initial investment equals the notional amount of the derivative. In accordance with SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, certain derivative instruments entered into or modified after June 30, 2003 that contain a significant financing element at inception and where Merrill Lynch is deemed the borrower, are now included in financing activities in the Consolidated Statements of Cash Flows. Prior to July 1, 2003, the activity associated with such derivative instruments is included in operating activities in the Consolidated Statements of Cash Flows. In addition, the cash flows from all other derivative transactions that do not contain a significant financing element at inception are included in operating activities.

Valuation of Derivatives

Fair values for certain exchange-traded derivatives, principally futures and certain options, are based on quoted market prices. Fair values for OTC derivative financial instruments, principally forwards, options, and swaps, represent amounts estimated to be received from or paid to a third party in settlement of these instruments. These derivatives are valued using pricing models based on the net present value of estimated future cash flows and directly observed prices from exchange-traded derivatives, other OTC trades, or external pricing services.

         New and/or complex instruments may have immature or limited markets. As a result, the pricing models used for valuation often incorporate significant estimates and assumptions, which may impact the level of precision in the financial statements. For long-dated and illiquid contracts, extrapolation methods are applied to observed market data in order to estimate inputs and assumptions that are not directly observable. This enables Merrill Lynch to mark all positions consistently when only a subset of prices are directly observable. Values for non-exchange-traded derivatives are verified using observed information about the costs of hedging out the risk and other trades in the market. Unrealized gains for these instruments are not recognized unless the valuation model incorporates significant observable market inputs. As the markets for these products develop, Merrill Lynch continually refines its pricing models based on experience to correlate more closely to the market risk of these instruments.

         Valuation adjustments are an integral component of the mark-to-market process and are taken for individual positions where either the sheer size of the trade or other specific features of the trade or particular market (such as counterparty credit quality or concentration or market liquidity) requires the valuation to be based on more than the simple application of the pricing models.

Risk Management of Derivatives

Derivative activity is subject to Merrill Lynch’s overall risk management policies and procedures. In the course of conducting its business operations, Merrill Lynch is exposed to a variety of risks. These risks include market, credit, liquidity, operational, and other risks that are material and require comprehensive controls and management. (See Note 7, Market Risk and Credit Risk sections). The Corporate Risk Management (“CRM”) group, along with other control units, ensures that these risks are properly identified, monitored, and managed throughout Merrill Lynch. To accomplish this, CRM has established a risk management process that includes:
• A formal risk governance organization that defines the oversight process and its components
• A regular review of the entire risk management process by the Audit Committee of the Board of Directors
• Clearly defined risk management policies and procedures supported by a rigorous analytic framework
• Close communication and coordination between the business, executive, and risk functions while maintaining strict segregation of responsibilities, controls, and oversight
• Clearly articulated risk tolerance levels as defined by a group composed of executive management that are regularly reviewed to ensure that Merrill Lynch’s risk-taking is consistent with its business strategy, capital structure, and current and anticipated market conditions.

         The risk management process, combined with CRM’s personnel and analytic infrastructure, works to ensure that Merrill Lynch’s risk tolerance is well-defined and understood by the firm’s risk-takers as well as by its executive management. Other groups, including Corporate Audit, Finance, Legal, and Treasury, work with CRM to establish this overall risk management control process. While no risk management system can ever be absolutely complete, the goal of CRM is to make certain that risk-related losses occur within acceptable, predefined levels.

         Merrill Lynch documents its risk management objectives and strategies for undertaking various hedge transactions. The risk management objectives and strategies are monitored and managed by CRM in accordance with established risk management policies and procedures that include risk tolerance levels.

Investment Securities

Investment securities consist of marketable investment securities, investments of Merrill Lynch insurance subsidiaries, and other investments.

Marketable Investment Securities

Merrill Lynch’s non-broker-dealer subsidiaries hold debt and equity investments, which are primarily classified as available-for-sale.

         Debt and marketable equity securities classified as available-for-sale are reported at fair value. Unrealized gains or losses on these securities are reported in stockholders’ equity as a component of accumulated other comprehensive loss, net of income taxes and other related items. Any unrealized losses deemed other than temporary are included in current period earnings.

         Debt securities that Merrill Lynch has the positive intent and ability to hold to maturity are classified as held-to-maturity. These investments are recorded at amortized cost unless a decline in value is deemed other than temporary, in which case the carrying value is reduced. The amortization of premiums or accretion of discounts and any unrealized losses deemed other than temporary are included in current period earnings.

         Debt and marketable equity securities purchased principally for the purpose of resale in the near-term are classified as trading investments and are reported at fair value. Unrealized gains or losses on these investments are included in current period earnings.

         Realized gains and losses on all investment securities are included in current period earnings. For purposes of computing realized gains and losses, the cost basis of each investment sold is generally based on the average cost method.

         To the extent that Merrill Lynch enters into interest rate swaps to hedge the interest rate exposure of certain investment securities, the gain or loss on the derivative instrument as well as the offsetting loss or gain on the investment security are recorded in current period earnings as interest revenue or expense. Refer to the Derivatives section for additional information.

Investments of Insurance Subsidiaries and Related Liabilities

Insurance liabilities are future benefits payable under annuity and life insurance contracts and include deposits received plus interest credited during the contract accumulation period, the present value of future payments for contracts that have annuitized, and a mortality provision for certain products. Certain policyholder liabilities are also adjusted for those investments classified as available-for-sale. Liabilities for unpaid claims consist of the mortality benefit for reported claims and an estimate of unreported claims based upon prior experience.

         Substantially all security investments of insurance subsidiaries are classified as available-for-sale and recorded at fair value. These investments support Merrill Lynch’s in-force, universal life-type contracts. Merrill Lynch records adjustments to deferred acquisition costs and policyholder account balances which, when combined, are equal to the gain or loss that would have been recorded if those available-for-sale investments had been sold at their estimated fair values and the proceeds reinvested at current yields. The corresponding credits or charges for these adjustments are recorded in stockholders’ equity as a component of accumulated other comprehensive loss, net of applicable income taxes.

         Certain variable costs related to the sale or acquisition of new and renewal insurance contracts have been deferred, to the extent deemed recoverable, and amortized over the estimated lives of the contracts in proportion to the estimated gross profit for each group of contracts.

Other Investments

Other investments primarily consist of:
•
Investments held by a regulated broker-dealer that are of a longer-term nature than trading inventory and are held for strategic purposes. These investments are carried at fair value with gains and losses reported in principal transactions revenues. Certain of these investments are subject to restrictions that may limit Merrill Lynch’s ability to realize currently the estimated fair value of its investment until such restrictions expire. Accordingly, Merrill Lynch estimates the fair value of these securities, taking into account the restrictions by using pricing models based on projected cash flows, earnings multiples, comparisons based on similar transactions, and/or review of underlying financial conditions and other market factors. In 2003, certain of the investments that had been held by a regulated broker-dealer were sold to a non-broker-dealer subsidiary and are now carried at the lower of cost or net realizable value.

•
Private equity investments held by non-broker-dealer subsidiaries which are carried at the lower of cost or net realizable value, or under the equity method depending on Merrill Lynch’s ability to exercise significant influence over the investee. Certain of Merrill Lynch’s investments that are accounted for under the equity method require management to make certain estimates in determining the allocation of its cost basis to the underlying assets. Gains and losses on these investments are reported in other revenues.

•	Investments economically hedging deferred compensation liabilities which are carried at fair value, with gains and losses reported in earnings.
•	TOPrSSM – related investments.

Other Receivables and Payables

Customer Receivables and Payables
Customer securities and commodities transactions are recorded on a settlement date basis. Receivables from and payables to customers include amounts due on cash and margin transactions. Securities owned by customers, including those that collateralize margin or other similar transactions, are not reflected on the Consolidated Balance Sheets.

         Commissions charged for executing customer transactions are accrued on a trade date basis and are included in current period earnings. Financial Advisors’ compensation and benefits expense is accrued in the same period as revenue is recognized.

         Mutual fund distribution fee revenues are accrued as earned, and redemption fee revenues are recognized upon redemption. Performance-based incentive fees are recognized prior to the end of the contract measurement period based on performance to date. Certain compensation costs related to sales of rear-load open-end mutual funds are deferred to match revenue recognition. Amortization of deferred amounts is accelerated when it is determined that deferred expenses cannot be recovered.

Brokers and Dealers Receivables and Payables

Receivables from brokers and dealers include amounts receivable for securities not delivered by Merrill Lynch to a purchaser by the settlement date (“fails to deliver”), deposits for securities borrowed, margin deposits, commissions, and net receivables arising from unsettled trades. Payables to brokers and dealers include amounts payable for securities not received by Merrill Lynch from a seller by the settlement date (“fails to receive”), deposits received for securities loaned, and net payables arising from unsettled trades.

Interest and Other Receivables and Payables

Interest and other receivables include interest receivable on corporate and governmental obligations, customer or other receivables, stock borrowed transactions, receivables from commissions and fees, and income taxes. Interest and other payables include interest payable for stock-loaned transactions, long-term borrowings, and amounts payable for employee compensation and benefits, restructuring reserves, and income taxes.

Loans, Notes, and Mortgages

Merrill Lynch’s lending and related activities include loan originations, syndications, and securitizations. Loan originations include commercial and residential mortgages, loans to small- and middle-markets businesses, and credit extended to individuals. Merrill Lynch also engages in secondary market loan trading and margin lending (see Trading assets and liabilities and Customer receivables and payables sections, respectively).

         Loans held for investment purposes, including some commercial loans that are syndicated and some consumer and small business loans, are carried at their principal amount outstanding. The allowance for loan losses is established through provisions that are based on management’s estimate of probable incurred losses. Loans are charged off against the allowance for loan losses when management determines that the loan is uncollectible.

         Loans held for sale, which include commercial loans that are syndicated and certain residential mortgage loans, are reported at the lower of cost or estimated fair value. The impact of the loan loss provision for syndicated loans other than those held by Merrill Lynch’s U.S. banks is included in principal transactions revenues in the Consolidated Statements of Earnings. The loan loss provision related to all other loans is included in interest revenue in the Consolidated Statements of Earnings. The gain or loss on the sale of mortgages into the secondary market is reflected in other revenues.

         Nonrefundable loan origination fees, loan commitment fees, and “draw down” fees received in conjunction with financing arrangements are generally deferred and recognized over the contractual life of the loan as an adjustment to the yield. If, at the outset, or any time during the term of the loan it becomes highly probable that the repayment period will be extended, the amortization is recalculated using the expected remaining life of the loan. When the loan contract does not provide for a specific maturity date, management’s best estimate of the repayment period is used. At repayment of the loan, any unrecognized deferred fee is immediately recognized in earnings.

Separate Accounts Assets and Liabilities

Merrill Lynch maintains separate accounts representing segregated funds held for purposes of funding variable life and annuity contracts. The separate account assets are not subject to general claims of Merrill Lynch. These accounts and the related liabilities are recorded as separate accounts assets and separate accounts liabilities on the Consolidated Balance Sheets.

Equipment and Facilities

Equipment and facilities primarily consist of technology hardware and software, leasehold improvements, and owned facilities. Equipment and facilities are reported at historical cost, net of accumulated depreciation and amortization, except for land, which is reported at historical cost.

         Depreciation and amortization are computed using the straight-line method. Equipment is depreciated over its estimated useful life, while leasehold improvements are amortized over the lesser of the improvement’s estimated economic useful life or the term of the lease. Maintenance and repair costs are expensed as incurred.

         Included in the occupancy and related depreciation expense category was depreciation and amortization of $209 million, $204 million, and $245 million in 2003, 2002, and 2001, respectively. Depreciation and amortization recognized in the communications and technology expense category was $361 million, $448 million, and $643 million, for 2003, 2002, and 2001, respectively.

         Qualifying costs incurred in the development of internal-use software are capitalized when costs exceed $5 million and are amortized over the useful life of the developed software, generally not exceeding three years.

Goodwill

In 2002, Merrill Lynch adopted SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, intangible assets with indefinite lives and goodwill are no longer amortized. Instead, these assets are tested annually for impairment.

         Merrill Lynch has reviewed its goodwill in accordance with SFAS No. 142 and determined that the fair value of the reporting units to which goodwill relates exceeded the carrying value of such reporting units. Accordingly, no goodwill impairment loss has been recognized. The majority of the goodwill, and related accumulated amortization, is denominated in sterling, and as a result has changed from 2002 due to exchange rate changes. This goodwill is related to the 1997 purchase of the Mercury Asset Management Group and was tested for impairment at the Merrill Lynch Investment Managers (“MLIM”) segment level since this business has been fully integrated into MLIM. Accumulated amortization of goodwill amounted to $1,039 million and $984 million at year-end 2003 and 2002, respectively.

Other Assets

Other assets consist of unrealized gains on derivatives used to hedge Merrill Lynch’s borrowing and investing activities. All of these derivatives are recorded at fair value with changes reflected in earnings and accumulated other comprehensive loss (refer to the Derivatives section for more information). Other assets also include prepaid pension expense related to plan contributions in excess of obligations, other prepaid expenses, and other deferred charges. Refer to Note 14 to the Consolidated Financial Statements for further information.

         In addition, real estate purchased for investment purposes is also included in this category. Real estate held in this category may be classified as either held and used or held for sale depending on the facts and circumstances. Real estate held and used is valued at cost, less depreciation, and real estate held for sale is valued at the lower of cost or fair value, less cost to sell.

Commercial Paper and Short- and Long-Term Borrowings

Merrill Lynch’s unsecured general-purpose funding is principally obtained from medium-term and long-term borrowings. Commercial paper, when issued at a discount, is recorded at the proceeds received and accreted to its par value. Long-term borrowings are carried at the principal amount borrowed, net of unamortized discounts or premiums, adjusted for the effects of fair-value hedges.

         Merrill Lynch is a significant issuer of debt whose coupons or repayment terms are linked to the performance of equity or other indices, or a basket of securities. These debt instruments must be separated into a debt host and an embedded derivative if the derivative is not considered clearly and closely related under the criteria established in SFAS No. 133. Embedded derivatives are recorded at fair value and changes in fair value are reflected in the income statement. See the Embedded Derivatives section above for additional information.

         Merrill Lynch uses derivatives to manage the interest rate, currency, equity, and other risk exposures of its borrowings. See the Derivatives section for additional information on accounting policy for derivatives.

Deposits

Savings deposits are interest-bearing accounts that have no maturity or expiration date, whereby the depositor is not required by the deposit contract, but may at any time be required by the depository institution, to give written notice of an intended withdrawal not less than seven days before withdrawal is made. Time deposits are accounts that have a stipulated maturity and interest rate. Depositors holding time deposits may recover their funds prior to the stated maturity but may pay a penalty to do so.

Stock-Based Compensation

Merrill Lynch accounts for stock-based compensation in accordance with the fair value method in SFAS No. 123, Accounting for Stock-Based Compensation. Under the fair value recognition provisions of SFAS 123, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. For the years 2003, 2002, and 2001, $996 million, ($638 million after-tax), $2,072 million ($1,330 million after-tax), and $2,148 million ($1,378 million after-tax), respectively, of pre-tax compensation expense related to employee stock compensation awards was recorded in earnings. See Note 2 and Note 15 to the Consolidated Financial Statements for additional disclosures related to stock-based compensation.

         Employee stock-based awards are amortized over the vesting period. The unamortized portion of the grant value for certain of these plans is reflected as a reduction of stockholders’ equity in Unamortized employee stock grants on the Consolidated Balance Sheets.

Income Taxes

ML & Co. and certain of its wholly owned subsidiaries file a consolidated U.S. federal income tax return. Certain other Merrill Lynch entities file tax returns in their local jurisdictions.

         Merrill Lynch uses the asset and liability method in providing income taxes on all transactions that have been recognized in the Consolidated Financial Statements. The asset and liability method requires that deferred taxes be adjusted to reflect the tax rates at which future taxable amounts will likely be settled or realized. The effects of tax rate changes on future deferred tax liabilities and deferred tax assets, as well as other changes in income tax laws, are recognized in net earnings in the period during which such changes are enacted. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. See Note 16 to the Consolidated Financial Statements for further information.

New Accounting Pronouncements

On January 12, 2004, the FASB issued a final FASB Staff Position (“FSP”) FAS 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. On December 8, 2003, President Bush signed into law the Medicare Prescription Drug Improvement and Modernization Act of 2003 (“the Act”), which expanded Medicare to include prescription drug coverage. FSP FAS 106-1 permits a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Act. Merrill Lynch has elected to defer accounting for the effects of the Act, and as a result any measures of the accumulated postretirement benefit obligation or net periodic postretirement benefit cost in the financial statements or accompanying notes do not reflect the effects of the Act on the plan. Furthermore, specific authoritative guidance on the accounting for the federal subsidy is pending and that guidance, when issued, could require Merrill Lynch to change previously reported information. Merrill Lynch will assess the impact on the Consolidated Financial Statements when the final guidance is issued. FSP FAS 106-1 is effective for interim or annual financial statements of fiscal years ending after December 7, 2003.

         On December 23, 2003, the FASB issued SFAS No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits. The revised SFAS No. 132 retains the disclosure requirements in the original statement and requires additional disclosures about pension plan assets, benefit obligations, cash flows, benefit costs and other relevant information. The new disclosures are effective for financial statements of annual periods ending after December 15, 2003. However, the revised SFAS No. 132 provides that disclosures of information about foreign plans and estimated future benefit payments shall be effective for fiscal years ending after June 15, 2004. See Note 14 to the Consolidated Financial Statements for these disclosures.

         In December of 2003, the AICPA issued Statement of Position (“SOP”) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. SOP 03-3 addresses accounting for differences between contractual cash flows and expected cash flows in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 limits the yield that may be accreted (“accretable yield”) to the expected cash flows at acquisition and requires that the difference between contractual cash flows and expected cash flows (“non-accretable difference”) not be recognized as either an adjustment of yield, loss accrual, or valuation allowance. SOP 03-3 prohibits investors from displaying accretable yield and non-accretable difference in the balance sheet and prohibits “carrying over” or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this SOP. In addition, SOP 03-3 requires that subsequent increases in expected cash flows be recognized prospectively through adjustment of the yield over the remaining life with decreases in expected cash flows recognized as impairment. SOP 03-3 is effective for loans and debt securities acquired in fiscal years beginning after December 15, 2004. Merrill Lynch will adopt SOP 03-3 at the beginning of fiscal year 2005, and is currently assessing the potential impact on the Consolidated Financial Statements.

         In November of 2003, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, as it relates to disclosures for SFAS 115 securities. In addition to the disclosures already required by SFAS 115, EITF Issue 03-01 requires both quantitative and qualitative disclosures for marketable equity and debt securities. The new disclosure requirements are required to be applied to financial statements for fiscal years ending after December 15, 2003. See Note 6 to the Consolidated Financial Statements for these disclosures.

         On July 7, 2003, the AICPA issued SOP 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts. The SOP is effective for financial statements for Merrill Lynch beginning in 2004. The SOP requires the establishment of a liability for contracts that contain death or other insurance benefits using a specified reserve methodology that is different from the methodology that Merrill Lynch currently employs. The adoption of SOP 03-1 will result in an additional $45 million of pre-tax expense at the beginning of fiscal year 2004.

         On May 15, 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 changes the accounting for certain financial instruments, including mandatorily redeemable preferred stock and certain freestanding equity derivatives, which under previous guidance were accounted for as equity. SFAS No. 150 requires that most mandatorily redeemable preferred shares, written put options and physically settled forward purchase contracts on an issuer’s shares, and certain financial instruments that must be settled by issuing a variable number of an issuer’s shares, be classified as liabilities in the Consolidated Balance Sheets. SFAS No. 150 became effective for all new instruments issued or modified after May 31, 2003 and to all other pre-existing instruments beginning in the third quarter of this year. The adoption of SFAS No. 150 did not have a material impact on the Consolidated Financial Statements.

         On April 30, 2003, the FASB issued SFAS No. 149, which amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. Beginning in the third quarter of 2003, in accordance with SFAS No. 149, Merrill Lynch modified its classification within the Consolidated Statement of Cash Flows. Certain derivative instruments entered into or modified after June 30, 2003, that have been determined to contain a financing element at inception, where Merrill Lynch is deemed the borrower, are now included as a separate component within cash flows from financing activities. Prior to July 1, 2003, the activity associated with such derivative instruments is included within cash flows from operating activities. The adoption of SFAS No. 149 did not have a material impact on the Consolidated Financial Statements.

         On January 17, 2003, the FASB issued FIN 46, which clarifies when an entity should consolidate another entity known as a VIE. A VIE is an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support, and may include many types of SPEs. FIN 46 requires that an entity consolidate a VIE if that enterprise has a variable interest that will absorb a majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both. FIN 46 does not apply to qualifying special purpose entities (“QSPEs”), the accounting for which is governed by SFAS No. 140. Merrill Lynch adopted FIN 46 on February 1, 2003 for VIEs with which it became involved after January 31, 2003. On October 8, 2003, the FASB deferred the effective date for pre-existing VIEs, and on December 24, 2003, the FASB issued a revision to FIN 46. Companies are required to adopt either FIN 46 or FIN 46R on an entity-by- entity basis for periods ending after December 15, 2003. As a result, Merrill Lynch has adopted FIN 46R as the method used for evaluating whether or not VIEs must be consolidated. In addition, in the first quarter of 2004, Merrill Lynch adopted FIN 46R for the VIEs that issue Trust Originated Preferred SecuritiesSM (“TOPrSSM”), which resulted in these entities being deconsolidated and the dividends related to the TOPrSSM being reclassified from dividends on preferred securities issued by subsidiaries to net revenues (primarily interest expense). The debt and partnership interests related to the entities are now included in the Consolidated Balance Sheets as Long-term debt issued to TOPrSSM partnerships and Investment securities, respectively. All prior periods have been restated to reflect the deconsolidation of the TOPrSSM entities and the deconsolidation of TOPrSSM did not have a material impact on the Consolidated Financial Statements. See Note 8 to the Consolidated Financial Statements for additional FIN 46 disclosure.

         On November 25, 2002, the FASB issued FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements Nos. 5, 57, and 107 and Rescission of FASB Interpretation No. 34. FIN 45 requires guarantors to disclose their obligations under certain guarantees. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of FIN 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosures were effective for financial statements of interim or annual periods ending after December 15, 2002. See Note 13 to the Consolidated Financial Statements for these disclosures.

         In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This standard requires companies to recognize costs associated with exit or disposal activities when they are incurred, rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 replaces the guidance provided by EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). Merrill Lynch adopted SFAS No. 146 as of the beginning of fiscal year 2003, which had no material impact on the Consolidated Financial Statements.

         In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires companies to recognize legal obligations associated with the future retirement of tangible long-lived assets at their fair value. Asset retirement obligations are then realized through earnings over the economic life of the long-lived asset. Merrill Lynch adopted SFAS No. 143 as of January 1, 2003 and there was no material impact on the Consolidated Financial Statements.

Note 2. Change in Accounting for Stock-Based Compensation

Effective for the first quarter of 2004, Merrill Lynch adopted the fair value method of accounting for stock-based accounting under SFAS 123, using the retroactive restatement method described in SFAS 148. Under the fair value recognition provisions of SFAS 123, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. The December 26, 2003 and December 27, 2002 Consolidated Balance Sheets have been restated for the retroactive adoption of the fair value recognition provisions of SFAS 123. Accordingly, the December 26, 2003 Consolidated Balance Sheet reflects a $4.0 billion increase in paid-in capital, a $2.7 billion decrease in retained earnings, and a $1.3 billion increase in deferred income taxes. The December 27, 2002 Consolidated Balance Sheet reflects a $3.8 billion increase in paid-in capital, a $2.5 billion decrease in retained earnings, and a $1.3 billion increase in deferred income taxes.

         For the years 2003, 2002, and 2001, $240 million, ($154 million after-tax, or $0.17 per diluted share), $1,251 million ($803 million after-tax, or $0.86 per diluted share), and $1,416 million ($908 million after-tax, or $1.02 per diluted share), respectively, of stock option compensation expense was recorded related to the adoption of SFAS 123.

Note 3. Other Significant Events

September 11-related Recoveries/Expenses
On September 11, 2001, terrorists attacked the World Trade Center complex, which subsequently collapsed and damaged surrounding buildings, some of which were occupied by Merrill Lynch. These events caused the temporary relocation of approximately 9,000 employees from Merrill Lynch’s global headquarters in the North and South Towers of the World Financial Center, and from offices at 222 Broadway to back-up facilities. Merrill Lynch maintains insurance for losses caused by physical damage to property. This coverage includes repair or replacement of property and lost profits due to business interruption, including costs related to lack of access to facilities. Merrill Lynch recorded September 11-related net insurance recoveries of $147 million and $212 million in 2003 and 2002, respectively. In 2001, Merrill Lynch recorded net September 11-related expenses of $131 million. Expenses related to September 11 were $38 million, $113 million and $346 million in 2003, 2002 and 2001, respectively.

         Merrill Lynch has now concluded its insurance recovery efforts related to the events of September 11th. In aggregate, Merrill Lynch was reimbursed $725 million for repair and replacement of physical damage, recovery expenses, and losses due to business interruption.

Restructuring and Other Charges
During the fourth quarter of 2001, Merrill Lynch’s management formally committed to a restructuring plan designed to position Merrill Lynch for improved profitability and growth, which included the resizing of selected businesses and other structural changes. As a result, Merrill Lynch incurred a fourth quarter pre-tax charge to earnings of $2.2 billion, which included restructuring costs of $1.8 billion and other charges of $396 million. These other charges primarily related to asset write-offs, which were recorded in 2001. In addition, a charge of approximately $135 million of deferred tax expense was recorded related to losses of the Global Private Client (“GPC”) operations in Japan that are not expected to be utilized during the carryforward period.

         During 2003, a charge of $56 million was recorded related to lease write-offs as well as technology and other fixed asset write-offs relating to GMI, GPC and MLIM following a real estate rationalization effort. This charge, in combination with the $36 million net reduction in the 2001 restructuring reserve, was recorded as a net $20 million restructuring and other charge in the Consolidated Statements of Earnings in 2003. During 2002,

a charge of $17 million was recorded related to location closings in GPC from the consolidation of office space arising from workforce reductions in Europe. This charge, in combination with the $9 million net reduction in the 2001 restructuring reserve, was recorded as a net $8 million restructuring and other charge in the Consolidated Statements of Earnings in 2002.

Restructuring Charge
The 2001 restructuring charges related primarily to initial severance costs of $1.1 billion, facilities costs of $299 million, technology and fixed asset write-offs of $187 million, and legal, technology, and other costs of $178 million. Structural changes included workforce reductions of 6,205 through a combination of involuntary and voluntary separations across all business groups. The initial $1.1 billion of severance costs included non-cash charges related to accelerated amortization for stock grants associated with employee separations totaling $135 million. Facilities-related costs included the closure or subletting of excess space, and the consolidation of GPC offices in the United States, Europe, Asia Pacific, and Japan. Office consolidations have been completed as employees have vacated the facilities. However, additional reserves remain at December 26, 2003, as remaining lease payments extend to future periods. Any unused portion of the original restructuring reserve will be reversed. Substantially all of the remaining cash payments related to real estate and severance will be funded by cash from operations. Asset write-offs primarily reflected the write-off of technology assets and furniture and equipment that resulted from management’s decision to close Private Client branch offices. Utilization of the restructuring reserve and a rollforward of staff reductions at December 26, 2003 is as follows:

(dollars in millions)
			Net			Net
	Balance	Utilized	Change	Balance	Utilized	Change	Balance
	Dec. 28,	in	in	Dec. 27,	in	in	Dec. 26,
	2001	2002	Estimate	2002	2003	Estimate	2003

Category:
Severance costs	$ 919	$(842)	$(32)	$ 45	$ (32)	$ (8)	$ 5
Facilities costs	299	(66)	51	284	(91)	13	206
Technology and fixed asset write-offs	–	(9)	9	–	–	–	–
Other costs	178	(82)	(37)	59	2	(41)	20

	$1,396	$(999)	$ (9)	$388	$(121)	$(36)	$231

Staff reductions	5,456	(5,211)	(22)	223	(102)	(121)	–

         The changes in estimate during 2003 and 2002 are attributable to differences in actual costs from initial estimates in implementing the original restructuring plan. As a result of changes in estimates during 2003, severance-related reserves of $8 million and other reserves of $41 million were reversed and recorded to the Consolidated Statements of Earnings as Restructuring credits. These amounts resulted from lower than anticipated costs, principally in the Japan GPC business. The estimates for facilities costs were increased by $13 million in 2003, reflecting increased facilities closure costs for locations in the United States and Europe. The charges and credits above are included in net restructuring and other charges in the Consolidated Statements of Earnings.

         As a result of changes in estimates during 2002, severance-related reserves of $32 million and other reserves of $37 million, principally related to the Japan GPC business, were reversed and recorded to the Consolidated Statements of Earnings as restructuring credits. The estimates for facilities costs were adjusted in 2002 to reflect increased costs relating primarily to unutilized space in the World Financial Center of $70 million and certain other location closings in the United States of $22 million. These changes in estimates were partially offset by lower than anticipated costs in Japan of $41 million. Technology and fixed assets write-offs was also adjusted in 2002 to reflect increased fixed asset write-offs in various other U.S. corporate locations totaling $9 million. The charges and credits above are included in net restructuring and other charges in the Consolidated Statements of Earnings.

Divestitures
In the first quarter of 2002, Merrill Lynch sold its Securities Pricing Services business and its Canadian retail asset management business. Merrill Lynch recorded pre-tax gains of $45 million and $17 million, respectively, related to these sales, which were included in other revenues on the Consolidated Statements of Earnings.

         In 2002, Merrill Lynch and HSBC integrated their joint venture company, Merrill Lynch HSBC (“MLHSBC”), into the HSBC Group. MLHSBC was a 50/50 joint venture formed by Merrill Lynch and HSBC in April 2000 to create a global online investment and banking services company, serving individual self-directed customers outside the United States. Merrill Lynch recognized losses related to MLHSBC of $34 million and $150 million in 2002 and 2001, respectively, which have been recorded in other revenues on the Consolidated Statements of Earnings.

Research and other settlements
In May 2002, Merrill Lynch executed an agreement with the New York Attorney General regarding alleged conflicts of interest between Merrill Lynch’s Research and Investment Banking groups. As part of the agreement, the Attorney General terminated his investigation and Merrill Lynch agreed to implement changes to further insulate the Research Department from Investment Banking. In addition, in order to reach a resolution and settlement of the matter, Merrill Lynch agreed to make a civil payment of $48 million to New York State and an additional $52 million to the other 49 states and to Puerto Rico and the District of Columbia. Merrill Lynch admitted no wrongdoing or liability as part of this agreement. The majority of these payments were made in the fourth quarter of 2002. In addition, $11 million of related legal fees were incurred.

         In April 2003, the Securities and Exchange Commission, New York Stock Exchange, National Association of Securities Dealers, and state securities regulators announced that the settlements-in-principle that the regulators had disclosed on December 20, 2002 had been reduced to final settlements with regard to ten securities firms, including Merrill Lynch. Merrill Lynch disclosed the settlements-in-principle on December 24, 2002. The final settlements pertaining to Merrill Lynch, which involve both monetary and non-monetary relief set forth in the regulators’ announcements, concluded the regulatory actions against Merrill Lynch related to those alleged conflicts of interest affecting research analysts. The settlement became final on October 31, 2003 when the Court entered the order approving the related agreement. Merrill Lynch entered into these settlements without admitting or denying the allegations and findings by the regulators, and the settlements do not establish wrongdoing or liability for purposes of any other proceedings. Pursuant to this settlement, Merrill Lynch, among other things, contributed $100 million for the funding of independent research and investor education over five years, but did not pay any fines or make any additional civil payments. The full amount of the settlement-in-principle was accrued for in 2002.

         In March 2003, Merrill Lynch entered into a final settlement agreement with the Securities and Exchange Commission, in which it neither admitted nor denied any wrongdoing, regarding an investigation into two 1999 transactions between Merrill Lynch and Enron Corporation. This final settlement concluded the Securities and Exchange Commission’s investigation of all Enron-related matters with respect to Merrill Lynch. As a result, a pre-tax charge of $80 million ($64 million after-tax), which includes disgorgement, penalties and interest, was included in the 2002 Consolidated Statements of Earnings in research and other settlement-related expenses.

         In September 2003, the Department of Justice agreed not to prosecute Merrill Lynch for alleged crimes of its former employees related to certain transactions with Enron, subject to certain understandings, including Merrill Lynch’s continued cooperation with the Department, its acceptance of responsibility for conduct of its former employees, and its agreement to adopt and implement new policies and procedures related to the integrity of client and counterparty financial statements, complex-structured finance transactions and year-end transactions.

Note 4. Segment and Geographic Information

Segment Information
In reporting to management during 2003, Merrill Lynch’s operating results were categorized into three business segments: Global Markets and Investment Banking (“GMI”), GPC, and MLIM. Prior period amounts have been restated to conform to the 2003 presentation.

         The principal methodology used in preparing the segment results in the table that follows is:

•	Revenues and expenses are assigned to segments where directly attributable
•
Principal transactions, net interest and investment banking revenues and related costs resulting from the client activities of GPC are allocated among GMI and GPC based on production credits, share counts, trade counts, and other measures which estimate relative value

•	MLIM receives a net advisory fee from GPC relating to certain MLIM branded products offered through GPC’s 401 (k) product offering
•	Revenues and expenses related to mutual fund shares bearing a contingent deferred sales charge are reflected in segment results as if MLIM and GPC were unrelated entities
•	Interest (cost of carry) is allocated based on management’s assessment of the relative liquidity of segment assets and liabilities
•
Acquisition financing costs and other corporate interest, September 11-related expenses, research and other settlement-related expenses and goodwill amortization are not attributed to segments because management excludes these items from segment operating results in evaluating segment performance. The elimination of intersegment revenues and expenses is also included in Corporate items

•	Residual expenses (i.e., those related to overhead and support units) are attributed to segments based on specific methodologies (e.g., headcount, square footage, intersegment agreements etc.).

         Management believes that the following information by business segment provides a reasonable representation of each segment’s contribution to the consolidated net revenues and pre-tax earnings:

(dollars in millions)
				Corporate
				Items
				(including
	GMI	GPC	MLIM	intersegment		Total
				eliminations)

2003
Non-interest revenues	$7,223	$7,505	$1,377	$(6)	(1)	$16,099
Net interest profit(2)	2,853	1,358	24	(371)	(3)	3,864

Net revenues	10,076	8,863	1,401	(377)		19,963
Non-interest expenses	6,301	7,346	1,133	(35)	(4)	14,745

Pre-tax earnings (loss)	$3,775	$1,517	$268	$(342)		$5,218

Year-end total assets	$418,241	$66,394	$6,293	$5,388		$496,316

2002
Non-interest revenues	$6,167	$7,447	$1,526	$(42)	(1)	$15,098
Net interest profit(2)	2,261	1,333	24	(280)	(3)	3,338

Net revenues	8,428	8,780	1,550	(322)		18,436
Non-interest expenses	6,960	7,714	1,331	116	(4)	16,121

Pre-tax earnings (loss)	$1,468	$1,066	$219	$(438)		$2,315

Year-end total assets	$382,925	$58,258	$5,173	$5,019		$451,375

2001
Non-interest revenues	$8,460	$8,379	$1,902	$(95)	(1)	$18,646
Net interest profit(2)	1,808	1,518	21	(309)	(3)	3,038

Net revenues	10,268	9,897	1,923	(404)		21,684
Non-interest expenses	9,229	10,377	2,057	255	(4)	21,918

Pre-tax earnings (loss)	$1,039	$(480)	$(134)	$(659)		$(234)

Year-end total assets	$358,991	$67,600	$5,808	$4,642		$437,041

(1)	Primarily represents the elimination of intersegment revenues and expenses.
(2)	Management views interest income net of interest expense in evaluating results.
(3)	Represents acquisition financing costs, the impact of TOPrSSM and other corporate interest.
(4)
Represents elimination of intersegment revenues and expenses and September 11-related net expenses. 2002 also included research and other settlement-related expenses. 2001 also included goodwill amortization.

Geographic Information
Merrill Lynch operates in both U.S. and non-U.S. markets. Merrill Lynch’s non-U.S. business activities are conducted through offices in five regions:
•	Europe, Middle East, and Africa
•	Japan
•	Asia Pacific
•	Canada, and
•	Latin America

         The principal methodology used in preparing the geographic data in the table that follows is:
•	Revenue and expenses are generally recorded based on the location of the employee generating the revenue or incurring the expense
•	Earnings before income taxes include the allocation of certain shared expenses among regions, and
•	Intercompany transfers are based primarily on service agreements.

         The information that follows, in management’s judgment, provides a reasonable representation of each region’s contribution to the consolidated net revenues and pre-tax earnings:

(dollars in millions)
	2003	2002	2001

Net revenues
Europe, Middle East, and Africa	$3,295	$2,579	$3,435
Japan	1,252	778	1,007
Asia Pacific	736	669	792
Canada	218	245	880
Latin America	553	491	538

Total Non-U.S.	6,054	4,762	6,652
United States	14,286	13,996	15,436
Corporate	(377)	(322)	(404)

Total	$19,963	$18,436	$21,684

Earnings (loss) before income taxes
Europe, Middle East, and Africa	$818	$(219)	$(360)
Japan	650	192	(429)
Asia Pacific	151	10	(101)
Canada	63	85	210
Latin America	192	108	15

Total Non-U.S.	1,874	176	(665)
United States	3,686	2,577	1,090
Corporate	(342)	(438)	(659)

Total	$5,218	$2,315	$(234)

Note 5. Securities Financing Transactions

Merrill Lynch enters into secured borrowing and lending transactions in order to finance trading inventory positions, obtain securities for settlement, meet customers’ needs and earn residual interest rate spreads.

         Under these transactions, Merrill Lynch either receives or provides collateral, including U.S. Government and agencies, asset-backed, corporate debt, equity, and non-U.S. governments and agencies securities. Merrill Lynch receives collateral in connection with resale agreements, securities borrowed transactions, customer margin loans, and other loans. Under many agreements, Merrill Lynch is permitted to sell or repledge these securities held as collateral (e.g., use the securities to secure repurchase agreements, enter into securities lending transactions, or deliver to counterparties to cover short positions). At December 26, 2003 and December 27, 2002, the fair value of securities received as collateral where Merrill Lynch is permitted to sell or repledge the securities was $270 billion and $276 billion, respectively, and the fair value of the portion that has been sold or repledged was $236 billion and $229 billion, respectively.

         Merrill Lynch pledges firm-owned assets to collateralize repurchase agreements and other secured financings. Pledged securities that can be sold or repledged by the secured party are parenthetically disclosed in trading assets and investment securities on the Consolidated Balance Sheets. The carrying value and classification of securities owned by Merrill Lynch that have been loaned or pledged to counterparties where those counterparties do not have the right to sell or repledge at year-end 2003 and 2002 are as follows:

(dollars in millions)
	2003	2002

Asset Category
Trading assets
Mortgages, mortgage-backed, and asset-backed securities	$10,855	$11,530
U.S. Government and agencies	9,293	5,112
Corporate debt and preferred stock	6,766	7,843
Equities and convertible debentures	2,215	256
Non-U.S. governments and agencies	910	811
Municipals and money markets	82	337
Loans, notes, and mortgages	4,272	3,078

Total	$34,393	$28,967

Note 6. Investment Securities

Investment securities on the Consolidated Balance Sheets includes highly liquid debt securities including those held for liquidity management purposes, equity securities, the investment portfolio for Merrill Lynch’s U.S. banks, and investments of insurance subsidiaries. Investments of insurance subsidiaries are primarily debt securities, which are used to fund policyholder liabilities. Also included in investment securities are non-qualifying investments under SFAS No. 115, which include merchant banking investments, private equity investments, including partnership interests, and insurance policy loans. Investment securities reported on the Consolidated Balance Sheets at December 26, 2003 and December 27, 2002 are as follows:

(dollars in millions)
	2003	2002

Investment securities
Available-for-sale(1)	$66,121	$72,197
Trading	4,798	3,337
Held-to-maturity	636	638
Non-qualifying(2)
Deferred compensation hedges(3)	636	1,927
Other(4)	9,197	4,228

Total(1)	$81,388	$82,327

(1)	At December 26, 2003, includes $6.6 billion of investment securities reported in cash and securities segregated for regulatory purposes or deposited with clearing organizations.
(2)	Non-qualifying for SFAS No. 115 purposes.
(3)	Represents investments economically hedging deferred compensation liabilities.
(4)	Includes insurance policy loans, merchant banking investments, preferred stock, TOPrSSM-related investments, and other non-qualifying investments.

         The fair value of non-qualifying investment securities approximated the carrying amounts at year-end 2003 and 2002, respectively. Fair value for non-qualifying investments is estimated using a number of methods, including earnings multiples, discounted cash flow analyses, and review of underlying financial conditions and other market factors. These instruments may be subject to restrictions (e.g., sale requires consent of other investors to sell) that may limit Merrill Lynch’s ability to realize currently the estimated fair value. Accordingly, Merrill Lynch’s current estimate of fair value and the ultimate realization for these instruments may differ.

         Investment securities are classified as available-for-sale, held-to-maturity, or trading as described in Note 1 to the Consolidated Financial Statements.

         Information regarding investment securities subject to SFAS No. 115 follows:

(dollars in millions)
	December 26, 2003				December 27, 2002
	Cost/	Gross	Gross	Estimated	Cost/	Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value

Available-for-Sale
Mortgage- and asset-backed securities	$45,950	$636	$(155)	$46,431	$49,078	$1,085	$(140)	$50,023
U.S. Government and agencies	11,442	210	(77)	11,575	13,610	686	(14)	14,282
Corporate debt	3,490	84	(13)	3,561	4,720	173	(57)	4,836
Other debt securities	2,801	13	(14)	2,800	1,698	1	(18)	1,681

Total debt securities	63,683	943	(259)	64,367	69,106	1,945	(229)	70,822
Equity securities	1,747	11	(4)	1,754	1,418	2	(45)	1,375

Total	$65,430	$954	$(263)	$66,121	$70,524	$1,947	$(274)	$72,197

Held-to-Maturity
U.S. Government and agencies	$2	$–	$–	$2	$254	–	$–	$254
Mortgage- and asset-backed securities	20	–	–	20	26	–	–	26
Other debt securities	614	–	–	614	358	–	–	358

Total	$636	$–	$–	$636	$638	$–	$–	$638

         The following table presents fair value and unrealized losses, after hedges, for available-for-sale securities, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position at December 26, 2003.

(dollars in millions)
	Less than 1 Year		More than 1 Year		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

Asset category
Mortgage- and asset-backed securities	$6,518	$(33)	$16,265	$(119)	$22,783	$(152)
U.S. Government and agencies	4,321	(25)	2,475	(63)	6,796	(88)
Corporate debt	446	(6)	96	(7)	542	(13)
Other debt securities	730	(20)	–	–	730	(20)

Total debt securities	12,015	(84)	18,836	(189)	30,851	(273)
Equity securities	–	–	24	(4)	24	(4)

Total temporarily impaired securities	$12,015	$(84)	$18,860	$(193)	$30,875	$(277)

         The amortized cost and estimated fair value of debt securities at December 26, 2003 by contractual maturity, for available-for-sale and held-to-maturity investments follow:

(dollars in millions)
	Available-for-Sale		Held-to-Maturity
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$3,083	$3,088	$361	$361
Due after one year through five years	9,990	10,122	1	1
Due after five years through ten years	4,033	4,058	–	–
Due after ten years	627	668	254	254

	17,733	17,936	616	616
Mortgage- and asset-backed securities	45,950	46,431	20	20

Total(1)	$63,683	$64,367	$636	$636

(1) Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

         The proceeds and gross realized gains (losses) from the sale of available-for-sale investments are as follows:

(dollars in millions)
	2003	2002	2001

Proceeds	$56,448	$36,697	$14,138
Gross realized gains	709	331	85
Gross realized losses	(138)	(60)	(66)

         Net unrealized gains (losses) from investment securities classified as trading included in the 2003, 2002, and 2001 Consolidated Statements of Earnings were $(93) million, $70 million, and $47 million, respectively.

         The majority of the unrealized losses relate to mortgage-backed securities and U.S. Government and agency securities where Merrill Lynch has held these positions greater than one year. The majority of the investments are AAA rated debentures and mortgage-backed securities issued by U.S. agencies. These investments are not considered other-than-temporarily impaired because Merrill Lynch has the ability and intent to hold the investments for a period of time sufficient for a forecasted market price recovery up to or beyond the cost of the investment.

         Also during 2003, other revenues include a write-down of $114 million related to certain available-for-sale securities that were considered to be impaired on an other than temporary basis. Unrealized losses on these securities were previously included in accumulated other comprehensive loss. During 2003, the write-down was charged to earnings and removed from accumulated other comprehensive loss.

Note 7. Trading Assets and Liabilities

As part of its trading activities, Merrill Lynch provides its clients with brokerage, dealing, financing, and underwriting services for a broad range of products. While trading activities are primarily generated by client order flow, Merrill Lynch also takes proprietary positions based on expectations of future market movements and conditions. Merrill Lynch’s trading strategies rely on the integrated management of its client-driven and proprietary positions, along with related hedging and financing.

         Interest revenue and expense are integral components of trading activities. In assessing the profitability of trading activities, Merrill Lynch views net interest and principal transactions revenues in the aggregate.

         Trading activities expose Merrill Lynch to market and credit risks. These risks are managed in accordance with established risk management policies and procedures. Refer to Note 1 to the Consolidated Financial Statements for additional information on risk management.

Market Risk
Market risk is the potential change in an instrument’s value caused by fluctuations in interest and currency exchange rates, equity and commodity prices, credit spreads, or other risks. The level of market risk is influenced by the volatility and the liquidity in the markets in which financial instruments are traded.

         Merrill Lynch seeks to mitigate market risk associated with trading inventories by employing hedging strategies that correlate rate, price, and spread movements of trading inventories and related financing and hedging activities. Merrill Lynch uses a combination of cash instruments and derivatives to hedge its market exposures. The following discussion describes the types of market risk faced by Merrill Lynch.

Interest Rate Risk
Interest rate risk arises from the possibility that changes in interest rates will affect the value of financial instruments. Interest rate swap agreements, Eurodollar futures, and U.S. Treasury securities and futures are common interest rate risk management tools. The decision to manage interest rate risk using futures or swap contracts, as opposed to buying or selling short U.S. Treasury or other securities, depends on current market conditions and funding considerations.

         Interest rate agreements used by Merrill Lynch include caps, collars, floors, basis swaps, leveraged swaps, and options. Interest rate caps and floors provide the purchaser with protection against rising and falling interest rates, respectively. Interest rate collars combine a cap and a floor, providing the purchaser with a predetermined interest rate range. Basis swaps are a type of interest rate swap agreement where variable rates are received and paid, but are based on different index rates. Leveraged swaps are another type of interest rate swap where changes in the variable rate are multiplied by a contractual leverage factor, such as four times three-month LIBOR (London Interbank Offered Rate). Merrill Lynch’s exposure to interest rate risk resulting from these leverage factors is typically hedged with other financial instruments.

Currency Risk
Currency risk arises from the possibility that fluctuations in foreign exchange rates will impact the value of financial instruments. Merrill Lynch’s trading assets and liabilities include both cash instruments denominated in and derivatives linked to more than 50 currencies, including the Euro, Japanese Yen, Swiss franc, and British pound. Currency forwards and options are commonly used to manage currency risk associated with these instruments. Currency swaps may also be used in situations where a long-dated forward market is not available or where the client needs a customized instrument to hedge a foreign currency cash flow stream. Typically, parties to a currency swap initially exchange principal amounts in two currencies, agreeing to exchange interest payments and to re-exchange the currencies at a future date and exchange rate.

Equity Price Risk
Equity price risk arises from the possibility that equity security prices will fluctuate, affecting the value of equity securities and other instruments that derive their value from a particular stock, a defined basket of stocks, or a stock index. Instruments typically used by Merrill Lynch to manage equity price risk include equity options, warrants, and baskets of equity securities. Equity options, for example, can require the writer to purchase or sell a specified stock or to make a cash payment based on changes in the market price of that stock, basket of stocks, or stock index.

Credit Spread Risk
Credit spread risk arises from the possibility that changes in credit spreads will affect the value of financial instruments. Credit spreads represent the credit risk premiums required by market participants for a given credit quality (i.e., the additional yield that a debt instrument issued by a AA-rated entity must produce over a risk-free alternative (e.g., U.S. Treasury instrument)). Certain instruments are used by Merrill Lynch to manage this type of risk. Swaps and options, for example, can be designed to mitigate losses due to changes in credit spreads, as well as the credit downgrade or default of the issuer. Credit risk resulting from default on counterparty obligations is discussed in the Credit Risk section.

Commodity Price and Other Risks
Merrill Lynch views its commodity contracts as financial instruments since they are generally settled in cash and not by delivery of the underlying commodity. Commodity price risk results from the possibility that the price of the underlying commodity may rise or fall. Cash flows from commodity contracts are based on the difference between an agreed-upon fixed price and a price that varies with changes in a specified commodity price or index. Commodity contracts held by Merrill Lynch principally relate to precious metals and base metals.

         Merrill Lynch is also a party to financial instruments that contain risks not correlated to typical financial risks. Merrill Lynch generally mitigates the risk associated with these transactions by entering into offsetting derivative transactions.

Credit Risk
Merrill Lynch is exposed to risk of loss if an issuer or a counterparty fails to perform its obligations under contractual terms (“default risk”). Both cash instruments and derivatives expose Merrill Lynch to default risk. Credit risk arising from changes in credit spreads was previously discussed in the Market Risk section.

         Merrill Lynch has established policies and procedures for mitigating credit risk on principal transactions, including reviewing and establishing limits for credit exposure, maintaining collateral, and continually assessing the creditworthiness of counterparties.

         In the normal course of business, Merrill Lynch executes, settles, and finances various customer securities transactions. Execution of these transactions includes the purchase and sale of securities by Merrill Lynch. These activities may expose Merrill Lynch to default risk arising from the potential that customers or counterparties may fail to satisfy their obligations. In these situations, Merrill Lynch may be required to purchase or sell financial instruments at unfavorable market prices to satisfy obligations to other customers or counterparties. Additional information about these obligations is provided in Note 13 to the Consolidated Financial Statements. In addition, Merrill Lynch seeks to control the risks associated with its customer margin activities by requiring customers to maintain collateral in compliance with regulatory and internal guidelines.

         Liabilities to other brokers and dealers related to unsettled transactions (i.e., securities failed-to-receive) are recorded at the amount for which the securities were purchased, and are paid upon receipt of the securities from other brokers or dealers. In the case of aged securities failed-to-receive, Merrill Lynch may purchase the underlying security in the market and seek reimbursement for losses from the counterparty.

Concentrations of Credit Risk
Merrill Lynch’s exposure to credit risk (both default and credit spread) associated with its trading and other activities is measured on an individual counterparty basis, as well as by groups of counterparties that share similar attributes. Concentrations of credit risk can be affected by changes in political, industry, or economic factors. To reduce the potential for risk concentration, credit limits are established and monitored in light of changing counterparty and market conditions.

         At December 26, 2003, Merrill Lynch’s most significant concentration of credit risk was with the U.S. Government and its agencies. This concentration consists of both direct and indirect exposures. Direct exposure, which primarily results from trading asset and investment security positions in instruments issued by the U.S. Government and its agencies, amounted to $22.1 billion and $24.8 billion at December 26, 2003 and December 27, 2002, respectively. Merrill Lynch’s indirect exposure results from maintaining U.S. Government and agencies securities as collateral for resale agreements and securities borrowed transactions. Merrill Lynch’s direct credit exposure on these transactions is with the counterparty; thus Merrill Lynch has credit exposure to the U.S. Government and its agencies only in the event of the counterparty’s default. Securities issued by the U.S. Government or its agencies held as collateral for resale agreements and securities borrowed transactions at December 26, 2003 and December 27, 2002 totaled $98.2 billion and $113.9 billion, respectively.

         At December 26, 2003, Merrill Lynch had concentrations of credit risk with other counterparties, the largest of which was a government-sponsored agency rated AAA by recognized credit-rating agencies. Total unsecured exposure to this counterparty was approximately $3.7 billion, or 0.8% of total assets. Merrill Lynch’s most significant industry credit concentration is with financial institutions. Financial institutions include other brokers and dealers, commercial banks, finance companies, insurance companies, and investment companies. This concentration arises in the normal course of Merrill Lynch’s brokerage, trading, hedging, financing, and underwriting activities. Merrill Lynch also monitors credit exposures worldwide by region. Outside the United States, sovereign governments and financial institutions represent the most significant concentrations.

         In the normal course of business, Merrill Lynch purchases, sells, underwrites, and makes markets in non-investment grade instruments. In conjunction with merchant banking activities, Merrill Lynch also provides extensions of credit and makes equity investments to facilitate leveraged transactions. These activities expose Merrill Lynch to a higher degree of credit risk than is associated with trading, investing in, and underwriting investment grade instruments and extending credit to investment grade counterparties.

Derivatives
Merrill Lynch’s trading derivatives consist of derivatives provided to customers and derivatives entered into for proprietary trading strategies or risk management purposes.

         Default risk on derivatives can also occur for the full notional amount of the trade where a final exchange of principal takes place, as may be the case for currency swaps. Default risk exposure varies by type of derivative. Swap agreements and forward contracts are generally OTC-transacted and thus are exposed to default risk to the extent of their replacement cost. Since futures contracts are exchange-traded and usually require daily cash settlement, the related risk of loss is generally limited to a one-day net positive change in market value. Generally such receivables and payables are recorded in Customers receivables and payables on the Consolidated Balance Sheets. Option contracts can be exchange-traded or OTC-transacted. Purchased options have default risk to the extent of their replacement cost. Written options represent a potential obligation to counterparties and, accordingly, do not subject Merrill Lynch to default risk. Additional information about derivatives that meet the definition of a guarantee for accounting purposes is included in Note 13 to the Consolidated Financial Statements.

         Merrill Lynch generally enters into International Swaps and Derivatives Association, Inc. master agreements or their equivalent (“master netting agreements”) with each of its counterparties, as soon as possible. Master netting agreements provide protection in bankruptcy in certain circumstances and, in some cases, enable receivables and payables with the same counterparty to be offset on the Consolidated Balance Sheets, providing for a more meaningful balance sheet presentation of credit exposure. However, the enforceability of master netting agreements under bankruptcy laws in certain countries, or in certain industries is not free from doubt and receivables and payables with counterparties in these countries or industries are accordingly recorded on a gross basis.

         To reduce default risk, Merrill Lynch requires collateral, principally cash and U.S. Government and agencies securities, on certain derivative transactions. From an economic standpoint, Merrill Lynch evaluates default risk exposures net of related collateral. At December 26, 2003, such collateral amounted to $10.4 billion. In addition to obtaining collateral, Merrill Lynch attempts to mitigate default risk on derivatives by entering into transactions with provisions that enable Merrill Lynch to terminate or reset the terms of the derivative contract.

         Many of Merrill Lynch’s derivative contracts contain provisions that could, upon an adverse change in ML & Co.’s credit rating, trigger a requirement for an early payment or additional collateral support.

Note 8. Securitization Transactions and Transactions with Special Purpose Entities (SPEs)

Securitizations
In the normal course of business, Merrill Lynch securitizes: commercial and residential mortgage and home equity loans; municipal, government, and corporate bonds; and other types of financial assets. SPEs are often used when entering into or facilitating securitization transactions. Merrill Lynch’s involvement with SPEs used to securitize financial assets includes: establishing SPEs; selling assets to SPEs; structuring SPEs; underwriting, distributing, and making loans to SPEs; making markets in securities issued by SPEs; engaging in derivative transactions with SPEs; owning notes or certificates issued by SPEs; and/or providing liquidity facilities and other guarantees to SPEs.

         Merrill Lynch securitized assets of $61.9 billion and $42.4 billion for the years ended December 26, 2003 and December 27, 2002, respectively. For the years ended December 26, 2003 and December 27, 2002, Merrill Lynch received $62.7 billion and $43.4 billion, respectively, of proceeds, and other cash inflows, from new securitization transactions, and recognized net securitization gains, excluding gains on related derivative transactions, of $111.3 million and $52.2 million, respectively in Merrill Lynch’s Consolidated Statements of Earnings. Merrill Lynch generally records assets prior to securitization at fair value.

         In 2003 and 2002, cash inflows from securitizations related to the following asset types:

(dollars in millions)
	2003	2002

Asset category
Residential mortgage loans	$43,717	$28,676
Municipal bonds	11,301	7,956
Corporate and government bonds	1,721	2,708
Commercial loans and other	6,002	4,077

	$62,741	$43,417

         In certain instances, Merrill Lynch retains interests in the senior tranche, subordinated tranche, and/or residual tranche of securities issued by certain SPEs created to securitize assets. The gain or loss on sale of the assets is determined with reference to the previous carrying amount of the financial assets transferred, which is allocated between the assets sold and the retained interests, if any, based on their relative fair value at the date of transfer.

         Retained interests are recorded in the Consolidated Financial Statements at fair value. To obtain fair values, observable market prices are used if available. Where observable market prices are unavailable, Merrill Lynch generally estimates fair value initially and on an ongoing basis based on the present value of expected future cash flows using management’s best estimates of credit losses, prepayment rates, forward yield curves, and discount rates, commensurate with the risks involved. Retained interests are either held as trading assets, with changes in fair value recorded in the Consolidated Statements of Earnings, or as securities available-for-sale, with changes in fair value included in accumulated other comprehensive loss. Retained interests held as available-for-sale are reviewed periodically for impairment.

         Retained interests in securitized assets were approximately $2.7 billion and $3.3 billion at December 26, 2003 and December 27, 2002, respectively, which related primarily to residential mortgage loan and municipal bond securitization transactions. The majority of the retained interest balance consists of mortgage-backed securities that have observable market prices. These retained interests include mortgage-backed securities that Merrill Lynch has committed to purchase and expects to sell to investors in the normal course of its underwriting activity. Approximately 64% and 77% at December 26, 2003 and December 27, 2002, respectively, of residential mortgage loan retained interests consist of interests in U.S. Government agency sponsored securitizations, which are guaranteed with respect to principal and interest. In addition, $740 million and $851 million at December 26, 2003 and December 27, 2002, respectively, of the retained interest balance relates to municipal bond transactions where observable market prices are available for the underlying assets, which provide the inputs and parameters used to calculate the fair value of the retained interest.

         The following table presents information on retained interests, excluding the offsetting benefit of financial instruments used to hedge risks, held by Merrill Lynch as of December 26, 2003 arising from Merrill Lynch’s residential mortgage loan, municipal bond and other securitization transactions. As noted above, most retained interests are priced based on observable market values or derive their value directly from the observable value of the underlying securities. Key economic assumptions and parameters shown in the table below represent inputs derived from these observable market values. These assumptions and parameters are as of December 26, 2003. The sensitivities of the current fair value of the retained interests to immediate 10% and 20% adverse changes in those assumptions and parameters are also shown.

(dollars in millions)
	Residential
	Mortgage	Municipal
	Loans	Bonds	Other

Retained interest amount	$1,822	$740	$122
Weighted average life (in years)	3.2	3.6	N/A
Range	0.0 – 20.0	0.1 – 6.9	N/A
Weighted average credit losses (rate per annum)	0.7%	0%	0.4%
Range	0.0 – 3.5%	0%	0.0 – 3.1%
Impact on fair value of 10% adverse change	$(14)	$–	$–
Impact on fair value of 20% adverse change	$(23)	$–	$(1)
Weighted average discount rate	6.4%	2.2%	6.6%
Range	0.0 – 83.9%	1.0 – 11.3%	1.8 – 25.0%
Impact on fair value of 10% adverse change	$(12)	$(52)	$(3)
Impact on fair value of 20% adverse change	$(23)	$(100)	$(6)
Weighted average prepayment speed (CPR)	17.6%	15.1%(1)	N/A
Range	0.0 – 65.0%	7.0 – 24.0%(1)	N/A
Impact on fair value of 10% adverse change	$(12)	$(1)	N/A
Impact on fair value of 20% adverse change	$(23)	$(2)	N/A

N/A=Not Applicable
CPR=Constant Prepayment Rate
(1) Relates to select securitization transactions where assets are prepayable.

         The preceding table does not include the offsetting benefit of financial instruments that Merrill Lynch utilizes to hedge risks including credit, interest rate, and prepayment risk that are inherent in the retained interests. Merrill Lynch employs hedging strategies that are structured to take into consideration the hypothetical stress scenarios above such that they would be effective in principally offsetting Merrill Lynch’s exposure to loss in the event these scenarios occur. In addition, the sensitivity analysis is hypothetical and should be used with caution. In particular, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. Further, changes in fair value based on a 10% or 20% variation in an assumption or parameter generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, the sensitivity analysis does not consider any hedging activity that Merrill Lynch may take to mitigate the impact of any adverse changes in the key assumptions.

         The weighted average assumptions and parameters used initially to value retained interests relating to securitizations effected in 2003 that were still held by Merrill Lynch as of December 26, 2003 are as follows:

	Residential
	Mortgage	Municipal
	Loans	Bonds	Other

Weighted average life (in years)	5.6	N/A	N/A
Credit losses (rate per annum)	0.3%	0%	0%
Weighted average discount rate	6.0%	3.2%	4.5%
Prepayment speed assumption (CPR)	17.9%	N/A	N/A

N/A=Not Applicable
CPR=Constant Prepayment Rate

         For residential mortgage loan and other securitizations, the investors and the securitization trust have no recourse to Merrill Lynch’s other assets for failure of mortgage holders to pay when due.

         For municipal bond securitization SPEs, in the normal course of dealer market-making activities, Merrill Lynch acts as liquidity provider. Specifically, the holders of beneficial interests issued by municipal bond securitization SPEs have the right to tender their interests for purchase by Merrill Lynch on specified dates at a specified price. Beneficial interests that are tendered are then sold by Merrill Lynch to investors through a best efforts remarketing where Merrill Lynch is the remarketing agent. If the beneficial interests are not successfully remarketed, the holders of beneficial interests are paid from funds drawn under a standby liquidity letter of credit issued by Merrill Lynch.

         Merrill Lynch also provides default protection or credit enhancement to investors in securities issued by certain municipal bond securitization SPEs. Interest and principal payments on beneficial interests issued by these SPEs are secured by a guarantee issued by Merrill Lynch. In the event that the issuer of the underlying municipal bond defaults on any payment of principal and/or interest when due, the payments on the bonds will be made to beneficial interest holders from an irrevocable guarantee by Merrill Lynch.

         The maximum commitment under these liquidity and default guarantees totaled $17.0 billion and $13.7 billion at December 26, 2003 and December 27, 2002, respectively. The fair value of the commitments approximate $126 million and $69 million at December 26, 2003 and December 27, 2002, respectively, which is reflected in the Consolidated Financial Statements. Of these arrangements, $2.8 billion and $2.3 billion at December 26, 2003 and December 27, 2002, respectively, represent agreements where the guarantee is provided to the SPE by a third-party financial intermediary and Merrill Lynch enters into a reimbursement agreement with the financial intermediary. In these arrangements, if the financial intermediary incurs losses, Merrill Lynch has up to one year to fund those losses. Additional information regarding these commitments is provided in Note 13 to the Consolidated Financial Statements.

         The following table summarizes principal amounts outstanding, delinquencies, and net credit losses of securitized financial assets as of December 26, 2003 and December 27, 2002:

(dollars in millions)
	Residential
	Mortgage	Municipal
	Loans	Bonds	Other

December 26, 2003
Principal Amount
Outstanding	$43,777	$14,890	$4,527
Delinquencies	54	–	–
Net Credit Losses	3	–	8

December 27, 2002
Principal Amount
Outstanding	$23,107	$18,379	$2,476
Delinquencies	90	–	3
Net Credit Losses	5	–	44

Variable Interest Entities

In January 2003, the FASB issued FIN 46, which clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, for enterprises that have interests in entities that meet the definition of a VIE. A VIE is an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 requires that an entity shall consolidate a VIE if that enterprise has a variable interest that will absorb a majority of the VIE’s expected losses; receive a majority of the VIE’s expected residual returns; or both.

         The FASB issued FIN 46R on December 24, 2003, which provides most public entities with the ability to defer implementation of the revised FIN 46 to no later than the first fiscal quarter of 2004. However, should a public issuer elect to defer implementation of FIN 46R, the entity is required to adopt FIN 46 for the 2003 fiscal year-end reporting. Merrill Lynch has elected to follow the guidance in FIN 46R for purposes of determining those VIEs that must be consolidated or disclosed as giving rise to a significant variable interest at December 26, 2003. Merrill Lynch has accounted for those VIEs that are consolidated under the new guidance as a cumulative effect of a change in accounting principle, which did not have a material effect on the 2003 year-end financial statements.

         In the normal course of business, Merrill Lynch acts as a transferor, derivative counterparty, investor, arranger, structurer, underwriter, market-maker, guarantor, and/or liquidity provider to many VIEs. In addition, Merrill Lynch acts as transferor to certain entities that meet the requirements of qualifying special purpose entities, which are not consolidated in the Merrill Lynch Financial Statements in accordance with SFAS No. 140, but which are disclosed herein where Merrill Lynch typically holds a significant variable interest and/or the transaction type represents a significant Merrill Lynch sponsored program.

         Merrill Lynch has entered into transactions with a number of VIEs in which it is the primary beneficiary and therefore must consolidate the VIE; or is a significant variable interest holder in the VIE. These VIEs are as follows:

•
Merrill Lynch is the primary beneficiary of VIEs that own convertible bonds purchased from Merrill Lynch, in which Merrill Lynch maintains a call option to repurchase the convertible bonds from the VIE. The purpose of these VIEs is to market convertible bonds to a broad investor base by separating the bonds into callable debt and a conversion call option. Assets held by these VIEs are reported in equities and convertible debentures or resale agreements, depending on the nature of the transaction, in the Consolidated Balance Sheet. Holders of the beneficial interests in these VIEs have no recourse to the general credit of Merrill Lynch; rather their investment is paid exclusively from the convertible bonds held by the VIE.

•
Merrill Lynch is the primary beneficiary of “maturity shortening transactions,” in which the VIE serves to shorten the maturity of a fixed income security, and, at the maturity date of the VIE, Merrill Lynch has the obligation to repurchase some or all of the securities held by the VIE. Assets held by these VIEs are reported in corporate debt and preferred stock. The beneficial interest holders in these VIEs have recourse to Merrill Lynch to the extent that the underlying assets that Merrill Lynch is required to repurchase have declined in value from the initial transaction date.

•
Merrill Lynch is the sponsor and guarantor of VIEs that provide a guarantee of principal to beneficial interest holders, thereby limiting investors’ losses generated from the assets. Merrill Lynch may also guarantee investors returns in excess of principal depending on the nature of the fund. In certain of these VIEs, Merrill Lynch is the primary beneficiary. Investors in these VIEs have recourse to Merrill Lynch to the extent that the value of the assets held by the VIEs at maturity is less than the investors’ initial investment or guaranteed amount. Where Merrill Lynch is not the primary beneficiary, guarantees related to these funds are discussed and disclosed in Note 13 to the Consolidated Financial Statements.

•
Merrill Lynch has made loans to, and/or investments in, VIEs that hold loan receivable assets and real estate, and as a result of these loans and investments, Merrill Lynch may be either the primary beneficiary and consolidate, or a significant variable interest holder. These VIEs are primarily designed to provide temporary on or off balance sheet financing to clients and/or to invest in real estate. Assets held by VIEs where ML has provided financing and is the primary beneficiary are recorded in other assets and/or loans, notes and mortgages in the Consolidated Balance Sheet. Assets held by VIEs where Merrill Lynch has invested in real estate partnerships are classified as investment securities where Merrill Lynch holds a significant variable interest, and in other assets where Merrill Lynch is the primary beneficiary. The beneficial interest holders in these VIEs have no recourse to the general credit of Merrill Lynch; rather their investments are paid exclusively from the assets in the VIE.

•
Merrill Lynch has a significant variable interest in municipal bond securitization QSPEs to which it provides liquidity and default facilities. Additional information on these programs is provided in the retained interest securitization disclosures above and in Note 13 to the Consolidated Financial Statements.

•
Merrill Lynch has entered into transactions with VIEs that are used, in part, to provide foreign tax planning strategies to investors. Merrill Lynch is a significant variable interest holder in these VIEs.

•
Merrill Lynch has a significant variable interest in residential mortgage securitizations entered into by one of its banking subsidiaries. In accordance with the previous accounting guidance of SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, this entity qualifies as a QSPE, although Merrill Lynch retains a 97% interest in the vehicle.

•
Merrill Lynch has entered into transactions with VIEs where Merrill Lynch is a derivative counterparty to a VIE that serves to synthetically expose investors to a specific credit risk. Based on the provisions of FIN 46R, Merrill Lynch does not have a significant variable interest since the derivative it has purchased does not absorb variability. However, because these structures represent a significant Merrill Lynch sponsored program, information related to these structures has been included in the following table.

         The following table summarizes Merrill Lynch’s involvement with the VIEs listed above as of December 26, 2003. Where an entity is a significant variable interest holder, FIN 46R requires that entity to disclose its maximum exposure to loss as a result of its interest in the VIE. It should be noted that this measure does not reflect Merrill Lynch’s estimate of the actual losses that could result from adverse changes, nor does it reflect the economic hedges Merrill Lynch enters into to reduce its exposure.

(dollars in millions)	December 26, 2003

			Significant
			Variable
	Primary Beneficiary		Interest Holder
		Recourse
	Asset	to Merrill	Asset	Maximum
Description	Size	Lynch(4)	Size	Exposure

Convertible Bond Stripping	$1,864	None	$–	$–
Maturity Shortening	379	$1	–	–
Guaranteed Funds	863	863	–	–
Loan and Real Estate VIEs	775	None	636	567
Municipal Bond Securitizations(1)	–	–	16,927	16,927
Foreign Tax Planning VIEs(2)	–	–	2,811	114
Mortgage Securitizations	–	–	345	334
Synthetic Credit Risk VIEs(3)	–	–	6,402	474

(1)
The maximum exposure for Municipal Bond Securitizations reflects Merrill Lynch’s potential liability as a result of the liquidity and default facilities entered into with the VIEs. It significantly overestimates Merrill Lynch’s exposure to these VIEs since Merrill Lynch enters into economic hedges that are designed to be effective in principally offsetting Merrill Lynch’s exposure to loss.

(2)
The maximum exposure for Foreign Tax Planning VIEs reflects the fair value of derivatives entered into with the VIEs, as well as the maximum exposure to loss associated with indemnifications made to investors in the VIEs.

(3)	The maximum exposure for Synthetic Credit Risk VIEs is the asset carrying value of the derivatives entered into with the VIEs as of December 26, 2003.
(4)	This column reflects the extent, if any, to which investors have recourse to Merrill Lynch beyond the assets held in the VIE.

         At December 26, 2003, the Consolidated Balance Sheet included $1.2 billion of incremental assets related to the consolidation of these entities in which Merrill Lynch is the primary beneficiary.

Note 9. Loans, Notes, and Mortgages and Related Commitments to Extend Credit

Loans, notes, and mortgages and related commitments to extend credit at December 26, 2003 and December 27, 2002, are presented below:

(dollars in millions)
	Loans		Commitments
	2003	2002	2003(1)	2002

Consumer and small-and middle-market business:
Mortgages	$16,688	$16,484	$4,842	$5,168
Small- and middle-market business	6,737	4,982	3,411	2,673
Other	4,045	1,172	603	477
Commercial:
Secured	21,048	11,972	12,425	9,321
Unsecured investment grade	1,806	3,492	15,028	10,882
Unsecured non-investment grade	669	731	562	300
Total	$50,993	$38,833	$36,871	$28,821

(1) See Note 13 for a maturity profile of these commitments.

         The loan amounts are net of an allowance for loan losses of $318 million and $285 million as of December 26, 2003 and December 27, 2002, respectively.

         Consumer and small- and middle-market business loans, which are substantially secured, consisted of approximately 269,500 individual loans at December 26, 2003, and included residential mortgages, home equity loans, small- and middle-market business loans, and other loans to individuals for household, family, or other personal expenditures. Commercial loans, which at year-end 2003 consisted of approximately 7,500 separate loans, include syndicated loans and other loans to corporations and other businesses. Secured loans and commitments include lending activities made in the normal course of Merrill Lynch’s securities and financing businesses. The investment grade and non-investment grade categorization is determined using the credit rating agency equivalent of internal credit ratings. Non-investment grade counterparties are those rated lower than BBB. Merrill Lynch enters into credit default swaps to mitigate credit exposure related to funded and unfunded unsecured commercial loans. The notional value of these swaps totaled $4.9 billion and $3.8 billion at December 26, 2003 and December 27, 2002, respectively. For information on credit risk management see Note 7 to the Consolidated Financial Statements.

         The above amounts include $7.6 billion and $6.2 billion of loans held for sale at December 26, 2003 and December 27, 2002, respectively. Loans held for sale are loans that management expects to sell prior to maturity. At December 26, 2003, such loans consisted of $5.2 billion of consumer loans, primarily residential mortgages, and $2.4 billion of commercial loans, approximately 59% of which are to investment grade counterparties. At December 27, 2002, such loans consisted of $3.2 billion of consumer loans, primarily residential mortgages, and $3.0 billion of commercial loans, approximately 49% of which were to investment grade counterparties. For information on the accounting policy related to loans, notes and mortgages, see Note 1 to the Consolidated Financial Statements.

         The fair values of loans, notes, and mortgages were approximately $51.1 billion and $38.9 billion at December 26, 2003 and December 27, 2002, respectively. Fair value for loans made in connection with private equity investing activities, consisting primarily of senior debt, is estimated using discounted cash flows. Merrill Lynch’s estimate of fair value for other loans, notes, and mortgages is determined based on loan characteristics. For certain homogeneous categories of loans, including residential mortgages and home equity loans, fair value is estimated using market price quotations or previously executed transactions for securities backed by similar loans, adjusted for credit risk and other individual loan characteristics. For Merrill Lynch’s variable-rate loan receivables, carrying value approximates fair value.

         Merrill Lynch generally maintains collateral on secured loans in the form of securities, liens on real estate, perfected security interests in other assets of the borrower, and guarantees.

         Merrill Lynch enters into commitments to extend credit, predominantly at variable interest rates, in connection with corporate finance and loan syndication transactions. Customers may also be extended loans or lines of credit collateralized by first and second mortgages on real estate, certain liquid assets of small businesses, or securities. Merrill Lynch considers commitments to be outstanding as of the date the commitment letter is issued. These commitments usually have a fixed expiration date and are contingent on certain contractual conditions that may require payment of a fee by the counterparty. Once commitments are drawn upon, Merrill Lynch may require the counterparty to post collateral depending on its creditworthiness and general market conditions.

         The contractual amounts of these commitments represent the amounts at risk should the contract be fully drawn upon, the client defaults, and the value of the existing collateral becomes worthless. The total amount of outstanding commitments may not represent future cash requirements, as commitments may expire without being drawn upon. For a maturity profile of these and other commitments see Note 13 to the Consolidated Financial Statements.

Note 10. Commercial Paper and Short- and Long-Term Borrowings

ML & Co. is the primary issuer of all debt instruments. For local tax or regulatory reasons, debt is also issued by certain subsidiaries.

         Total borrowings at December 26, 2003 and December 27, 2002 consisted of the following:

(dollars in millions)
	2003	2002

Senior debt issued by ML & Co.	$80,159	$76,822
Senior debt issued by subsidiaries, guaranteed by ML & Co.	5,441	5,833
Other subsidiary financing	2,699	1,222
Long-term debt issued to TOPrSSM partnerships	3,203	3,189
Total	$91,502	$87,066

         These borrowing activities may create exposure to market risk, most notably interest rate, equity, and currency risk. Refer to Note 1 to the Consolidated Financial Statements, Derivatives section for additional information on the use of derivates to hedge these risks and the accounting for derivatives embedded in these instruments.

         Borrowings at December 26, 2003 and December 27, 2002 are presented below:

(dollars in millions)
	2003	2002

Commercial paper and other short-term borrowings
Commercial paper	$ 4,568	$ 3,966
Other	432	1,387
Total	$ 5,000	$ 5,353

Long-term borrowings
Fixed-rate obligations(1)(3)	$37,210	$34,084
Variable-rate obligations(2)(3)	41,297	39,703
Zero-coupon contingent convertible debt (LYONs®)	4,792	4,737
Total	$83,299	$78,524

Long-term debt issued to TOPrSSM partnerships	$ 3,203	$ 3,189

(1)	Fixed-rate obligations are generally swapped to floating rates.
(2)	Variable interest rates are generally based on rates such as LIBOR, the U.S. Treasury Bill Rate, or the Federal Funds Rate.
(3)	Included are various equity-linked or other indexed instruments.

         Long-term borrowings, including adjustments related to fair value hedges and various equity-linked or other indexed instruments, and Long-term debt issued to TOPrSSM partnerships at December 26, 2003, mature as follows:

(dollars in millions)

2004	$ 17,508	20%
2005	12,174	14
2006	13,092	15
2007	10,023	12
2008	8,205	10
2009 and thereafter	25,500	29
Total	$ 86,502	100%

         Certain long-term borrowing agreements contain provisions whereby the borrowings are redeemable at the option of the holder at specified dates prior to maturity. Management believes, however, that a portion of such borrowings will remain outstanding beyond their earliest redemption date. A limited number of notes whose coupon or repayment terms are linked to the performance of equity, other indices, or baskets of securities, may be accelerated based on the value of a referenced index or security, in which case Merrill Lynch may be required to immediately settle the obligation for cash or other securities. Merrill Lynch typically hedges these notes with positions in derivatives and/or in the underlying securities. Merrill Lynch also makes markets buying and selling its debt instruments, including such notes.

         Senior debt issued by ML & Co. and senior debt issued by subsidiaries guaranteed by ML & Co. do not contain provisions that could, upon an adverse change in ML & Co.’s credit rating, financial ratios, earnings, cash flows, or ML & Co. stock price, trigger a requirement for an early payment, additional collateral support, changes in terms, acceleration of maturity, or the creation of an additional financial obligation.

         The fair values of long-term borrowings and related hedges approximated the carrying amounts at year-end 2003 and 2002.

         The effective weighted-average interest rates for borrowings, at December 26, 2003 and December 27, 2002 were:

	2003	2002

Commercial paper and other short-term borrowings	2.10%	2.27%
Long-term borrowings, contractual rate	2.99	3.26
Long-term borrowings, including the impact of hedges	1.38	1.74
Long-term debt issued to TOPrSSM partnerships	7.15	7.17

         In March 2002, Merrill Lynch issued $2.3 billion aggregate original principal amount of floating rate zero-coupon contingently convertible debt (Liquid Yield OptionTM notes or LYONs®) at an issue price of $1,000 per note, which resulted in gross proceeds of $2.3 billion. The LYONs® are unsecured and unsubordinated indebtedness of Merrill Lynch with a maturity date of 30 years. Merrill Lynch will pay no interest prior to maturity unless, during any six-month period commencing June 1, 2007, the average market price of the LYONs® for a certain period exceeds 120% or more of the accreted value of the LYONs®. In the case that payment is required, contingent interest will be equal to the greater of the common stock dividend for that period or $0.16 multiplied by the initial amount of shares into which the LYONs® are convertible. At maturity on March 13, 2032, holders will receive, for each note, a contingent principal amount equal to $1,000 increased daily by a yield of 3-month LIBOR minus 2.0% per annum, reset quarterly. Regardless of the level of 3-month LIBOR, however, the yield will never be less than 0% and, after March 13, 2007, the yield will not exceed 5.5%. For the year ended December 26, 2003, the weighted average yield of the notes was 0%. Merrill Lynch is recognizing any contingent principal amount as it is accrued over the term of the LYONs®. Each LYONs® is convertible into 13.8213 shares of common stock if certain conditions are met. Holders may require Merrill Lynch to purchase all or a portion of their LYONs® on March 13, 2005, 2007, 2012, 2017, 2022, and 2027 at the then contingent principal amount. Holders may also require Merrill Lynch to repurchase all or a portion of the LYONs® upon a change in control occurring on or before March 13, 2007 at a price equal to the then contingent principal amount. Merrill Lynch may elect to pay the purchase price in cash, shares of common stock or any combination thereof. Merrill Lynch may redeem all or a portion of the LYONs® at any time after March 13, 2007.

         In May 2001, Merrill Lynch issued $4.6 billion of LYONs® at an issue price of $511.08 per note, which resulted in gross proceeds of approximately $2.4 billion. The LYONs® are unsecured and unsubordinated indebtedness of Merrill Lynch with a maturity date of 30 years. Merrill Lynch will pay no interest prior to maturity unless, during any six-month period commencing June 1, 2006, the average market price of the LYONs® for a certain period exceeds 120% or more of the accreted value of the LYONs.® In the case that payment is required, contingent interest will be equal to the greater of the common stock dividend for that period or $0.16 multiplied by the initial amount of shares into which the LYONs® are convertible. Each note has a yield to maturity of 2.25% with a maturity value of $1,000 on May 23, 2031. Merrill Lynch is amortizing the issue discount using the effective interest method over the term of the LYONs.® Each LYONs® is convertible into 5.6787 shares of common stock if certain conditions are met. Holders may require Merrill Lynch to purchase all or a portion of their LYONs® on May 23, 2004, 2005, 2006, 2011, 2016, 2021 and 2026 at the then accreted value. Holders may also require Merrill Lynch to repurchase all or a portion of the LYONs® upon a change in control occurring on or before May 23, 2006 at a price equal to the then accreted value. Merrill Lynch may elect to pay the purchase price in cash, shares of common stock or any combination thereof. Merrill Lynch may redeem all or a portion of the LYONs® at any time after May 23, 2006.

Long-term debt issued to TOPrSSM partnerships

         Long-term debt issued to TOPrSSM partnerships represent long-term debt payable to the partnerships that issued Trust Originated Preferred Securities (“TOPrSSM”). TOPrSSM were issued to investors by trusts created by Merrill Lynch and are registered with the Securities and Exchange Commission. Using the issuance proceeds, the trusts purchased Partnership Preferred Securities, representing limited partnership interests. Using the purchase proceeds, the limited partnerships extended loans to ML & Co. and one or more subsidiaries of ML & Co. ML & Co. has guaranteed, on a subordinated basis, the payment in full of all distributions and other payments on the TOPrSSM to the extent that the trusts have funds legally available. This guarantee and a similar partnership distribution guarantee are subordinated to all other liabilities of ML & Co. and rank equally with preferred stock of ML & Co. Merrill Lynch has accounted for its issuance of TOPrSSM in accordance with the provisions of FIN 46R and, as a result, the partnerships and trusts that issue these securities have been deconsolidated in Merrill Lynch’s financial statements.

Borrowing Facilities

Merrill Lynch has a committed, senior, unsecured bank credit facility aggregating $3.0 billion under an agreement with a syndicate of banks. The agreement contains covenants requiring, among other things, that Merrill Lynch maintain specified levels of net worth, as defined in the agreement, on the date of an advance. At December 26, 2003, this credit facility was not drawn upon.

         The credit quality, amounts, and terms of this credit facility are continually monitored and modified as warranted by business conditions. Under the existing agreement, the credit facility will mature in May 2004.

Note 11. Deposits

Deposits at December 26, 2003 and December 27, 2002 are presented below:

(dollars in millions)
	2003	2002

U.S.
Savings Deposits	$64,197	$67,528
Time Deposits	1,212	1,022
Total U.S. Deposits	65,409	68,550
Non-U.S.
Non-interest bearing	359	237
Interest bearing	13,689	13,055
Total Non-U.S. Deposits	14,048	13,292
Total Deposits	$79,457	$81,842

         The effective weighted-average interest rates for deposits, which include the impact of hedges, at December 26, 2003 and December 27, 2002 were 0.78% and 1.32%, respectively. The fair values of deposits approximated carrying values at December 26, 2003 and December 27, 2002.

Note 12. Stockholders’ Equity and Earnings Per Share

Preferred Equity
ML & Co. is authorized to issue 25,000,000 shares of undesignated preferred stock, $1.00 par value per share. All shares of currently outstanding preferred stock constitute one and the same class that have equal rank and priority over common stockholders as to dividends and in the event of liquidation.

9% Cumulative Preferred Stock, Series A

ML & Co. has issued 17,000,000 Depositary Shares, each representing a one-four-hundredth interest in a share of 9% Cumulative Preferred Stock, Series A, liquidation preference value of $10,000 per share (“9% Preferred Stock”). The 9% Preferred Stock is a single series consisting of 42,500 shares with an aggregate liquidation preference of $425 million, all of which was outstanding at year-end 2003, 2002, and 2001.

         Dividends on the 9% Preferred Stock are cumulative from the date of original issue and are payable quarterly when declared by the authority of the Board of Directors. The 9% Preferred Stock is perpetual and redeemable on or after December 30, 2004 at the option of ML & Co., in whole or in part, at a redemption price equal to $10,000 per share, plus accrued and unpaid dividends (whether or not declared) to the date fixed for redemption.

Common Stock

Dividends paid on common stock were $0.64 per share in 2003, 2002 and 2001.

Shares Exchangeable into Common Stock

In 1998, Merrill Lynch & Co., Canada Ltd. issued 9,662,448 Exchangeable Shares in connection with Merrill Lynch’s merger with Midland Walwyn Inc. Holders of Exchangeable Shares have dividend, voting, and other rights equivalent to those of ML & Co. common stockholders. Exchangeable Shares may be exchanged at any time, at the option of the holder, on a one-for-one basis for ML & Co. common stock. Merrill Lynch may redeem all outstanding Exchangeable Shares for ML & Co. common stock after January 31, 2011, or earlier under certain circumstances.

         During 2003 and 2002, 1,011,118 and 284,366 Exchangeable Shares, respectively, were converted to ML & Co. common stock. At year-end 2003, 2,899,923 Exchangeable Shares were outstanding, compared with 3,911,041 at year-end 2002.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss represents cumulative gains and losses on items that are not reflected in earnings. The balances at December 26, 2003 and December 27, 2002 are as follows:

(dollars in millions)
	2003	2002

Foreign currency translation adjustment
Unrealized (losses), net of gains	$(758)	$(366)
Income taxes	457	46
Total	(301)	(320)
Unrealized gains (losses) on investment securities available-for-sale
Unrealized (losses), net of gains	(158)	(185)
Adjustments for:
Policyholder liabilities	(36)	(44)
Deferred policy acquisition costs	2	3
Income taxes	81	81
Total	(111)	(145)
Deferred gains on cash flow hedges	11	20
Minimum pension liability	(150)	(125)
Total accumulated other comprehensive loss	$(551)	$(570)

Stockholder Rights Plan

In 1997, the Board of Directors approved and adopted the amended and restated Stockholder Rights Plan. The amended and restated Stockholder Rights Plan provides for the distribution of preferred purchase rights (“Rights”) to common stockholders. The Rights separate from the common stock 10 days following the earlier of: (a) an announcement of an acquisition by a person or group (“acquiring party”) of 15% or more of the outstanding common shares of ML & Co., or (b) the commencement of a tender or exchange offer for 15% or more of the common shares outstanding. One Right is attached to each outstanding share of common stock and will attach to all subsequently issued shares. Each Right entitles the holder to purchase 1/100 of a share (a “Unit”) of Series A Junior Preferred Stock, par value $1.00 per share, at an exercise price of $300 per Unit at any time after the distribution of the Rights. The Units are nonredeemable and have voting privileges and certain preferential dividend rights. The exercise price and the number of Units issuable are subject to adjustment to prevent dilution.

If, after the Rights have been distributed, either the acquiring party holds 15% or more of ML & Co.’s outstanding shares or ML & Co. is a party to a business combination or other specifically defined transaction, each Right (other than those held by the acquiring party) will entitle the holder to receive, upon exercise, a Unit of preferred stock or shares of common stock of the surviving company with a value equal to two times the exercise price of the Right. The Rights expire in 2007, and are redeemable at the option of a majority of the directors of ML & Co. at $.01 per Right at any time until the 10th day following an announcement of the acquisition of 15% or more of ML & Co.’s common stock.

Earnings Per Share

Basic earnings per share (“EPS”) is calculated by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding. Diluted EPS is similar to basic EPS, but adjusts for the effect of the potential issuance of common shares. The following table presents the computations of basic and diluted EPS:

(dollars in millions, except per share amounts)
	2003	2002	2001

Net earnings	$3,834	$1,710	(335)
Preferred stock dividends	38	38	39
Net earnings applicable to common stockholders	$3,796	$1,672	$(374)

(shares in thousands)
Weighted-average basic shares outstanding(1)	900,711	862,318	838,683
Effect of dilutive instruments(2)
Employee stock options	32,807	32,779	–
FACAAP shares	22,995	23,990	–
Restricted shares and units	21,215	25,141	–
ESPP shares	61	71	–
Dilutive potential common shares	77,078	81,981	–
Diluted shares(3)	977,789	944,299	838,683

Basic EPS	$4.21	$1.94	$(0.45)
Diluted EPS	3.88	1.77	(0.45)

(1)	Includes shares exchangeable into common stock.
(2)	See Note 15 to the Consolidated Financial Statements for a description of these instruments and issuances subsequent to December 26, 2003.
(3)
At year-end 2003, 2002, and 2001, there were 90,555; 118,070; and 138,239 instruments, respectively, that were considered antidilutive and thus were not included in the above calculations. Additionally, shares related to Merrill Lynch’s LYONs® issuance are not included in the computation of diluted earnings per share because the threshold trigger price for conversion has not been reached.

Note 13. Commitments, Contingencies and Guarantees

Litigation
Merrill Lynch has been named as a defendant in various legal actions, including arbitrations, class actions, and other litigation arising in connection with its activities as a global diversified financial services institution. The general decline of equity securities prices that began in 2000 has resulted in increased legal actions against many firms, including Merrill Lynch and will likely result in higher professional fees and litigation expenses than those incurred in the past.

         Some of the legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. In some cases, the issuers that would otherwise be the primary defendants in such cases are bankrupt or otherwise in financial distress. Merrill Lynch is also involved in investigations and/or proceedings by governmental and self-regulatory agencies. The number of these investigations has also increased in recent years with regard to many firms, including Merrill Lynch.

         Given the number of these legal actions, investigations and proceedings, some are likely to result in adverse judgments, settlements, penalties, injunctions, fines or other relief. Merrill Lynch believes it has strong defenses to, and, where appropriate, will vigorously contest these actions. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases in which claimants seek substantial or indeterminate damages, Merrill Lynch often cannot predict what the eventual loss or range of loss related to such matters will be. Merrill Lynch believes, based on information available to it, that the resolution of these actions will not have a material adverse effect on the financial condition of Merrill Lynch as set forth in the Consolidated Financial Statements, but may be material to Merrill Lynch’s operating results or cash flows for any particular period and may impact ML & Co.’s credit ratings.

Commitments

At December 26, 2003, Merrill Lynch commitments had the following expirations:

(dollars in millions)
	Commitment expiration

		Less
		than	1 – 3	3+ – 5	Over 5
	Total	1 year	years	years	years

Commitments to extend credit(1)	$36,871	$18,197	$7,415	$7,166	$4,093
Purchasing and other commitments	8,348	7,211	715	186	236
Operating leases	3,885	524	1,006	853	1,502
Resale agreements	10,215	10,215	–	–	–
Total	$59,319	$36,147	$9,136	$8,205	$5,831

(1) See Note 9 to the Consolidated Financial Statements for additional details.

Lending Commitments

Merrill Lynch enters into commitments to extend credit, predominantly at variable interest rates, in connection with certain merchant banking, corporate finance, and loan syndication transactions. Clients may also be extended loans or lines of credit collateralized by first and second mortgages on real estate, certain liquid assets of small businesses, or securities. These commitments usually have a fixed expiration date and are contingent on certain contractual conditions that may require payment of a fee by the counterparty. Once commitments are drawn upon, Merrill Lynch may require the counterparty to post collateral depending upon creditworthiness and general market conditions.

         The contractual amounts of these commitments represent the amounts at risk should the contract be fully drawn upon, the client defaults, and the value of the existing collateral becomes worthless. The total amount of outstanding commitments may not represent future cash requirements, as commitments may expire without being drawn upon.

Purchasing and Other Commitments

In the normal course of business, Merrill Lynch enters into commitments for underwriting transactions. Settlement of these transactions as of December 26, 2003 would not have a material effect on the consolidated financial condition of Merrill Lynch.

         In connection with trading activities, Merrill Lynch enters into commitments related to resale agreements.

         Merrill Lynch also obtains commercial letters of credit from issuing banks to satisfy various counterparty collateral requirements in lieu of depositing cash or securities collateral. Commercial letters of credit aggregated $507 million and $434 million at December 26, 2003 and December 27, 2002, respectively.

         In the normal course of business, Merrill Lynch enters into institutional and margin-lending transactions, some of which is on a committed basis, but most of which is not. Margin lending on a committed basis only includes amounts where Merrill Lynch has a binding commitment. These binding margin lending commitments totaled $459 million at December 26, 2003 and $1.2 billion at December 27, 2002.

         Merrill Lynch has commitments to purchase partnership interests, primarily related to private equity investing activities, of $426 million and $698 million at December 26, 2003 and December 27, 2002, respectively. Merrill Lynch also has entered into agreements with providers of market data, communications, and systems consulting services. At December 26, 2003 and December 27, 2002 minimum fee commitments over the remaining life of these agreements aggregated $503 million and $527 million, respectively. Merrill Lynch has entered into other purchasing commitments totaling $7.0 billion and $1.4 billion at December 26, 2003 and December 27, 2002, respectively.

Leases

Merrill Lynch has entered into various noncancellable long-term lease agreements for premises that expire through 2024. Merrill Lynch has also entered into various noncancellable short-term lease agreements, which are primarily commitments of less than one year under equipment leases.

         In 1999 and 2000, Merrill Lynch established two SPEs to finance its Hopewell, New Jersey campus and an aircraft. Merrill Lynch leased the facilities and the aircraft from the SPEs. The total amount of funds raised by the SPEs to finance these transactions was $383 million. These SPEs were not consolidated by Merrill Lynch pursuant to the accounting guidance that was then in effect. In the second quarter of 2003, the facilities and aircraft owned by these SPEs were acquired by a newly created limited partnership, which is unaffiliated with Merrill Lynch. The limited partnership acquired the assets subject to the leases with Merrill Lynch as well as the existing indebtedness incurred by the original SPEs. The proceeds from the sale of the assets to the limited partnership, net of the debt assumed by the limited partnership, were used to repay the equity investors in the original SPEs. After the transaction was completed, the original SPEs were dissolved. The limited partnership has also entered into leases with third-parties unrelated to Merrill Lynch.

         The leases with the limited partnership mature in 2005 and 2006, and each lease has a renewal term to 2008. In addition, Merrill Lynch has entered into guarantees with the limited partnership, whereby if Merrill Lynch does not renew the lease or purchase the assets under its lease at the end of either the initial or the renewal lease term, the underlying assets will be sold to a third party, and Merrill Lynch has guaranteed that the proceeds of such sale will amount to at least 84% of the acquisition cost of the assets. The maximum exposure to Merrill Lynch as a result of this residual value guarantee is approximately $325 million as of December 26, 2003. As of December 26, 2003, the carrying value of the liability on the Consolidated Financial Statements is $34 million. Merrill Lynch’s residual value guarantee does not comprise more than half of the limited partnership’s assets. Merrill Lynch had entered into a similar residual value guarantee with the previous SPEs; the maximum exposure under the previous guarantee was approximately $325 million as of December 27, 2002.

         The limited partnership does not meet the definition of a VIE as defined in FIN 46. Merrill Lynch does not have a partnership or other interest in the limited partnership. Accordingly, Merrill Lynch is not required to consolidate the limited partnership in its financial statements. The leases with the limited partnership are accounted for as operating leases.

         At December 26, 2003, future noncancellable minimum rental commitments under leases with remaining terms exceeding one year, including lease payments to the limited partnerships discussed above are as follows:

(dollars in millions)
	WFC(1)	Other	Total

2004	$179	$345	$524
2005	179	336	515
2006	179	312	491
2007	179	271	450
2008	179	224	403
2009 and thereafter	848	654	1,502
Total	$1,743	$2,142	$3,885

(1) World Financial Center Headquarters.

         The minimum rental commitments shown above have not been reduced by $812 million of minimum sublease rentals to be received in the future under noncancellable subleases. Certain leases contain renewal or purchase options or escalation clauses providing for increased rental payments based upon maintenance, utility, and tax increases.

         Net rent expense for each of the last three years is presented below:

(dollars in millions)
	2003	2002	2001

Rent expense	$531	$538	$651
Sublease revenue	(93)	(92)	(106)
Net rent expense	$438	$446	$545

Guarantees

Merrill Lynch issues various guarantees to counterparties in connection with certain leasing, securitization and other transactions. In addition, Merrill Lynch enters into certain derivative contracts that meet the accounting definition of a guarantee under FIN 45. FIN 45 defines guarantees to include derivative contracts that contingently require a guarantor to make payment to a guaranteed party based on changes in an underlying (such as changes in the value of interest rates, security prices, currency rates, commodity prices, indices, etc.), that relate to an asset, liability or equity security of a guaranteed party. Derivatives that meet the FIN 45 definition of guarantees include certain written options and credit default swaps (contracts that require Merrill Lynch to pay the counterparty the par value of a referenced security if that referenced security defaults). Merrill Lynch does not track, for accounting purposes, whether its clients enter into these derivative contracts for speculative or hedging purposes. Accordingly, Merrill Lynch has disclosed information about all credit default swaps and certain types of written options that can potentially be used by clients to protect against changes in an underlying, regardless of how the contracts are used by the client.

         For certain derivative contracts, such as written interest rate caps and written currency options, the maximum payout could theoretically be unlimited, because, for example, the rise in interest rates or changes in foreign exchange rates could theoretically be unlimited. In addition, Merrill Lynch does not monitor its exposure to derivatives in this manner. As such, rather than including the maximum payout, the notional value of these contracts has been included to provide information about the magnitude of involvement with these types of contracts. However, it should be noted that the notional value is not a reliable indicator of Merrill Lynch’s exposure to these contracts.

         Merrill Lynch records all derivative transactions at fair value on its Consolidated Balance Sheets. As previously noted, Merrill Lynch does not monitor its exposure to derivative contracts in terms of maximum payout. Instead, a risk framework is used to define risk tolerances and establish limits to ensure that certain risk-related losses occur within acceptable, predefined limits. Merrill Lynch economically hedges its exposure to these contracts by entering into a variety of offsetting derivative contracts and security positions. See the Derivatives section of Note 1 for further discussion of risk management of derivatives.

         Merrill Lynch also provides guarantees to SPEs in the form of liquidity facilities, credit default protection and residual value guarantees for equipment leasing entities.

         The liquidity facilities and credit default protection relate primarily to municipal bond securitization SPEs. Merrill Lynch acts as liquidity provider to municipal bond securitization SPEs. Specifically, the holders of beneficial interests issued by these SPEs have the right to tender their interests for purchase by Merrill Lynch on specified dates at a specified price. If the beneficial interests are not successfully remarketed, the holders of beneficial interests are paid from funds drawn under a standby facility issued by Merrill Lynch (or by third-party financial institutions where Merrill Lynch has agreed to reimburse the financial institution if a draw occurs). If the standby facility is drawn, Merrill Lynch may claim the underlying assets held by the SPEs. In general, standby facilities that are not coupled with default protection are not exercisable in the event of a downgrade below investment grade or default of the assets held by the SPEs. In addition as of December 26, 2003, the value of the assets held by the SPE plus any additional collateral pledged to Merrill Lynch exceeds the amount of beneficial interests issued, which provides additional support to Merrill Lynch in the event that the standby facility is drawn. As of December 26, 2003, the value of the municipal bond assets to which Merrill Lynch has recourse in the event of a draw was in aggregate $18.3 billion, which exceeds the maximum payout if the standby facilities are drawn of $13.9 billion in aggregate. However, it should be noted that the assets to which Merrill Lynch has recourse are on a deal-by-deal basis and are not part of a cross-collateralized pool.

         In certain instances, Merrill Lynch also provides default protection in addition to liquidity facilities. Specifically, in the event that an issuer of a municipal bond held by the SPE defaults on any payment of principal and/or interest when due, the payments on the bonds will be made to beneficial interest holders from an irrevocable guarantee by Merrill Lynch (or by third-party financial institutions where Merrill Lynch has agreed to reimburse the financial institution if losses occur). If the default protection is drawn, Merrill Lynch may claim the underlying assets held by the SPEs. As of December 26, 2003, the value of the assets to which Merrill Lynch has recourse in the event that an issuer of a municipal bond held by the SPE defaults on any payment of principal and/or interest when due was $4.1 billion; the maximum payout if an issuer defaults was $3.1 billion. As described in the preceding paragraph, the assets to which Merrill Lynch has recourse are not part of a cross-collateralized pool.

         Further, to protect against declines in the value of the assets held by SPEs for which Merrill Lynch provides either liquidity facilities or default protection, Merrill Lynch economically hedges its exposure through derivative positions that principally offset the risk of loss arising from these guarantees.

         Merrill Lynch also provides residual value guarantees to leasing SPEs where either Merrill Lynch or a third party is the lessee. For transactions where Merrill Lynch is not the lessee, the guarantee provides loss coverage for any shortfalls in the proceeds from asset sales beyond 75–90% of the current book value of the asset to which the guarantee pertains. As of December 26, 2003, the maximum payout on these guarantees is $502 million. Where Merrill Lynch is the lessee, it provides a guarantee that any proceeds from the sale of the assets will amount to at least 84% of the acquisition cost of the assets.

         Merrill Lynch also enters into reimbursement agreements in conjunction with sales of loans originated under its Mortgage 100 SM program. Under this program, borrowers can pledge marketable securities in lieu of making a cash down payment. Upon sale of these mortgage loans, purchasers may require a surety bond that reimburses for certain shortfalls in the borrowers’ securities accounts. Merrill Lynch provides this reimbursement through a financial intermediary. Merrill Lynch requires borrowers to meet daily collateral calls to ensure that the securities pledged as down payment are sufficient at all times. Merrill Lynch believes that its potential for loss under these arrangements is remote. Accordingly, no liability is recorded in the Consolidated Financial Statements.

         In addition, Merrill Lynch makes guarantees to counterparties in the form of standby letters of credit. Merrill Lynch holds marketable securities of $277 million as collateral to secure these guarantees. In addition, standby letters of credit include $89 million of financial guarantees for which Merrill Lynch has recourse to the guaranteed party upon draw down.

         Further, in conjunction with certain principal-protected mutual funds, Merrill Lynch guarantees the return of the initial principal investment at the termination date of the fund. These funds are generally managed based on a formula that requires the fund to hold a combination of general investments and highly liquid risk-free assets that, when combined, will result in the return of principal at the maturity date unless there is a significant market event. At December 26, 2003 Merrill Lynch’s maximum potential exposure to loss with respect to these guarantees is $261 million assuming that the funds are invested exclusively in other general investments (i.e., the funds hold no risk-free assets), and that those other general investments suffer a total loss. As such, this measure significantly overstates Merrill Lynch’s exposure or expected loss at December 26, 2003.

         These guarantees and their expiration are summarized at December 26, 2003 as follows:

(dollars in millions)
	Maximum	Less
	Payout/	than	1 - 3	3+ – 5	Over	Carrying
	Notional	1 year	years	years	5 years	Value

Derivative contracts(1)	$936,089	$305,555	$290,815	$195,530	$144,189	$20,687
Liquidity facilities with SPEs(2)	13,865	12,233	1,632	–	–	63
Liquidity and default facilities with SPEs	3,120	2,024	797	1	298	63
Residual value guarantees(3)(4)	1,768	57	78	344	1,289	42
Standby letters of credit and other performance guarantees(5)	770	397	62	43	268	10

(1)	As noted above, the notional value of derivative contracts is provided rather than the maximum payout amount, although the notional value should not be considered as a substitute for maximum payout.
(2)
Amounts relate primarily to facilities provided to municipal bond securitization SPEs. Includes $2.8 billion of guarantees provided to SPEs by third-party financial institutions where Merrill Lynch has agreed to reimburse the financial institution if losses occur, and has up to one year to fund losses.

(3)	Includes residual value guarantees associated with the Hopewell campus and aircraft leases of $325 million.
(4)	Includes $892 million of reimbursement agreements with the Mortgage 100SM program.
(5)	Includes guarantees related to principal-protected mutual funds.

         In addition to the guarantees described above, Merrill Lynch also provides guarantees to securities clearinghouses and exchanges. Under the standard membership agreement, members are required to guarantee the performance of other members. Under the agreements, if another member becomes unable to satisfy its obligations to the clearinghouse, other members would be required to meet shortfalls. Merrill Lynch’s liability under these arrangements is not quantifiable and could exceed the cash and securities it has posted as collateral. However, the potential for Merrill Lynch to be required to make payments under these arrangements is remote. Accordingly, no liability is carried in the Consolidated Financial Statements for these arrangements.

         In connection with its prime brokerage business, Merrill Lynch provides to counterparties guarantees of the performance of its prime brokerage clients. Under these arrangements, Merrill Lynch stands ready to meet the obligations of its customers with respect to securities transactions. If the customer fails to fulfill its obligation, Merrill Lynch must fulfill the customer’s obligation with the counterparty. Merrill Lynch is secured by the assets in the customer’s account as well as any proceeds received from the securities transaction entered into by Merrill Lynch on behalf of the customer. No contingent liability is carried in the Consolidated Financial Statements for these transactions as the potential for Merrill Lynch to be required to make payments under these arrangements is remote.

         In connection with its securities clearing business, Merrill Lynch performs securities execution, clearance and settlement services on behalf of other broker-dealer clients for whom it commits to settle, with the applicable clearinghouse, trades submitted for or by such clients; trades are submitted either individually, in groups or series or, if specific arrangements are made with a particular clearinghouse and client, all transactions with such clearing entity by such client. Merrill Lynch’s liability under these arrangements is not quantifiable and could exceed any cash deposit made by a client. However, the potential for Merrill Lynch to be required to make unreimbursed payments under these arrangements is remote due to the contractual capital requirements associated with clients’ activity and the regular review of clients’ capital. Accordingly, no liability is carried in the Consolidated Financial Statements for these transactions.

         In connection with certain European mergers and acquisition transactions, Merrill Lynch, in its capacity as financial adviser, in some cases may be required by law to provide a guarantee that the acquiring entity has or can obtain or issue sufficient funds or securities to complete the transaction. These arrangements are short-term in nature, extending from the commencement of the offer through the termination or closing. Where guarantees are required or implied by law, Merrill Lynch engages in a credit review of the acquirer, obtains indemnification and requests other contractual protections where appropriate. Merrill Lynch’s maximum liability equals the required funding for each transaction and varies throughout the year depending upon the size and number of open transactions. Based on the review procedures performed, management believes the likelihood of being required to pay under these arrangements is remote. Accordingly, no liability is recorded in the Consolidated Financial Statements for these transactions.

         In the course of its business, Merrill Lynch routinely indemnifies investors for certain taxes, including U.S. and foreign withholding taxes on interest and other payments made on securities, swaps and other derivatives. These additional payments would be required upon a change in law or interpretation thereof. Merrill Lynch’s maximum exposure under these indemnifications is not quantifiable. Merrill Lynch believes that the potential for such an adverse change is remote. As such, no liability is recorded in the Consolidated Financial Statements.

         In connection with certain asset sales and securitization transactions, Merrill Lynch typically makes representations and warranties about the underlying assets conforming to specified guidelines. If the underlying assets do not conform to the specifications, Merrill Lynch may have an obligation to repurchase the assets or indemnify the purchaser against any loss. To the extent these assets were originated by others and purchased by Merrill Lynch, Merrill Lynch seeks to obtain appropriate representations and warranties in connection with its acquisition of the assets. Merrill Lynch believes that the potential for loss under these arrangements is remote. Accordingly, no liability is carried in the Consolidated Financial Statements for these arrangements.

         In connection with divestiture transactions, (for example, the integration of MLHSBC into HSBC and the sale of the GPC business in Canada), Merrill Lynch provides an indemnity to the purchaser, which will fully compensate the purchaser for any unknown liens or liabilities (e.g., tax liabilities) that relate to prior periods but are not discovered until after the transaction is closed. Merrill Lynch’s maximum liability under these indemnifications cannot be quantified. However, Merrill Lynch believes that the likelihood of being required to pay is remote given the level of due diligence performed prior to the close of the transactions. Accordingly, no liability is recorded in the Consolidated Financial Statements for these indemnifications.

Note 14. Employee Benefit Plans

Merrill Lynch provides retirement and other postemployment benefits to its employees worldwide through defined contribution and defined benefit pension plans and other postretirement benefit plans. These plans vary based on the country and local practices. Merrill Lynch reserves the right to amend or terminate these plans at any time.

         Merrill Lynch’s measurement date for both its defined benefit pension and other postretirement benefit plans is September quarter-end.

Defined Contribution Plans

The U.S. defined contribution plans consist of the Retirement Accumulation Plan (“RAP”), the Employee Stock Ownership Plan (“ESOP”), and the 401(k) Savings & Investment Plan (“401(k)”). The RAP and ESOP cover substantially all U.S. employees who have met the service requirement. There is no service requirement for employee deferrals in the 401(k). However, there is a service requirement for an employee to receive corporate contributions in the 401(k).

         Merrill Lynch established the RAP and the ESOP, collectively known as the “Retirement Program,” for the benefit of employees with a minimum of one year of service. A notional retirement account is maintained for each participant. The RAP contributions are employer-funded based on compensation and years of service. Under the RAP, employees are given the opportunity to invest their retirement savings in a number of different investment alternatives. Under the ESOP, all retirement savings are in ML & Co. common stock, until employees have five years of service after which they have the ability to diversify.

         On July 17, 2001 Merrill Lynch merged the assets of the Herzog ESOP with the Merrill Lynch ESOP. Merrill Lynch allocates ESOP shares of Merrill Lynch stock to all participants of the ESOP as principal is repaid. Beginning in 2004, these allocations will be made on an annual basis. ESOP shares are considered to be either allocated (contributed to participants’ accounts), committed (scheduled to be contributed at a specified future date but not yet released), or unallocated (not committed or allocated). Share information at December 26, 2003 is as follows:

Unallocated shares as of December 27, 2002	928,674
Release of escrow shares	1,300
Shares allocated/committed(1)	(161,863)

Unallocated shares as of December 26, 2003	768,111

(1) Excluding forfeited shares.

         Additional information on ESOP activity follows:

(dollars in millions)
	2003	2002	2001

Compensation costs funded with ESOP shares	$9	$17	$8
Dividends used for debt service	1	1	–

         Employees can participate in the 401(k) by contributing, on a tax-deferred basis, a certain percentage of their eligible compensation, up to 25% in 2003, and up to 15% in years prior, but not more than the maximum annual amount allowed by law. Employees are given the opportunity to invest their 401(k) contributions in a number of different investment alternatives including ML & Co. common stock. Merrill Lynch’s contributions are made in cash, and are equal to one-half of the first 6% of each participant’s eligible compensation contributed to the 401(k), up to a maximum of two thousand dollars annually. No corporate contributions are made for participants who are also Employee Stock Purchase Plan participants (see Note 15 to the Consolidated Financial Statements). This restriction was removed effective January 1, 2004.

         Merrill Lynch also sponsors various non-U.S. defined contribution plans. The costs of benefits under the RAP, 401(k), and non-U.S. plans are expensed during the related service period.

Defined Benefit Pension Plans

Merrill Lynch has purchased a group annuity contract that guarantees the payment of benefits vested under a U.S. defined benefit plan that was terminated in accordance with the applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). At year-end 2003 and 2002, a substantial portion of the assets supporting the annuity contract was invested in U.S. Government and agencies securities. Merrill Lynch, under a supplemental agreement, may be responsible for, or benefit from, actual experience and investment performance of the annuity assets. Merrill Lynch also maintains supplemental defined benefit plans for certain U.S. employees.

         Employees of certain non-U.S. subsidiaries participate in various local defined benefit plans. These plans provide benefits that are generally based on years of credited service and a percentage of the employee’s eligible compensation during the final years of employment. Merrill Lynch’s funding policy has been to contribute annually the amount necessary to satisfy local funding standards.

         The following table provides a summary of the changes in the plans’ benefit obligations, assets, and funded status for the twelve-month periods ended September 26, 2003 and September 27, 2002 and the amounts recognized in the Consolidated Balance Sheets at year-end 2003 and 2002:

(dollars in millions)
	2003	2002

Projected benefit obligations
Balance, beginning of year	$2,425	$2,014
Service cost	43	45
Interest cost	143	140
Net actuarial loss	180	282
Benefits paid	(128)	(127)
Foreign exchange and other	87	71
Balance, end of period	2,750	2,425
Fair value of plan assets
Balance, beginning of year	2,741	2,500
Actual return on plan assets	134	273
Contributions	53	51
Benefits paid	(128)	(127)
Foreign exchange and other	45	44
Balance, end of period	2,845	2,741
Funded status	95	316
Unrecognized net actuarial losses (gains)	136	(77)
Fourth-quarter activity, net	29	16
Net amount recognized	$260	$255
Assets	$313	$290
Liabilities	(269)	(213)
Accumulated other comprehensive loss ($150 million and $125 million, net of tax in 2003 and 2002)	216	178
Net amount recognized	$260	$255

         The accumulated benefit obligation for all defined benefit pension plans was $2,646 million and $2,298 million at September 26, 2003 and September 27, 2002.

         The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $937 million, $856 million, and $540 million, respectively, as of September 26, 2003, and $838 million, $711 million, and $488 million, respectively, as of September 27, 2002. These plans primarily represent U.S. supplemental plans not subject to ERISA or non-U.S. plans where funding strategies vary due to legal requirements and local practices.

         The increase in accumulated other comprehensive loss in 2003 resulted from the recognition of an additional minimum pension liability in 2003 of $38 million ($25 million, net of tax), primarily related to the U.K. pension plan. The unfunded accumulated benefit obligation of this plan increased in value due to a decline in the market value of assets, combined with a reduction in the interest rate used for discounting the benefit obligation.

         The weighted average assumptions used in calculating the projected benefit obligation at September 26, 2003 and September 27, 2002 are as follows:

	2003	2002

Discount rate	5.6%	6.2%
Rate of compensation increase	4.1	4.3

         The weighted average assumptions used in calculating the net periodic benefit cost for the years ended September 26, 2003 and September 27, 2002 are as follows:

	2003	2002

Discount rate	6.2%	6.7%
Rate of compensation increase	4.1	4.3
Expected long-term return on plan assets	5.0	6.0

         The expected long-term rate of return on plan assets reflects the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation. The U.S. tax-qualified plan, which represents approximately 78% of Merrill Lynch’s total plan assets as of September 26, 2003, is 100% invested in a group annuity contract which is currently 100% invested in fixed income securities. The expected long-term rate of return on plan assets for the U.S. tax-qualified plan is based on the portfolio yield at the beginning of each fiscal year. The U.K. plan, which represents approximately 16% of Merrill Lynch’s total plan assets as of September 26, 2003, is currently invested in 79% equity securities, 15% debt securities and 6% real estate. The expected long-term rate of return on plan assets was calculated by the plan actuary and reflects estimates of the expected returns on different asset classes held by the plan in light of prevailing economic conditions at the beginning of the fiscal year.

         Pension cost for the years ended 2003, 2002, and 2001 included the following components:

(dollars in millions)
	2003	2002	2001

Defined contribution plan cost	$201	$222	$256
Defined benefit plans
Service cost for benefits earned during the year	43	45	43
Interest cost on projected benefit obligations	143	140	129
Expected return on plan assets	(137)	(152)	(157)
Amortization of unrecognized items and other	3	6	(9)
Total defined benefit plan cost	52	39	6
Total pension cost	$253	$261	$262

         The pension plan weighted-average asset allocations at September 26, 2003 and September 27, 2002, by asset category are as follows:

Asset Category	2003	2002

Debt securities	84%	89%
Equity securities	15	10
Real estate and other	1	1
Total	100%	100%

         Assets and liabilities of the U.S. tax-qualified plan are dollar duration matched, such that the assets are expected to mature within one half year of the time when liabilities come due. The asset portfolio’s investment objective calls for a concentration in fixed income securities, the majority of which have an investment grade rating.

         For the U.K. plan, the target asset allocation is 80% equity securities, 15% debt securities and 5% real estate.

         Merrill Lynch currently expects to contribute $57 million to its pension plans in 2004.

Postretirement Benefits Other Than Pensions

Merrill Lynch provides health insurance benefits to retired employees under a plan that covers substantially all U.S. employees who have met age and service requirements. The health care coverage is contributory, with certain retiree contributions adjusted periodically. Non-contributory life insurance was offered to employees prior to February 1, 2000. The accounting for costs of health care benefits anticipates future changes in cost-sharing provisions. Merrill Lynch pays premiums and claims as incurred. Full-time employees of Merrill Lynch become eligible for these benefits upon attainment of age 55 and completion of ten years of service. Merrill Lynch also sponsors similar plans that provide health care benefits to retired employees of certain non-U.S. subsidiaries. As of December 26, 2003, none of these plans had been funded.

         The following table provides a summary of the changes in the plans’ benefit obligations, assets, and funded status for the twelve-month periods ended September 26, 2003 and September 27, 2002, and the amounts recognized in the Consolidated Balance Sheets at year-end 2003 and 2002:

(dollars in millions)
	2003	2002

Accumulated benefit obligations
Balance, beginning of year	$398	$260
Service cost	15	10
Interest cost	32	23
Net actuarial loss	96	116
Benefits paid	(18)	(17)
Other	2	6
Balance, end of period	525	398
Fair value of plan assets
Balance, beginning of year	–	–
Contributions	18	17
Benefits paid	(18)	(17)
Balance, end of period	–	–
Funded status	(525)	(398)
Unrecognized net actuarial losses	195	110
Unrecognized prior service cost	2	3
Fourth quarter activity, net	5	4
Accrued benefit liabilities	$(323)	$(281)

         The weighted average assumptions used in calculating the postretirement accumulated benefit obligations at September 26, 2003 and September 27, 2002 are as follows:

	2003	2002

Discount rate	6.0%	6.5%
Health care cost trend rates(1)
Initial	12.9	10.8
Long-term	5.0	5.0

(1) Assumed to decrease gradually through 2015 in 2003 and 2012 in 2002, and remain constant thereafter.

         The weighted average assumptions used in calculating the net periodic benefit cost for the years ended September 26, 2003 and September 27, 2002 are as follows:

	2003	2002

Discount rate	6.5%	7.0%
Health care cost trend rates(1)
Initial	12.8	10.8
Long-term	5.0	5.0

(1) Assumed to decrease gradually through 2015 in 2003 and 2012 in 2002, and remain constant thereafter.

         Other postretirement benefits cost included the following components:

(dollars in millions)
	2003	2002	2001

Service cost	$15	$10	$8
Interest cost	32	23	16
Other	11	7	8
Total other postretirement benefits cost	$58	$40	$32

         The assumed health care cost trend rate has a significant effect on the amounts reported for the postretirement health care plans. A one-percent change in the assumed health care cost trend rate would have the following effects:

(dollars in millions)
	1% Increase		1% Decrease
	2003	2002	2003	2002

Effect on:
Other postretirement benefits cost	$8	$6	$(7)	$(5)
Accumulated benefit obligation	90	68	(70)	(55)

         Merrill Lynch currently expects to contribute $19 million to its postretirement benefit plans in 2004.

Postemployment Benefits

Merrill Lynch provides certain postemployment benefits for employees on extended leave due to injury or illness and for terminated employees. Employees who are disabled due to non-work-related illness or injury are entitled to disability income, medical coverage, and life insurance. Merrill Lynch also provides severance benefits to terminated employees. In addition, Merrill Lynch is mandated by U.S. state and federal regulations to provide certain other postemployment benefits. Merrill Lynch funds these benefits through a combination of self-insured and insured plans.

         Merrill Lynch recognized $285 million, $358 million, and $298 million in 2003, 2002, and 2001, respectively, of postemployment benefits expense, which included severance costs for terminated employees of $253 million, $323 million, and $281 million in 2003, 2002, and 2001, respectively. The 2001 severance costs exclude costs related to the restructuring and other charges recorded in the fourth quarter of 2001. See Note 3 to the Consolidated Financial Statements for additional information. Although all full-time employees are eligible for severance benefits, no additional amounts were accrued as of December 26, 2003 since future severance costs are not estimable.

Note 15. Employee Incentive Plans

To align the interests of employees with those of stockholders, Merrill Lynch sponsors several employee compensation plans that provide eligible employees with stock or options to purchase stock. The total pre-tax compensation cost recognized in earnings for stock-based compensation plans for 2003, 2002, and 2001 was $996 million, $2,071 million, and $2,148 million, respectively. The 2001 costs exclude restructuring-related costs discussed in Note 3 to the Consolidated Financial Statements. Merrill Lynch also sponsors deferred cash compensation plans and award programs for eligible employees.

Long-Term Incentive Compensation Plans (“LTIC Plans”) Employee Stock Compensation Plan (“ESCP”) and Equity Capital Accumulation Plan (“ECAP”)

LTIC Plans, ESCP and ECAP provide for grants of equity and equity-related instruments to certain employees. LTIC Plans consist of the Long-Term Incentive Compensation Plan, a shareholder approved plan used for grants to executive officers, and the Long-Term Incentive Compensation Plan for Managers and Producers, a broad-based plan which was approved by the Board of Directors, but has not been shareholder approved. ESCP, a broad-based plan approved by shareholders in 2003, had 75 million shares authorized and available for issuance at December 26, 2003. LTIC Plans and ESCP provide for the issuance of Restricted Shares, Restricted Units, and Non-qualified Stock Options, as well as Incentive Stock Options, Performance Shares, Performance Units, Performance Options, Stock Appreciation Rights, and other securities of Merrill Lynch. ECAP, a shareholder-approved plan, provides for the issuance of Restricted Shares, as well as Performance Shares. All plans under LTIC, ESCP and ECAP may be satisfied using either treasury or newly issued shares. As of December 26, 2003, no instruments other than Restricted Shares, Restricted Units, Non-qualified Stock Options, and Performance Options had been granted. Beginning in 2004, Merrill Lynch also granted eligible employees Stock Appreciation Rights.

Restricted Shares and Units

Restricted Shares are shares of ML & Co. common stock carrying voting and dividend rights. A Restricted Unit is deemed equivalent in fair market value to one share of common stock. Substantially all awards are settled in shares of common stock. Recipients of Restricted Unit awards receive cash payments equivalent to dividends. Under these plans, such shares and units are restricted from sale, transfer, or assignment until the end of the restricted period. Such shares and units are subject to forfeiture during the vesting period, for grants under LTIC Plans, or the restricted period for grants under ECAP. Restricted share and unit grants made prior to 2003 generally cliff vest in three years. Restricted share and unit grants made in 2003 and 2004 will generally cliff vest in four years.

         In January 2003, 18,656,866 Restricted Units were converted to Restricted Shares; no change was made to the remaining vesting periods and the restricted periods were removed. Further, in 2003, 16,049,636 Restricted Units were released as a result of the early removal of the restricted period. The activity for Restricted Shares and Units under these plans during 2003 and 2002 follows:

	LTIC Plans		ECAP
	Restricted	Restricted	Restricted
	Shares	Units	Shares

Authorized for issuance at:
December 26, 2003	660,000,000	N/A	104,800,000
December 27, 2002	660,000,000	N/A	104,800,000

Available for issuance at:(1)
December 26, 2003	81,044,822	N/A	10,843,278
December 27, 2002	109,612,528	N/A	10,827,789

Outstanding, end of 2001	12,457,371	34,947,273	376,078
Granted - 2002	1,805,409	13,518,586	8,065
Paid, forfeited, or released from contingencies	(6,634,632)	(5,664,532)	(254,493)
Outstanding, end of 2002	7,628,148	42,801,327	129,650
Granted - 2003	14,752,807	1,901,446	8,946
Unit to share conversion	18,656,866	(18,656,866)	—
Paid, forfeited, or released from contingencies	(7,209,193)	(18,825,452)	(99,537)
Outstanding, end of 2003(2)	33,828,628	7,220,455	39,059

(1)	Includes shares reserved for issuance upon the exercise of stock options.
(2)	In January 2004, 10,997,449 and 1,762,532 Restricted Shares and Restricted Units under LTIC plans, respectively, were granted to eligible employees.

         The weighted-average fair value per share or unit for 2003, 2002, and 2001 grants follows:

	2003	2002	2001

LTIC Plans
Restricted Shares	$ 36.69	$ 50.31	$ 75.76
Restricted Units	37.18	52.98	74.52
ECAP Restricted Shares	53.65	48.81	60.51

         Merrill Lynch sponsors other plans similar to LTIC Plans in which restricted shares are granted to employees and non-employee directors. At year-end 2003 and 2002, 3,800,000 restricted shares were authorized for issuance under these plans. A total of 88,657 and 127,195 shares were outstanding under these plans at year-end 2003 and 2002, respectively.

Non-qualified Stock Options
Non-qualified Stock Options granted under LTIC Plans in 1994 and 1995 generally became exercisable over four years in equal installments commencing one year after the date of grant. Options granted in 1996 through 2000 generally are exercisable over five years; options granted in 2001 and 2002 became exercisable after approximately six months. New option grants made in 2003 and 2004 generally become exercisable over four years. The exercise price of these options is equal to 100% of the fair market value (as defined in LTIC Plans) of a share of ML & Co. common stock on the date of grant. Non-qualified Stock Options expire ten years after their grant date.

         The activity for Non-qualified Stock Options under LTIC Plans for 2003, 2002, and 2001 follows:

		Weighted-
	Options	Average
	Outstanding	Exercise Price

Outstanding, beginning of 2001	187,055,223	$ 27.48
Granted — 2001	35,136,631	76.49
Exercised	(23,558,452)	17.19
Forfeited	(4,182,983)	38.69
Outstanding, end of 2001	194,450,419	37.36
Granted — 2002	45,373,396	53.76
Exercised	(14,874,865)	14.78
Forfeited	(3,060,806)	49.26
Outstanding, end of 2002	221,888,144	42.07
Granted — 2003	23,188,910	36.15
Exercised	(26,988,687)	20.41
Forfeited	(1,943,844)	36.70
Outstanding, end of 2003(1)	216,144,523	44.20

(1)	In January 2004, 9,561,879 Non-qualified Stock Options and Stock Appreciation Rights were granted to eligible employees.

         At year-end 2003, 2002, and 2001, options exercisable under LTIC Plans were 176,168,602, 190,264,151, and 126,979,165, respectively.

         The table below summarizes information related to outstanding and exercisable options at year-end 2003:

	Options Outstanding			Options Exercisable
		Weighted-	Weighted-		Weighted-
		Average	Average		Average
Exercise	Number	Exercise	Remaining	Number	Exercise
Price	Outstanding	Price	Life (Years)(1)	Exercisable	Price

$ 8.00 – $31.99	43,436,084	$ 20.54	2.78	43,436,084	$ 20.54
$32.00 – $37.99	60,132,628	36.14	6.57	34,925,910	36.14
$38.00 – $50.99	35,485,566	43.70	6.12	21,236,670	43.75
$51.00 – $60.99	43,727,866	53.76	8.09	43,418,582	53.75
$61.00 – $77.99	33,362,379	77.51	7.08	33,151,356	77.55

(1)	Based on original contractual life of ten years.

         The weighted-average fair value of options granted in 2003, 2002, and 2001 was $13.55, $22.44, and $31.80 per option, respectively. Fair value is estimated as of the grant date based on a Black-Scholes option pricing model using the following weighted-average assumptions:

	2003	2002	2001

Risk-free interest rate	2.86%	4.61%	5.05%
Expected life	5 yrs.	5 yrs.	5 yrs.
Expected volatility	46.41%	45.88%	42.84%
Dividend yield	1.77%	1.19%	0.84%

Employee Stock Purchase Plans (“ESPP”)
The ESPP, which is shareholder approved, allows eligible employees to invest from 1% to 10% of their eligible compensation to purchase ML & Co. common stock at a price generally equal to 85% of its fair market value. The maximum annual purchase is $21,250. The 15% discount has been eliminated effective January 10, 2004. These purchases are made on four quarterly investment dates through payroll deductions. Up to 100,600,000 shares of common stock have been authorized for issuance under ESPP. The activity in ESPP during 2003, 2002, and 2001 follows:

	2003	2002	2001

Available, beginning of year	26,918,962	29,425,067	6,518,168
Authorized during year	–	–	25,000,000
Purchased through plan	(1,987,053)	(2,506,105)	(2,093,101)
Available, end of year	24,931,909	26,918,962	29,425,067

         The weighted-average fair value of ESPP stock purchase rights exercised by employees in 2003, 2002, and 2001 was $6.69, $6.35, and $8.78 per right, respectively.

Financial Advisor Capital Accumulation Award Plans (“FACAAP”)
Under FACAAP, eligible employees in GPC are granted awards generally based upon their prior year’s performance. Payment for an award is contingent upon continued employment for a period of time and is subject to forfeiture during that period. Awards granted in 2003 are generally payable eight years from the date of grant in a fixed number of shares of ML & Co. common stock. For outstanding awards granted prior to 2003, payment is generally made ten years from the date of grant in a fixed number of shares of ML & Co. common stock unless the fair market value of such shares is less than a specified minimum value plus interest, in which case the minimum value plus interest is paid in cash. Eligible participants may defer awards beyond the scheduled payment date. Only shares of common stock held as treasury stock may be issued under FACAAP. FACAAP, which was approved by the Board of Directors, has not been shareholder approved.

         At December 26, 2003, shares subject to outstanding awards totaled 44,668,824 while 22,087,047 shares were available for issuance through future awards. The weighted-average fair value of awards granted under FACAAP during 2003, 2002, and 2001 was $38.78, $52.67, and $64.70 per award, respectively.

Other Compensation Arrangements
To give employees flexibility in meeting their future income needs, Merrill Lynch sponsors deferred compensation plans in which employees who meet certain minimum compensation requirements may participate. Contributions to the plans are made on a tax-deferred basis by participants. Participants’ returns on these contributions may be indexed to various Merrill Lynch mutual funds and other funds, including certain company-sponsored investment vehicles that qualify as employee securities companies.

         Merrill Lynch also sponsors several cash-based employee award programs, under which certain employees are eligible to receive future cash compensation, generally upon fulfillment of the vesting criteria for the particular program.

         When appropriate, Merrill Lynch maintains various assets as an economic hedge of its liabilities to participants under the deferred compensation plans and award programs. These assets and the payables accrued by Merrill Lynch under the various plans and grants are included on the Consolidated Balance Sheets. Such assets totaled $1.8 billion and $1.9 billion, at December 26, 2003 and December 27, 2002, respectively. Accrued liabilities at year-end 2003 and 2002 were $1.3 billion and $1.2 billion, respectively.

Note 16. Income Taxes

Income tax provisions (benefits) on earnings consisted of:

(dollars in millions)
	2003	2002	2001

U.S. federal
Current	$821	$485	$921
Deferred	285	(128)	(881)
U.S. state and local
Current	5	68	34
Deferred	48	(19)	(143)
Non-U.S.
Current	197	402	390
Deferred	28	(203)	(220)
Total	$1,384	$605	$101

         The corporate statutory U.S. federal tax rate was 35% for the three years presented. A reconciliation of statutory U.S. federal income taxes to Merrill Lynch’s income tax provisions for earnings follows:

(dollars in millions)
	2003	2002	2001

U.S. federal income tax at statutory rate	$ 1,826	$ 810	$ (82)
U.S. state and local income taxes, net	34	32	(72)
Non-U.S. operations	(232)	6	25
Tax-exempt interest	(148)	(127)	(90)
Dividends received deduction	(17)	(13)	(29)
Valuation allowance	(66)	(64)	334
MLHSBC joint venture exit(1)	–	(81)	–
Other	(13)	42	15
Income tax expense	$ 1,384	$ 605	$ 101

(1) Refer to Note 3 for information on MLHSBC joint venture.

         The 2003 and 2002 effective tax rates reflect net benefits of $220 million and $77 million, respectively, related to changes in estimates for prior years, and settlements with various tax authorities.

         Deferred income taxes are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the Consolidated Balance Sheets. These temporary differences result in taxable or deductible amounts in future years. Details of Merrill Lynch’s deferred tax assets and liabilities follow:

(dollars in millions)
	2003	2002	2001

Deferred tax assets
Deferred compensation	$2,667	$2,826	$2,078
Valuation and other reserves	702	595	843
Employee benefits	139	148	124
Restructuring related	140	188	616
Other	973	877	790
Gross deferred tax assets	4,621	4,634	4,451
Valuation allowances	(315)	(330)	(394)
Total deferred tax assets	4,306	4,304	4,057
Deferred tax liabilities
Lease transactions	66	93	178
Employee benefits	(25)	107	90
Other	520	409	467
Total deferred tax liabilities	561	609	735
Net deferred tax assets	$ 3,745	$ 3,695	$ 3,322

         At December 26, 2003, Merrill Lynch had U.S. net operating loss carryforwards of approximately $1,911 million and non-U.S. net operating loss carryforwards of $823 million. The U.S. amounts are primarily state carryforwards expiring in various years after 2007. The non-U.S. amounts are primarily Japan carryforwards expiring in various years after 2003. Merrill Lynch also had approximately $31 million of state tax credit carryforwards expiring in various years after 2005.

         The valuation allowance in 2003 decreased primarily due to utilization against earnings in Japan.

         Income tax benefits of $370 million, $178 million, and $750 million, were allocated to stockholders’ equity related to employee stock compensation transactions for 2003, 2002, and 2001, respectively.

         Cumulative undistributed earnings of non-U.S. subsidiaries were approximately $5.9 billion at December 26, 2003. No deferred U.S. federal income taxes have been provided for the undistributed earnings to the extent that they are permanently reinvested in Merrill Lynch’s non-U.S. operations. It is not practical to determine the amount of additional tax that may be payable in the event these earnings are repatriated.

Note 17. Regulatory Requirements and Dividend Restrictions

The amounts reported herein are as reported in the applicable periods and have not been revised to give effect to retroactive restatement adjustments made for stock option expensing.

Certain U.S. and non-U.S. subsidiaries are subject to various securities, banking, and insurance regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. Merrill Lynch’s principal regulated subsidiaries are discussed below.

Securities Regulation
MLPF&S, a U.S. registered broker-dealer and futures commission merchant, is subject to the net capital requirements of Rule 15c3-1 under the Securities Exchange Act of 1934 and capital requirements of the Commodities Futures Trading Commission (“CFTC”). Under the alternative method permitted by Rule 15c3-1, the minimum required net capital, as defined, shall not be less than 2% of aggregate debit items (“ADI”) arising from customer transactions. The CFTC also requires that minimum net capital should not be less than 4% of segregated and secured requirements. At December 26, 2003, MLPF&S’s regulatory net capital of $2,704 million was approximately 19% of ADI, and its regulatory net capital in excess of the minimum required was $2,419 million at 2% of ADI.

         MLI, a U.K. regulated investment firm, is subject to capital requirements of the Financial Services Authority (“FSA”). Financial resources, as defined, must exceed the total financial resources requirement of the FSA. At December 26, 2003, MLI’s financial resources were $5,753 million, exceeding the minimum requirement by $920 million.

         MLGSI, a primary dealer in U.S. Government securities, is subject to the capital adequacy requirements of the Government Securities Act of 1986. This rule requires dealers to maintain liquid capital in excess of market and credit risk, as defined, by 20% (a 1.2-to-1 capital-to-risk standard). At December 26, 2003, MLGSI’s liquid capital of $2,031 million was 248% of its total market and credit risk, and liquid capital in excess of the minimum required was $1,046 million.

Banking Regulation
Two subsidiaries of ML & Co., MLBUSA and MLB&T, are required to maintain capital levels that at least equal minimum capital levels specified in federal banking laws and regulations. Failure to meet the minimum levels will result in certain mandatory, and possibly additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the banks. The capital levels, defined as the Tier 1 leverage ratio, the Tier 1 risk-based ratio, and the Total risk-based capital ratio, are calculated as (i) Tier 1 Capital or Total Capital to (ii) average assets or risk-weighted assets. MLBUSA and MLB&T each exceed the minimum bank regulatory requirement for classification as a well-capitalized bank for the Tier 1 leverage ratio — 5%, the Tier 1 risk-based capital ratio — 6% and the Total risk-based capital ratio — 10%. The following table presents the actual capital ratios and amounts for MLBUSA and MLB&T at December 26, 2003 and December 27, 2002.

(dollars in millions)
	2003		2002
	Actual		Actual
	Ratio	Amount	Ratio	Amount

Tier 1 leverage (to average assets)
MLBUSA	6.47%	$ 4,480	5.35%	$ 3,740
MLB&T	6.00	857	5.42	848
Tier 1 capital (to risk-weighted assets)
MLBUSA	10.73	4,480	11.48	3,740
MLB&T	19.18	857	20.53	848
Total capital (to risk-weighted assets)
MLBUSA	11.28	4,706	12.04	3,924
MLB&T	19.20	858	20.54	848

         MLCMB, an Ireland-based regulated bank, is subject to the capital requirements of the Irish Financial Services Regulatory Authority. The Bank is required to meet minimum regulatory capital requirements under EU banking law. The minimum capital level is defined as a Risk Asset Ratio of 8%. At December 26, 2003, MLCMB’s capital ratio was 11.20% and its financial resources, as defined, were $1,606 million.

         MLIB, a U.K. regulated bank, is subject to the capital requirements of the FSA. MLIB’s overall individual consolidated capital ratio, which is above the minimum capital requirements established by the FSA, was 12.61% as of December 26, 2003 and its consolidated capital base was $1,932 million.

Insurance Regulation
Merrill Lynch’s insurance subsidiaries are subject to various regulatory restrictions that limit the amount available for distribution as dividends. At December 26, 2003, $730 million, representing 82% of the insurance subsidiaries’ net assets, was unavailable for distribution to Merrill Lynch.

Other
Approximately 60 other subsidiaries are subject to regulatory and other requirements of the jurisdictions in which they operate. These regulatory restrictions may impose regulatory capital requirements and limit the amounts that these subsidiaries can pay in dividends or advance to Merrill Lynch. At December 26, 2003, restricted net assets of these subsidiaries were $1.6 billion.

         With the exception of regulatory restrictions on subsidiaries’ abilities to pay dividends, there are no restrictions on ML & Co.’s present ability to pay dividends on common stock, other than ML & Co.’s obligation to make payments on its preferred stock and TOPrSSM, and the governing provisions of the Delaware General Corporation Law.

Supplemental Financial Information (unaudited)

Quarterly Information

The unaudited quarterly results of operations of Merrill Lynch for 2003 and 2002 are prepared in conformity with U.S. generally accepted accounting principles, which include industry practices, and reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented. Results of any interim period are not necessarily indicative of results for a full year.

(dollars in millions, except per share amounts)
	For the Quarter Ended
	Dec. 26,	Sept.	June	Mar. 28,	Dec.	Sept.	June	Mar.
	2003(a)	26,	27,	2003	27,	27,	28,	29,
		2003(b)	2003(c)		2002(d)	2002(e)	2002(f)	2002

Total Revenues	$6,682	$6,866	$7,301	$6,932	$6,507	$6,892	$7,343	$7,566
Interest Expense	1,807	1,851	2,032	2,128	2,330	2,554	2,456	2,532
Net Revenues	4,875	5,015	5,269	4,804	4,177	4,338	4,887	5,034
Non-Interest Expenses	3,320	3,609	3,921	3,895	3,529	3,540	4,531	4,521
Earnings Before Income Taxes	1,555	1,406	1,348	909	648	798	356	513
Income Tax Expense	344	403	371	266	140	238	73	154
Net Earnings	$ 1,211	$ 1,003	$ 977	$ 643	$ 508	$ 560	$ 283	$ 359
Earnings Per Common Share:
Basic	$ 1.32	$ 1.10	$ 1.08	$ 0.71	$ 0.58	$ 0.64	$ 0.32	$ 0.41
Diluted	$ 1.19	$ 1.00	$ 1.00	$ 0.67	$ 0.53	$ 0.59	$ 0.29	$ 0.37

(a) Includes after-tax net recoveries related to September 11 of $42 million and net benefits from restructuring and other charges of $3 million.
(b) Includes after-tax net recoveries related to September 11 of $13 million.
(c) Includes after-tax net recoveries related to September 11 of $36 million.
(d) Includes after-tax research settlement-related expenses of $129 million, net recoveries related to September 11 of $12 million, and net benefits from restructuring and other charges of $41 million.
(e) Includes after-tax net recoveries related to September 11 of $114 million and net restructuring benefits of $1 million.
(f) Includes after-tax research settlement-related expenses of $78 million.

Dividends Per Common Share

(declared and paid)
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

2003	$ .16	$ .16	$ .16	$ .16
2002	.16	.16	.16	.16

         With the exception of regulatory restrictions on subsidiaries’ abilities to pay dividends, there are no restrictions on ML & Co.’s present ability to pay dividends on common stock, other than ML & Co.’s obligation to make payments on its preferred stock and TOPrSSM, and the governing provisions of the Delaware General Corporation Law. Certain subsidiaries’ ability to declare dividends may also be limited. See Note 17 to the Consolidated Financial Statements.

Stockholder Information

Consolidated Transaction Reporting System prices for ML & Co. common stock for the specified calendar quarters are noted below.

(at calendar period-end)
	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter
	High	Low	High	Low	High	Low	High	Low

2003	$ 43.75	$ 30.75	$ 49.20	$ 35.30	$ 57.50	$ 45.83	$ 60.47	$ 53.85
2002	59.32	44.15	55.20	36.50	40.71	30.99	44.91	28.21

         The approximate number of holders of record of ML & Co. common stock as of February 24, 2004 was 19,620. As of February 24, 2004, the closing price of ML & Co. common stock as reported on the Consolidated Transaction Reporting System was $60.75.